Exhibit 10.1
Execution Version
SECURITIES PURCHASE AGREEMENT
by and among

IRIDIUM MONITOR HOLDINGS LLC,
IRIDIUM SATELLITE LLC,
AIREON HOLDINGS LLC,
NAV CANADA,
THE IRISH AIR NAVIGATION SERVICE,
ENAV S.P.A,
NAVIAIR SURVEILLANCE A/S,
NATS (SERVICES) LIMITED,

and

THE BLOCKERS,

Dated as of May 13, 2026

Page
ARTICLE I PURCHASE AND SALE OF SECURITIES     1
1.1    Purchase and Sale of Securities    1
1.2    Purchase Price    2
1.3    Blocker Indebtedness    2
1.4    The Closing    3
1.5    Tax Withholding    5
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY    5
2.1    Organization    5
2.2    Authority    6
2.3    Capitalization    6
2.4    No Approvals; No Conflicts    7
2.5    Financial Statements    7
2.6    Absence of Certain Changes or Events    8
2.7    Property    9
2.8    Labor and Employment Matters    10
2.9    Employee Benefit Plans    12
2.10    Intellectual Property    14
2.11    Contracts    22
2.12    Claims and Orders.    24
2.13    Licenses; Compliance with Laws.    25
2.14    Taxes    26
2.15    Insider Interests    28
2.16    Insurance    28
2.17    Brokers or Finders    29
2.18    Bank Accounts    29
2.19    Customers and Suppliers    29
ARTICLE IIA REPRESENTATIONS AND WARRANTIES OF THE SELLERS    30
2A.1    Ownership    30
2A.2    Authority    30

(continued)
Page
2A.3    Tax Consequences    31
2A.4    Brokers or Finders    31
2A.5    Litigation    31
2A.6    The Blockers    32
2A.7    Disclaimer of Other Representations and Warranties    35
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER    35
3.1    Organization and Good Standing    35
3.2    Authority and Enforceability    36
3.3    No Approvals; No Conflicts    36
3.4    Litigation    36
3.5    Investment    36
3.6    Access    37
3.7    Available Funds    37
3.8    Brokers’ or Finders’ Fees    37
3.9    Foreign Person    37
3.10    Transaction Insurance Policy    37
3.11    Changes Affecting Service Provider Certificates    37
3.12    Inspection; No Other Representations    38
ARTICLE IV COVENANTS    38
4.1    Covenants of the Acquired Companies and the Blockers Before the Closing    39
4.2    Confidentiality    41
4.3    [Reserved    42
4.4    Further Action    42
4.5    Regulatory Approvals    42
4.6    Exclusivity    44
4.7    Tax Matters    44
4.8    Release of Claims    45
4.9    Access to Information    46

(continued)
Page
4.10    Post-Closing Access; Preservation of Records    47
4.11    Amendment and Waiver of, and Consent under, Company LLC Agreement    47
4.12    Employee Matters    48
4.13    Officers’ and Directors’ Indemnification    50
4.14    Transaction Insurance Policy    51
4.15    Termination of Member Loan Agreement    51
4.16    Blocker Names    51
ARTICLE V CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES TO THE CLOSING    52
5.1    Governmental Approvals and Consents    52
ARTICLE VI CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER TO THE CLOSING    52
6.1    Accuracy of Representations and Warranties    52
6.2    Performance of Agreements    53
6.3    Material Adverse Effect    53
6.4    Company Compliance Certificate    53
6.5    Seller Compliance Certificates    53
6.6    No Legal Proceedings    53
6.7    Closing Deliverables    53
ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND SELLERS TO THE CLOSING    53
7.1    Accuracy of Representations and Warranties    54
7.2    Performance of Agreements    54
7.3    Compliance Certificate    54
7.4    No Legal Proceedings    54
7.5    Closing Deliverables    54
ARTICLE VIII TERMINATION    54
8.1    Termination    54
8.2    Effect of Termination    55

(continued)
Page
ARTICLE IX GENERAL    55
9.1    No Recourse; Non-Survival of Representations, Warranties and Covenants    55
9.2    Expenses    58
9.3    Notices    58
9.4    Severability    59
9.5    Entire Agreement    59
9.6    Assignment    59
9.7    Parties in Interest    60
9.8    Governing Law; Jurisdiction; Waiver of Jury Trial    60
9.9    Headings; Construction    60
9.10    Counterparts    61
9.11    Specific Performance    61
9.12    Amendment    61
9.13    Waiver    61
9.14    Buyer Member Guaranty    61

(continued)

Annexes:
Annex A     Definitions

Exhibits:
Exhibit A     Seller Allocation Schedule
Exhibit B    Form of Seller Loan Agreement

Schedules

Schedule I    Sellers; Securities; Certificates
Schedule II    Initial Closing Consideration Spreadsheet
Schedule III    Closing Blocker Indebtedness
Schedule 4.1    Covenants of the Acquired Companies Before the Closing
Schedule 4.7(f)    Blocker Tax Refund
Schedule 4.12(c)    Bonus Arrangements
Schedule 4.13(a)    Officers’ and Directors’ Indemnification
Schedule 5.1    Governmental Approvals and Notices
Schedule A-1    Seller Knowledge Persons
Schedule A-2    Identified Contracts
Schedule A-3    Identified Permitted Encumbrances

SECURITIES PURCHASE AGREEMENT
This Securities Purchase Agreement (this “Agreement”) is made and entered into as of May 13, 2026, by and among (i) Iridium Monitor Holdings LLC, a Delaware limited liability company  (the “Buyer”), (ii) Iridium Satellite LLC, a Delaware limited liability company (“Buyer Member”), (iii) Aireon Holdings LLC, a Delaware limited liability company (the “Company”), (iv) NAV CANADA, a Canadian company (“NAV CANADA”), (v) The Irish Air Navigation Service (trading as AirNav Ireland), a designated activity company (DAC) limited by shares (“AirNav”), (vi) ENAV S.P.A., a joint-stock company organized and existing under the laws of Italy (“ENAV”), (vii) Naviair Surveillance A/S, Danish limited liability company (“Naviair”), (viii) NATS (Services) Limited, a company incorporated in England and Wales (“NATS” and together with NAV CANADA, AirNav, ENAV and Naviair, each a “Seller” and collectively, the “Sellers”), (ix) NAV CANADA Satellite, Inc., a Delaware corporation (“NAV CANADA Blocker”), (x) AirNav North Atlantic Inc., a Delaware corporation (“AirNav Blocker”), (xi) ENAV North Atlantic LLC, a Delaware limited liability company (“ENAV Blocker”), (xii) Naviair Surveillance USA, LLC, a Delaware limited liability company (“Naviair Blocker”), and (xiii) NATS (USA) Inc., a Delaware corporation (“NATS Blocker” and together with NAV CANADA Blocker, AirNav Blocker, ENAV Blocker and Naviair Blocker, each a “Blocker” and collectively, the “Blockers” and, together with the Buyer, the Buyer Member, the Company, the Sellers and the Blockers, the “Parties”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings indicated on Annex A.
WHEREAS, each Seller owns the issued and outstanding equity of its Blocker (such equity owned by such Seller, the “Applicable Securities” and all of the Applicable Securities of all of the Blockers collectively, the “Securities”), as set forth opposite such Seller’s name on Schedule I;
WHEREAS, Buyer Member and the Blockers, collectively, own all of the issued and outstanding membership interests of the Company (the “Company Interests”); and
WHEREAS, each Seller desires to sell to the Buyer, and the Buyer desires to purchase from such Seller, the Applicable Securities on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants set forth herein, and intending to be legally bound, the Buyer, the Buyer Member, the Company, the Sellers and the Blockers hereby agree as follows:
ARTICLE I

PURCHASE AND SALE OF SECURITIES
1.1Purchase and Sale of Securities. On the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall, severally but not jointly or jointly and severally with any other Seller or the Company, sell, transfer and assign the Applicable Securities to the Buyer, and the Buyer shall purchase the Applicable Securities, free and clear of any Encumbrances, other than restrictions on transfer arising under applicable securities Laws, from such Seller.

1.2Purchase Price.
(a)Purchase Price. On the terms and subject to the conditions of this Agreement, the aggregate “Purchase Price” for all of the Securities shall be an amount of cash equal to $366,724,014, subject to adjustment and payable in accordance with Section 1.2(b).
(b)Payment of Purchase Price. On the terms and subject to the conditions of this Agreement, the Purchase Price shall be paid as follows:
(i)Closing Amount. At the Closing, the Buyer shall pay or cause to be paid by wire transfer to a bank account designated in writing by such Seller on the Final Closing Consideration Spreadsheet, (A) the portion of the Closing Cash Payment payable to such Seller, minus (B) any Leakage paid to such Seller and minus (C) any Closing Blocker Indebtedness owed by the Blocker owned by such Seller, in each case in the amount set forth opposite each such Seller’s name on the Final Closing Consideration Spreadsheet (the “Applicable Closing Cash Payment” with respect to each such Seller) and calculated in accordance with the allocation schedule set forth on Exhibit A (the “Seller Allocation Schedule”); and
(ii)Loan Amount. The Aggregate Seller Loan Amount shall be paid pursuant to the terms of a Credit and Guaranty Agreement, in substantially the form attached hereto as Exhibit B (together with the ancillary agreements and documents contemplated therein, the “Seller Loan Agreement”), pursuant to which a portion of the Aggregate Seller Loan Amount will be owing to each of the Sellers in an amount equal to the portion of the Aggregate Seller Loan Amount attributable to such Seller (the “Applicable Seller Loan Amount”) set forth on the Final Closing Consideration Spreadsheet and calculated in accordance with the Seller Allocation Schedule.
(c)Consideration Spreadsheet.
(i)Schedule II (the “Initial Closing Consideration Spreadsheet”) sets forth as of the date of this Agreement (A) the Applicable Securities held by each Seller, (B) each Seller’s Pro Rata Share, (C) the amount of the Applicable Closing Cash Payment which each Seller shall be paid at Closing pursuant to Section 1.2(b)(i), (D) the Applicable Seller Loan Amount owing to each Seller at the Closing and to be paid pursuant to Section 1.2(b)(ii), (E) the Blocker Indebtedness owed by each Blocker and expected to remain outstanding immediately prior to the Closing, (F) Leakage, if any, and (G) whether any Taxes are required to be withheld from the Purchase Price.
(ii)The Company (in consultation with the Sellers) shall deliver to the Buyer not less than three (3) Business Days before the Closing Date a revised Initial Closing Consideration Spreadsheet (the “Final Closing Consideration Spreadsheet”), certified by the Chief Executive Officer or the Chief Financial Officer of the Company, updated to reflect any changes to the items listed in clauses (A) through (G) of Section 1.2(c)(i), including the Company’s good faith estimates of any Leakage as of the Closing Date. Any Leakage shall be allocated as between the Sellers in accordance with the amount of Leakage effectively received by any such Seller. The Closing Blocker Indebtedness shall be allocated as between the Sellers in accordance with their respective Blockers owing such Closing Blocker Indebtedness.
1.3Blocker Indebtedness.
(a)At least three (3) Business Days before the Closing Date, to the extent any Closing Blocker Indebtedness is expected to remain outstanding as of immediately prior to the Closing with respect to any Blocker, such Seller owning such Blocker shall deliver to the Buyer a payoff letter from the applicable lender or obligee of any Closing Blocker Indebtedness of its Blocker, in form and substance reasonably acceptable to the Buyer (each, a “Blocker Payoff Letter”), indicating the amount required to discharge in full such Closing Blocker Indebtedness and, if such Closing Blocker

Indebtedness is secured, an undertaking by such lender or obligee to discharge any Encumbrances securing such Closing Blocker Indebtedness upon receipt of the amounts indicated in such Blocker Payoff Letter.
(b)Each Seller agrees that in no event shall the Closing Blocker Indebtedness owed by such Seller’s Blocker exceed such Seller’s Applicable Closing Cash Payment. To the extent any Closing Blocker Indebtedness that would have been owed by such Seller’s Blocker (but for the immediately preceding sentence) exceeds such Seller’s Applicable Closing Cash Payment, such Seller shall take the actions set forth on Schedule III prior to the Closing such that (i) the Closing Blocker Indebtedness of such Seller’s Blocker shall not exceed such Seller’s Applicable Closing Cash Payment and (ii) the applicable Blocker Payoff Letter reflects an amount required to discharge the Closing Blocker Indebtedness that does not exceed such Seller’s Applicable Closing Cash Payment.
(c)At the Closing, the Buyer shall, by wire transfer of immediately available funds, pay all Closing Blocker Indebtedness set forth on the Blocker Payoff Letters up to an amount equal to the Applicable Closing Cash Payment otherwise payable to the applicable Seller. The Parties agree that such satisfaction is intended to be treated for U.S. federal income tax purposes as a contribution to the capital of the applicable Blocker within the meaning of Section 118 of the Code followed by a repayment in full of such Closing Blocker Indebtedness by the applicable Blocker.
1.4The Closing.
(a)Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by remote electronic exchange of documents on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article V, Article VI and Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions at the Closing) or at such other time and place as Buyer, the Company and a Majority in Interest may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”. Unless otherwise expressly specified, all transactions taking place at the Closing shall be deemed to occur simultaneously, and for accounting and tax purposes, the Closing will be deemed to have occurred at the Calculation Time.
(b)Upon the terms and subject to the conditions of this Agreement, the following deliveries shall be made at the Closing:
(i)Each Seller shall deliver to Buyer certificates representing the Applicable Securities held by such Seller and set forth on Schedule I, duly endorsed for transfer by such Seller, or accompanied by assignment(s) separate from certificates, executed by such Seller, or, if the Applicable Securities are uncertificated, an assignment agreement in form reasonably satisfactory to Buyer;
(ii)The Company shall deliver to Buyer a certificate of the Secretary of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer, certifying (a) as to the terms and effectiveness of the Company’s Organizational Documents and (b) as to the valid adoption of resolutions of the Company’s Board of Directors (whereby the transactions contemplated hereunder were approved by the Company’s Board of Directors);
(iii)Each Seller shall deliver to Buyer a certificate of an officer of such Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer, certifying (a) as to the valid adoption of resolutions of such Seller’s Board of Directors or similar governing body in accordance with such Seller’s Organizational Documents and (b) as to the valid adoption of resolutions of its Blocker’s Board of Directors or similar governing body in accordance with such Blocker’s Organizational Documents;

(iv)The Company, with respect to each Acquired Company, and each Seller, with respect to such Seller’s Blocker, respectively, shall deliver to Buyer certificates from the appropriate Government Officials in the jurisdiction in which such Acquired Company or Blocker, as applicable, is organized as to the good standing of such Acquired Company or such Blocker in such jurisdiction;
(v)Each Seller, each Blocker and the Buyer shall deliver to each other duly executed counterparts to the Seller Loan Agreement and all other agreements contemplated thereby, including the Letter Agreement (as defined in the Seller Loan Agreement), to each other counterparty thereto, and the documentary deliverables required under the Seller Loan Agreement as a condition precedent to the closing thereunder shall have been satisfied;
(vi)The Company shall deliver to Buyer final invoices with respect to all payments relating to any Transaction Costs of the Acquired Companies from each of the Persons to whom such amounts are owed as of the Closing;
(vii)Each Blocker shall deliver to Buyer a properly executed statement, in accordance with Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury Regulations, certifying that such Blocker is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, together with the required notice to the IRS under Section 1.897-2(h) of the Treasury Regulations and written authorization for the Buyer to deliver such notice and a copy of such statement to the IRS on behalf of such Blocker upon the Closing;
(viii)Each Seller shall deliver to Buyer and, as applicable, the Blocker owned by such Seller, a properly completed and duly executed appropriate IRS Form W-8;
(ix)Each Blocker shall deliver to Buyer a properly completed and duly executed IRS Form W-9 or appropriate IRS Form W-8, as applicable, from any payee of Closing Blocker Indebtedness; and
(x)The Company shall deliver to Buyer a properly completed and duly executed IRS Form W-9 or appropriate IRS Form W-8, as applicable, from any payee of Transaction Costs.
1.5Tax Withholding. Notwithstanding anything herein to the contrary, the Parties, and, if the Buyer elects to utilize the Paying Agent, the Paying Agent, and their respective agents and Affiliates (each a “Withholding Agent”), shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the Purchase Price and any other payments contemplated by this Agreement such amounts as the Withholding Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax Law; provided, that the applicable Withholding Agent shall use commercially reasonable efforts to provide the applicable payee with written notice no later than three (3) Business Days prior to making any deduction or withholding that the applicable Withholding Agent determines is required under applicable Law in order to allow each applicable payee a reasonable opportunity to provide information or documentation to lawfully minimize or eliminate the requirement for such deduction or withholding. To the extent that amounts are deducted or so withheld and timely remitted to the appropriate Governmental Body, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made. The Parties shall cooperate in good faith to minimize the amount of any applicable deduction or withholding to the extent permitted by applicable Law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the corresponding schedules of the Disclosure Memorandum delivered by the Company to the Buyer before the execution of this Agreement, a copy of which is attached hereto (the “Disclosure Memorandum”) (provided, that each of which disclosures shall be deemed to be disclosed and incorporated in other schedules to the Disclosure Memorandum (x) if a reference to such disclosure is included in such other schedules or (y) to the extent its applicability to such other schedule is reasonably apparent on its face without further investigation), in order to induce the Buyer to enter into and perform this Agreement, the Company represents and warrants to the Buyer as follows:
2.1Organization.
(a)The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted.
(b)The Company is duly qualified to do business and is in good standing in each of the jurisdictions specified on Schedule 2.1(b) to the Disclosure Memorandum, which are the only jurisdictions in which such qualification is necessary to own, operate and lease its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted.
(c)The Company has furnished to the Buyer accurate and complete copies of the (i) Company’s Organizational Documents, (ii) minute books reflecting all minutes of the Company in the past three (3) years, (iii) membership interest transfer records, (iv) books of account and (v) statements of solvency, if any. Such books and records accurately reflect all meetings of the members of the Company and its Board (or others performing similar functions with respect to the Company) and all material actions taken by written consent of the members of the Company and its Board (or others performing similar functions with respect to the Company, including any committees thereof), as applicable, in each case in the past three (3) years; the minutes contained therein accurately reflect the events of and actions taken at such meetings in all material respects; and such membership interest transfer records accurately reflect all issuances, repurchases, transfers and cancellations of equity of the Company, since the Company’s inception.
2.2Authority. The Company has full power and authority to execute this Agreement and the other Operative Documents to which it is (or will be) a party and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other Parties hereto other than the Company, this Agreement is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and each of the other Operative Documents to which the Company is (or will be) a party, when executed by the Company, and assuming the due authorization, execution and delivery by each of the other parties thereto other than the Company, will be the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except, in each case, to the extent such enforceability is subject to the effect of any applicable Equitable Principles. No Takeover Statute applicable to the Company is applicable to the transactions contemplated hereby. The Board of the Company has unanimously approved this Agreement and each of the other Operative Documents to which the Company is (or will be) a party

(subject to disclosure to the members of the Board of the Company of the interested party nature of the transactions contemplated hereby).
2.3Capitalization.
(a)The authorized equity of the Company is set forth on Schedule 2.3(a) to the Disclosure Memorandum, and is held of record and beneficially owned by the corresponding Person as set forth thereon. As of the date of this Agreement, except as set forth in this Section 2.3(a) or the Company’s Organizational Documents, there are no outstanding equity interests or subscriptions, options, warrants, phantom equity, calls, puts, conversion rights, preemptive rights, agreements, or arrangements or commitments, in each case, to which the Company is a party, relating to the issuance, disposition or acquisition of any equity interests or any securities convertible into, or exercisable or exchangeable for, any equity interests of the Company. The Company Interests have been authorized and validly issued, were issued in compliance with all applicable Laws and were not issued in violation of any preemptive rights applicable thereto. The Company has never adopted, sponsored or maintained any option plan or any other plan or agreement providing for equity compensation to any Person. Other than the Company LLC Agreement, there are no equityholder agreements or similar agreements, including any agreement that affects or restricts the voting rights or right to transfer the Company Interests, including any rights of refusal or offer, co-sale, tag-along or drag-along rights to which the Company is a party, and there are no investor rights or similar agreements, including any agreements providing for any registration rights, information or inspection rights, or similar rights with respect to the Company Interests to which the Company is a party, and the Company is not a party to any agreements obligating the Company to repurchase or redeem the Company Interests. The Company has no outstanding commitments to grant any options to purchase any Company Interests or any other equity awards.
(b)The Company does not have any indebtedness for borrowed money, the holder of which (i) has the right to vote (or that is convertible into securities that have the right to vote) with any member of the Company on any matter or (ii) is or will become entitled to any payment as a result of the transactions contemplated hereby. The aggregate amount of the Company’s indebtedness outstanding as of March 31, 2026 is set forth on Schedule 2.3(b) to the Disclosure Memorandum.
(c)Schedule 2.3(c) to the Disclosure Memorandum contains a true, complete and correct list of each Subsidiary of the Company. Except as set forth on Schedule 2.3(c) to the Disclosure Memorandum, the Company does not have, and has never had, any direct or indirect subsidiaries and does not own and has never owned, directly or indirectly, any ownership, equity, partnership, membership, voting or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.
2.4No Approvals; No Conflicts. Except as set forth on Schedule 2.4 to the Disclosure Memorandum, the execution, delivery and performance by the Company of this Agreement and the other Operative Documents to which the Company is (or will be) a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (a) violate (with or without the giving of notice or lapse of time, or both) or conflict with or result in a breach of any Law applicable to any Acquired Company, (b) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Governmental Body, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any Person of the requirement to consent under or the right to accelerate, terminate, modify or cancel, any Material Contract, (d) result in the creation of any Encumbrance on any assets of any Acquired Company, (e) conflict with or result in a breach of or constitute a default under any provision of such Acquired Company’s Organizational Documents, (f) invalidate or adversely affect any permit, license or authorization used in the conduct of any Acquired Company’s businesses or (g) impair the right of any of the Acquired Companies (or any Buyer Entity after the Closing) to Exploit any Company IP, except, in the case of clauses (a), (b), (c), (d), (f) or (g), as would not be, or would not reasonably be expected to be, material to the Acquired Companies, taken as a whole.
2.5Financial Statements.
(a)The Company has delivered to Buyer (i) an audited consolidated balance sheet, statement of operations and comprehensive loss and statement of cash flows of the Acquired Companies at and for the fiscal years ended December 31, 2023 and 2024, and accompanying notes (the “Annual Financial Statements”), and (ii) an unaudited consolidated balance sheet, statement of operations and comprehensive loss and statement of cash flows of the Acquired Companies at and for the twelve (12)-month period ended December 31, 2025 (the “Interim Financial Statements” and collectively with the Annual Financial Statements, the “Financial Statements”).
(b)The Financial Statements (i) are accurate, complete and consistent with the books and records of the Company, (ii) have been prepared in conformity with GAAP on a basis consistent with prior accounting periods and applicable Laws, except for the absence of footnotes in unaudited Financial Statements and (iii) fairly present in all material respects the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated, subject, in the case of the Interim Financial Statements, to (A) the absence of footnote disclosures and other presentation items and (B) normal recurring period end adjustments. The consolidated balance sheet of the Acquired Companies as of December 31, 2025, is herein referred to as the “Company Balance Sheet.”
(c)The Company does not have any Liabilities or obligations of any nature (absolute, contingent or otherwise) that are not fully reflected or reserved against in the Company Balance Sheet, except for (i) Liabilities or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business (none of which is a Liability for breach of Contract, breach of warranty, tort, misappropriation, infringement, violation of Law, or arising out of a claim, action or lawsuit), (ii) Liabilities incurred pursuant to this Agreement in connection with Transaction Costs, (iii) executory obligations under Contracts to which any Acquired Company is a party and (iv) other Liabilities and obligations which in the aggregate would not reasonably be expected to be material to the Acquired Companies, taken as a whole. The Company does not have any off balance sheet Liabilities of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied and are adequate. The Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. In the past five (5) years, neither the Company nor, to the knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of any, incidence of fraud that involves the Acquired Companies and any current or former directors, officers, employees or other agents of the Company.
(d)In the past five (5) years, the Company has maintained a system of internal accounting controls reasonably sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with applicable GAAP and to maintain accountability for material assets at all times; and (iii) access to material assets is permitted only in accordance with management’s general or specific authorizations. To the Knowledge of the Company, the Company has no unremedied material deficiencies or material weaknesses in the design or operation of internal control over financial reporting.

(e)As of the date of this Agreement, there are no unpaid invoices or other Claims representing amounts alleged to be owed by any Acquired Company that are subject to ongoing disputes by such Acquired Company and all accounts payable of each Acquired Company are not overdue by more than sixty (60) days.
2.6Absence of Certain Changes or Events. Except for transactions specifically contemplated in this Agreement or as set forth on Schedule 2.6 to the Disclosure Memorandum, since December 31, 2025 through the date of this Agreement, (a) the business of each Acquired Company has been conducted in the ordinary course of business and consistent with past practice in all material respects, (b) there has not occurred any Material Adverse Effect and, to the Knowledge of the Company, no event has occurred or circumstances exist that would reasonably be expected to result in or cause a Material Adverse Effect and (c) none of the Acquired Companies has taken any action that if taken between the execution of this Agreement and the Closing would require the prior written consent of Buyer pursuant to Section 4.1.
2.7Property.
(a)None of the Acquired Companies owns or has ever owned any real property.
(b)Schedule 2.7(b) to the Disclosure Memorandum sets forth an accurate and complete list of all real property leased, subleased or used by each Acquired Company as of the date of this Agreement (the “Real Property”).
(c)The lease agreements with respect to the Real Property (the “Leases”) are valid, binding and enforceable in accordance with their terms and are in full force and effect. All applicable duties (including stamp duties) and registration charges, to the extent required under applicable law, have been paid in relation to Leases. None of the Leases was for a term of thirty (30) years or more at the time it was executed (including renewal options). Each Acquired Company has performed all material obligations imposed on it under the Leases, and none of the Acquired Companies nor any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default by any Acquired Company or, to the Knowledge of the Company, any other party thereunder or permit the termination or acceleration of rent under such Lease. None of the Acquired Companies has received written notice that any of the buildings, structures, fixtures and other improvements with respect to any of the Leases are not in material compliance with all applicable Laws, including those pertaining to zoning, or received written notice that part of any building, structure, fixture or other improvement with respect to any of the Leases encroaches on any other real property in any material respect. There is not, and within the past twelve (12) months there has not been, any material disagreement or dispute with any other party to any of the Leases, nor is there any pending request for amendment of any of the Leases. None of the Acquired Companies have received any notification that any party to any of the Leases intends to cancel, terminate, materially modify, refuse to perform or refuse to renew any of the Leases or any obligations contained in any of the Leases. None of the Acquired Companies has assigned any interest under any of the Leases, or further sublet or licensed or permitted any other Person to occupy any part of the Leases and has not granted any other security interest in such Lease. The Acquired Companies have provided to the Buyer true and complete copies of all Leases, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto.
(d)    All of the material tangible assets and properties of each Acquired Company are in good condition and repair subject to normal wear and tear, in sufficient working order and have been properly maintained in all material respects.

(e)    The tangible properties and assets owned, leased or licensed by each Acquired Company include all tangible properties and assets used in such Acquired Company’s businesses and are sufficient for the conduct of such Acquired Company’s businesses as now conducted in all material respects.
(f)    Except as set forth in Schedule 2.7(f) of the Disclosure Memorandum, each Acquired Company’s interests in the Real Property and the material personal property leased by the Company are, subject to the terms of their respective Leases, free and clear of all Encumbrances, except for Permitted Encumbrances.
2.8Labor and Employment Matters.
(a)The Company has made available to the Buyer a list of all employees and individual independent contractors, consultants and advisors currently providing services to the Company as of the date of this Agreement, which correctly reflects, in all material respects: (i) for employees, their name (except where prohibited by Law) and for non-employee service providers, their name or the name of the entity they provide services through; (ii) their employment or engagement start dates; (iii) their location of employment or where such individual provides services to the Company; (iv) their status as an employee, independent contractor, consultant, or advisor; (v) their title; (vi) for employees, their full-time, part-time, or temporary status; (vii) for employees, their base salaries or base hourly wage and for non-employee service providers, their monthly or hourly rate (if applicable); (viii) for employees, their target bonus rates or target commission rates; (ix) for employees, their visa status, if applicable; and (x) for employees, their exempt or non-exempt status (as applicable) under the Fair Labor Standards Act or any other similar Laws. The Company has also made available to the Buyer (A) copies of the Contracts executed with each of its independent contractors that perform services and applicable statements of work and (B) accrued but unused sick, vacation, and/or paid time off for employees as of April 8, 2026. To the Knowledge of the Company, no employee, independent contractor, consultant, or advisor has provided notice of his or her intent to terminate his or her employment, consulting, or advisory relationship with the Company.
(b)The Company has not been party to any labor, collective bargaining, or similar agreement, and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit pending or, to the Knowledge of the Company, threatened against the Company. No employees of the Company are represented by any labor organization, trade union or employee representative body. There is no labor dispute pending or, to the Knowledge of the Company, threatened against or affecting the Company, and the Company has not experienced any work stoppage in the past five (5) years.
(c)Except as set forth on Schedule 2.8(c) to the Disclosure Memorandum, all current employees of the Company who are employed in the United States are employed on an “at will” basis and their employment may be terminated without provision of advance notice, continuation of benefits, or any retention or equity benefits or payment of any severance benefits. All Contracts between the Company and its current employees outside of the United States are terminable at any time on not more than three (3) months’ notice without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of the Company (other than wages or pension). The Company has in the past five (5) years obtained and maintained documentation required by the Immigration Reform and Control Act of 1986 from its current and former employees working in the United States confirming their eligibility to work in the United States, and the Company has complied with the IRCA and all other Laws respecting immigration and work authorization in all material respects.

(d)The Company is, and in the past five (5) years has been, in compliance in all material respects with all Laws respecting labor and employment, including hiring, termination, discrimination, harassment, retaliation, accommodation, terms and conditions of employment, independent contractor classification, employee classification, wages, hours and occupational safety and health, and has not engaged in any unfair labor practice. In the past five (5) years, the Company has had no material Liability related to the misclassification of any current or former independent contractor or employee of the Company, whether as to employee status or overtime eligibility under applicable wage and hour laws. For the past five (5) years, the Company has withheld all amounts required by any Laws or by Contract to be withheld from the wages, salaries and other payments to its employees, including common law employees, and is not liable for any arrears of wages (including commissions, bonuses or other compensation) or any Taxes or any penalty for failure to comply with any of the foregoing (or, if any arrears, penalty or interest was assessed against the Company regarding the foregoing, it has been fully satisfied). The Company is not liable for any payment to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits, workers’ compensation benefits, social security, social benefits or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).
(e)Except as set forth on Schedule 2.8(e) to the Disclosure Memorandum, there have not been for the past five (5) years and there are no material Claims against the Company pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the employment or engagement of any current or former employee, applicant, contractor, or other individual service provider of the Company or otherwise related to labor and employment, including, without limitation, any Claim relating to unfair labor practices, compensation, wage and hour violations, severance benefits, vacation time, vacation pay or pension benefits, discrimination, harassment, retaliation, failure to accommodate, wrongful discharge or any other employment related matter arising under applicable Laws. There are no pending Claims against the Company under any workers compensation plan or policy or for long term disability. In the past five (5) years, to the Knowledge of the Company, no allegations have been made against the Company that any current director, officer, employee, consultant, advisor or contractor of the Company is in violation of any provision or covenant of any Contract with any Person by virtue of such director’s, officer’s, employee’s, consultant’s or contractor’s being employed by, performing services for, or serving on the Board of the Company nor, to the Knowledge of the Company, is any such person in violation of any such Contract.
(f)Except as set forth on Schedule 2.8(f) of the Disclosure Memorandum, (i) In the past five (5) years, no allegations of discrimination, harassment (including sexual harassment), retaliation or sexual misconduct have been made against (A) any executive, officer, or director of the Company or (B) any current or then-current employee of the Company who supervises other employees of the Company, in both (A) and (B) during such individual’s employment or engagement with the Company or in relation with their services to the Company and (ii) the Company has not entered into any settlement agreement or conducted any investigation related to allegations of discrimination, harassment (including sexual harassment), retaliation or sexual misconduct by any employee, contractor, director or officer of the Company.
(g)In the past five (5) years, the Company has not implemented any “plant closing,” “mass layoff,” “relocation,” or other action that required notification or triggered any other requirements under the Worker Adjustment Notification and Retraining Act or similar foreign, federal, or state law requiring advance notice to employees of termination and no such actions will be implemented before the Closing Date.

2.9Employee Benefit Plans.
(a)Schedule 2.9(a) to the Disclosure Memorandum sets forth a complete list of all material Employee Benefit Plans in effect as of the date of this Agreement, other than (i) individual at-will employment offer letters, employment agreements applicable to employees who are subject to the Laws of any jurisdiction outside of the United States, and other individual compensatory arrangements, in each case, which are in all material respects on the applicable Acquired Company’s standard form of such agreement in effect at the time each such agreement was entered into and which do not provide for any severance, termination, retention, change in control or similar payments (other than as required by applicable Law) and (ii) individual bonus award agreements, award letters, and similar agreements, in each case, which are in all material respects on the applicable Acquired Company’s standard form of such agreement in effect at the time such agreement was entered into.
(b)Other than as required by applicable Law, the terms of existing Employee Benefit Plans, or this Agreement, the Company does not have any agreement, commitment or obligation to create, enter into or contribute to any other Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan.
(c)With respect to each Employee Benefit Plan (other than any Employee Benefit Plan sponsored or maintained by Buyer or any of its Affiliates), the Company has made available to Buyer a true and complete copy (or, to the extent no such copy exists, an accurate description) thereof and to the extent applicable: (i) all current trust agreements, insurance or annuity contracts, and other funding-related documents or instruments related thereto; (ii) the most recent IRS determination or opinion letter, if applicable; (iii) any current summary plan description; (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) financial statements, (C) actuarial valuation report and (D) any non-discrimination testing results; and (v) all material written correspondence to or from a Governmental Body relating to any audit, investigation or correction associated with any Employee Benefit Plan within the past five (5) years.
(d)With respect to each Employee Benefit Plan (or, with respect to any Employee Benefit Plan sponsored or maintained by Buyer Member or any of its Affiliates, to the Knowledge of the Company): (i) such Employee Benefit Plan is, and at all times has been, maintained, administered and funded in all material respects in accordance with its terms and in compliance with all applicable Laws; and (ii) the Company has not incurred, and to the Knowledge of the Company there exists no condition or set of circumstances in connection with which the Company could incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable Law, or pursuant to any indemnification or similar agreement with respect to such Employee Benefit Plan. With respect to each Employee Benefit Plan (or, with respect to any Employee Benefit Plan sponsored or maintained by Buyer Member or any of its Affiliates, to the Knowledge of the Company), all payments or contributions required to have been made with respect to such Employee Benefit Plan have been timely made or accrued in all material respects in accordance with the terms of the applicable Employee Benefit Plan and applicable Law. No litigation or governmental administrative proceeding, audit or other Claim (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan or any fiduciary or service provider thereof.
(e)To the Knowledge of the Company, (i) each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust or group annuity Contract is exempt from taxation under Section 501(a) of the Code, (ii) each such Employee Benefit Plan is the subject of an unrevoked favorable determination or opinion letter from the IRS with respect to such Employee Benefit Plan’s qualified status under the Code and (iii) nothing has occurred or is reasonably expected by the Company to occur that would reasonably be expected to adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust or group annuity Contract. Each other Employee Benefit Plan, if intended to qualify for special tax treatment, to the Knowledge of the Company, meets all requirements for such treatment.
(f)Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, has in the past six (6) years sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to) or has otherwise had any Liability or obligation with respect to, (i) a “multiemployer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA, (ii) a “multiple employer plan” within the meaning of Section 4063 or Section 4064 of ERISA or Section 413 of the Code (other than any Employee Benefit Plan sponsored or maintained by Buyer or any of its Subsidiaries), (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, or (iv) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. Neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.
(g)The Company and each Employee Benefit Plan that is a “group health plan” as defined in ERISA Section 733(a)(1) (“Company Health Plan”) (i) are currently in material compliance with the Patient Protection and Affordable Care Act (the “ACA”), the Health Care and Education Reconciliation Act of 2010, and all amendments thereto and regulations and guidance issued thereunder (collectively, “Healthcare Reform Laws”), (ii) have been in material compliance with all applicable Healthcare Reform Laws for the past five (5) years, and (iii) to the Knowledge of the Company no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any or its Affiliates or any Company Health Plan to penalties or excise taxes under Sections 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws. Except as set forth on Schedule 2.9(g) to the Disclosure Memorandum, no Employee Benefit Plan is sponsored or maintained by a human resources and benefits outsourcing entity, professional employer organization or other similar vendor or provider.
(h)Except as set forth on Schedule 2.9(h) to the Disclosure Memorandum, neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination death, medical, and similar welfare benefits of any kind, with respect to any current or former officer, employee, or other individual service provider of the Company, other than continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B (f) of the Code or other similar state or local Law.
(i)Except as otherwise set forth on Schedule 2.9(i) to the Disclosure Memorandum, neither the execution and delivery of this Agreement or any of the other Operative Documents nor the consummation of the transactions contemplated hereby or thereby (either alone or on the occurrence of any additional or subsequent event(s)) could reasonably be expected to (i) entitle any individual to severance, retention, change of control, or termination pay, unemployment compensation or any other compensation or benefit, (ii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, or (iii) require the Company, Buyer or any of their respective Affiliates to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.
(j)Except as set forth on Schedule 2.9(j) to the Disclosure Memorandum, (i) none of the Acquired Companies has made any payment or is obligated to make any payment or is a party to (or a participating employer in) any Contract that could obligate such Acquired Company to make any payment that constitutes or would constitute an “excess parachute payment” within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign Law), and (ii) no payment to any person will be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code due in whole or in part to the transactions contemplated by this Agreement.  None of the Acquired Companies is party to any agreement or arrangement with any Person that requires such Acquired Company to pay or reimburse any Person for any Taxes imposed under Section 4999 of the Code (or any comparable provision or provisions of state, local or foreign Law).
(k)Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is, and at all times has been, maintained, administered, operated and funded in all material respects in accordance with the applicable requirements of Section 409A of the Code. None of the Acquired Companies is party to any agreement or arrangement with any Person that requires such Acquired Company to pay or reimburse any Person for any Taxes imposed under Section 409A of the Code.
(l)Other than as set forth on Schedule 2.9(l) to the Disclosure Memorandum, none of the Acquired Companies currently sponsors, maintains or contributes to (or has an obligation to contribute to), or has a liability with respect to any Employee Benefit Plan subject to the Laws of any jurisdiction outside of the United States (the “Non-US Benefit Plans”). Each Non-US Benefit Plan sponsored or maintained by an Acquired Company (i) is and has been adopted, administered and maintained in all material respects in compliance with the terms of such Non-US Benefit Plan and the provisions of the Laws of each jurisdiction in which such Non-US Benefit Plan is maintained, to the extent those Laws are applicable to such Non-US Benefit Plan, (ii) if intended to qualify for special Tax treatment, to the Knowledge of the Company, meets all requirements for such treatment, and (iii) if required to be funded and/or book-reserved pursuant to applicable Law or the terms of the applicable Non-US Benefit Plan, is fully funded and/or book-reserved, as appropriate, based on reasonable actuarial assumptions. No Non-US Benefit Plan sponsored or maintained by an Acquired Company has unfunded Liabilities that will not be offset by insurance or that are not accrued on the financial statements of the Company in accordance with GAAP. No Non-US Benefit Plan sponsored or maintained by an Acquired Company provides for any form of defined benefit or final salary pension for any employee.
(m)None of the Acquired Companies has ever issued any equity that is nontransferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code for which an election under Section 83(b) of the Code was not timely made.
2.10Intellectual Property.
(a)Intellectual Property.
(i)Except as set forth on Schedule 2.10(a)(i) to the Disclosure Memorandum, the Acquired Companies exclusively own, or have the valid right or license to Exploit, all Company IP, free and clear of all Encumbrances (other than Permitted Encumbrances). As of the date of this Agreement, no Acquired Company has granted any licenses with respect to the Company IP other than the Outbound Licenses listed in Schedule 2.10(a)(i) to the Disclosure Memorandum. Except as set forth on Schedule 2.10(a)(i) to the Disclosure Memorandum, the Acquired Companies exclusively own all right, title and interest, including all Intellectual Property Rights, in and to the Company-Owned IP free and clear of all Encumbrances (other than Permitted Encumbrances). The Company-Owned IP and the Third Party IP is sufficient for the conduct of the Company’s business as now conducted and as currently proposed to be conducted. Other than the Company IP Agreements, there are no Contracts to which any Acquired Company or any Affiliate is a party governing or relating to any Company IP.
(ii)Schedule 2.10(a)(ii) to the Disclosure Memorandum sets forth an accurate and complete list of the Company IP Agreements.
(iii)The Company has provided to Buyer true and complete copies of each of the Company IP Agreements.

(iv)None of the Acquired Companies have directly or indirectly (A) transferred ownership of, or granted any exclusive license of or exclusive right to use any Company IP, to any Third Party or (B) permitted the Company’s rights in any Company IP to lapse or enter the public domain.
(b)Intellectual Property Registrations.
(i)Schedule 2.10(b)(i) to the Disclosure Memorandum sets forth all registrations and applications made by, on behalf of, or in the name of, or otherwise owned by, the Company (or under obligation of assignment to the Company) in any jurisdiction for any patents, copyrights, mask works, and any other Company Intellectual Property Right (collectively, “Company IP Registrations”).
(ii)Except as set forth on Schedule 2.10(b)(i) to the Disclosure Memorandum, all of the registered Company Intellectual Property Rights that have been issued from Company IP Registrations (“Registered Company IP”) are subsisting in full force and effect, enforceable and valid. To the Knowledge of the Company, there are no actions that must be taken by any Acquired Company or Buyer within one hundred eighty (180) days after the date of this Agreement for the purpose of obtaining, maintaining, perfecting, preserving or renewing any Company IP Registration or Registered Company IP. All necessary registration, maintenance and renewal fees currently due in connection with the Company IP Registrations have been made and all necessary documents, recordations and certificates in connection with the Company IP Registrations have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining the Company IP Registrations. To the Knowledge of the Company, none of the Acquired Companies have claimed any status in the application for or registration of any Company IP Registration, including “small entity status,” that would not be applicable to Buyer. To the Knowledge of the Company, there is no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company IP Registrations or Registered Company IP invalid or unenforceable, or would materially affect any pending application for any Company IP Registration. None of the Acquired Companies have misrepresented, or failed to disclose, any facts or circumstances in any application for any Company IP Registrations that would constitute Fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company IP Registration or Registered Company IP. To the Knowledge of the Company, none of the Acquired Companies have engaged in any action or any omission, have conducted its business, or have used or enforced or failed to use or enforce the Company-Owned IP, in a manner that would result in the abandonment, cancellation or unenforceability of any Company Intellectual Property Right or Company IP Registration, and none of the Acquired Companies have taken (or failed to take) any action that would result in the forfeiture or relinquishment of any Company Intellectual Property Right or Company IP Registration.
(iii)Schedule 2.10(b)(iii) to the Disclosure Memorandum sets forth all material trademarks, trade names, service marks, logos, domain names, design rights or other similar identifiers currently used or proposed to be used by any Acquired Company but for which no registration has been sought as well as any other unregistered Company IP material to the business of such Acquired Company.
(iv)Each Acquired Company has taken reasonable steps to enforce and protect the goodwill of unregistered Company-Owned IP. There have been no interferences, re-examinations or oppositions brought or, to the Knowledge of the Company, threatened to be brought involving any of the Company IP Registration or Registered Company IP, nor, to the Knowledge of the Company, is there any basis for any such interference, re-examination or opposition.

(c)Payments. Except as set forth in the Inbound Licenses, no royalties, commissions, fees or other payments are or will become payable by any Acquired Company or the Buyer to any Third Party by reason of the Exploitation of any Company IP in the conduct of any of the Acquired Companies’ businesses as now conducted and as currently proposed to be conducted.
(d)No Infringement.
(i)The operation of the business of each Acquired Company as conducted and as currently proposed to be conducted, including the Exploitation of the Company IP, (A) does not and will not conflict with, infringe, violate or interfere with or misappropriate any right (including any Intellectual Property Right), title or interest of any Third Party and (B) does not and will not constitute unfair competition or unfair trade practices under any Laws. There is no pending or threatened (in writing, or to the Knowledge of the Company, orally) Claim that any of the Company-Owned IP is invalid or contesting the ownership or right of any such Acquired Company to Exploit any of the Company-Owned IP, nor is there any basis for any such Claim. There is no pending or threatened (in writing, or to the Knowledge of the Company, orally) Claim against any Acquired Company, and to the Knowledge of the Company, there is no other pending or threatened Claim, that any of the Third Party IP is invalid or contesting the ownership of the Third Party IP or the right of such Acquired Company to Exploit any of the Third Party IP, nor is there any basis for any such Claim. None of the Acquired Companies nor any equityholder of any Acquired Company has received any notice or Claim (whether written or oral) regarding any offer to license or any infringement, misappropriation, violation, misuse, abuse or other interference of or with any third party Intellectual Property Right by any such Acquired Company or the Company IP claiming that any other Third Party has any such Claim with respect to Company IP, nor is there any basis for any such Claim. None of the Acquired Companies nor any equityholder of any Acquired Company has received any oral or written opinions of counsel relating to infringement, invalidity or unenforceability of any Company IP.
(ii)To the Knowledge of the Company, there is and has been no unauthorized use, unauthorized disclosure, infringement, violation or misappropriation of any Company-Owned IP by any Person. None of the Acquired Companies nor any equityholder of any Acquired Company has received any notice (whether written or oral) that any Person is infringing, violating or misappropriating any Company IP or otherwise making any unauthorized use or disclosure of any Company IP. To the Knowledge of the Company, no infringement, violation, misappropriation, unauthorized use or disclosure is occurring or has occurred with respect to Third Party IP.
(iii)All Company-Owned IP was developed solely by either (A) employees of each Acquired Company acting within the scope of their employment or (B) by contractors or other third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to such Acquired Company in a manner compliant with Section 2.10(f). To the extent any such Company-Owned IP relates to Company IP Registrations, to the maximum extent provided for by, and in accordance with, Law, each Acquired Company has recorded each such assignment with the relevant Governmental Body.
(e)Confidentiality. Each Acquired Company (i) has taken necessary and appropriate steps to maintain the confidentiality of its confidential and proprietary information and data, (ii) has not disclosed confidential or proprietary information to any Third Parties other than an officer, director, employee or consultant of such Acquired Company and under a written nondisclosure agreement, except for disclosures to any such Person in the ordinary course of business pursuant to written nondisclosure agreements containing terms no less protective than those such Acquired Company uses to protect its own confidential information and (iii) has not deposited, disclosed or delivered to any Person, or agreed to or permitted the deposit, disclosure or delivery to any Third Party of, any Source Code. No event has occurred, and no circumstances or conditions exist, that with or without notice, lapse of time or both, will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Source Code. No Acquired Company is in breach of any Contract related to the protection of confidential information of any Third Party.
(f)Agreements with Employees and Contractors.
(i)Except as set forth in Schedule 2.10(f)(i) to the Disclosure Memorandum each current or former director, officer, employee, consultant, advisor and contractor who has been involved in, or who contributed to, the creation or development of any Intellectual Property Rights for or on behalf of an Acquired Company has executed a valid and enforceable (A) assignment of all rights, title and interests that such Person may have, may have had or may hereafter acquire in or to such Company-Owned IP and, to the extent permitted by applicable Law, a valid and enforceable waiver of any and all rights (including moral rights) that such Person may have therein (a “PIAA”), and all amounts due and payable to all such Persons in consideration for such assignments and waivers have been paid in full, and (B) nondisclosure, noncompetition and nonsolicitation agreement in the form provided to the Buyer (together with the PIAA, the “IP Protection Agreements”), and the relevant Acquired Company has provided copies of its standard form executed IP Protection Agreements to the Buyer.
(ii)Schedule 2.10(f)(ii) to the Disclosure Memorandum sets forth each assignment, nondisclosure, noncompetition or nonsolicitation agreement in force between each Acquired Company and any of such Acquired Company’s consultants or contractors other than those in the form of the IP Protection Agreements, as well as any noncompetition or non-solicitation agreement with any employee that in each case were involved in, or who contributed to, the creation or development of any Intellectual Property Rights for or on behalf of the Company, which is not in any material respects on the applicable Acquired Company’s standard form of such agreement in effect at the time each such agreement was entered into. An accurate and complete copy of each such assignment, nondisclosure, noncompetition, nonsolicitation and nonhire agreement has been provided to the Buyer.
(iii)Except as set forth on Schedule 2.10(f)(iii) to the Disclosure Memorandum, no current or former director, officer, employee, consultant, advisor or contractor of any Acquired Company (A) has any right, license, claim, moral right or interest whatsoever in or with respect to any of the Company-Owned IP other than non-exclusive Outbound Licenses granted solely in connection with the services performed by such Person for such Acquired Company, (B) is in violation of any provision or covenant of any Contract with any Third Party by virtue of such director’s, officer’s, employee’s, consultant’s or contractor’s being employed by, performing services for, such Acquired Company, (C) is obligated pursuant to any provision or covenant of any Contract with any Third Party to assign or convey any right, title or interest in or to the Company-Owned IP to such Third Party or (D) has used equipment, facilities or resources, other than equipment, facilities or resources owned, licensed or controlled by such Acquired Company or the applicable director, officer, employee, consultant, advisor or contractor, in connection with any services or work performed for such Acquired Company by such director, officer, employee, consultant, advisor or contractor in a manner that would reasonably be expected to convey any right, title or interest in or to the Company-Owned IP to a Third Party.
(g)Open Source.
(i)No Open Source Materials (including release number, if any) that the Company has included in or integrated with (including as a programming dependency) any products of the Company that have been commercially released (“Company Products”) (A)  have been distributed or modified by or for such Acquired Company in violation of the applicable Open Source License or

(B) constitutes Copyleft Material that would require disclosure of the Company’s Source Code with respect to Company Products or distribution of Company Products on the same terms as the Open Source License applicable to such Copyleft Material.
(ii)None of the Acquired Companies have used any Copyleft Materials in a manner that (A) requires any of the Company Products, or any portion thereof, to be subject to any Copyleft License, or (B) otherwise imposes any material limitation, restriction or condition on the right or ability of the Acquired Company or any of its Subsidiaries to use or distribute any such Company Products.
(iii)Each Acquired Company is in compliance with the terms of all relevant licenses for all Open Source Materials used by such Acquired Company, including all copyright notice and attribution requirements, and all requirements to offer access to source code.
(h)AI Programs. To the extent that Acquired Company or its Subsidiaries develops, builds, or trains software that includes artificial intelligence or machine learning algorithms (“AI Programs”), Acquired Company or its Subsidiaries (i) has all valid and enforceable licenses, consents, permissions, and lawful bases necessary for such activities, including in connection with any data sets (including Personal Data) that have been used by any Acquired Company in connection with the development, building or training thereof, (ii) has not used any data sets (including Personal Data) to develop, build, or train its AI Programs in violation of applicable Laws, including Privacy Laws, (iii) has used industry best practices in compliance with applicable Laws in any testing, development and training of any AI Programs, and (iv) the AI Programs have been tested for, and, to the Knowledge of the Company, none of the AI Programs demonstrate, improper or unlawful bias or discrimination.
(i)Technology Warranty. The Company Technology and all Acquired Company products and services are sufficient for the operation of the business of each Acquired Company as currently conducted and, to the Knowledge of the Company, perform in all material respects in accordance with their applicable specifications and documentation.
(j)Effect of Transaction on Company IP Agreements.
(i)Except as set forth on Schedule 2.10(j)(i) to the Disclosure Memorandum, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Company IP Agreement and after the Closing, each Acquired Company will have the right to exercise all of such Acquired Company’s rights under all Company IP Agreements, to the same extent such Acquired Company would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which such Acquired Company would otherwise be required to pay had such transactions contemplated hereby not occurred.
(ii)Except as set forth on Schedule 2.10(j)(ii) to the Disclosure Memorandum, neither this Agreement nor the transactions contemplated by this Agreement, will result in (A) any third party’s being granted rights or access to, or the placement in or release from escrow of, Source Code, (B) the granting by the Buyer or any of their Affiliates to any third party any Company Intellectual Property Right or any other proprietary right, (C) the Buyer or any of their Affiliates being bound by, or subject to, any noncompete or other restriction on the operation or scope of its business or (D) the Buyer or any of their Affiliates being obligated to pay any royalties or other amounts to any third party in excess of those payable by any Acquired Company before the Closing.

(k)Privacy and Information Security.
(i)Each Acquired Company and Persons with access to Sensitive Data by or for such Acquired Company, comply, and at all times have complied in all material respects, with all (A) Privacy Laws, (B) terms and conditions of any Contract by which such Acquired Company or Person is bound (including data processing agreements and data transfer agreements), (C) binding industry standards relating to privacy or information security, (D) Privacy Policies, and (E) the requirements of any privacy or security-related self-regulatory organizations, certifications, or frameworks to which such Acquired Company or Person belongs or has represented its compliance with (collectively, clauses (A) through (E) are the “Privacy Requirements”).
(ii)Each Acquired Company has sufficient rights and authority, including under applicable Privacy Requirements, to permit the use and other Processing of Personal Data by or for such Acquired Company as currently conducted.
(iii)Each Acquired Company has posted or made available Privacy Policies on such Acquired Company’s websites, mobile applications, and where otherwise required under, and in a manner that complies in all material respects with, applicable Privacy Requirements. No disclosure made or contained in any Privacy Policy is, or has been, inaccurate, misleading, or deceptive in any way or has violated Privacy Requirements.
(iv)No Acquired Company is subject to any Claim, Order, or any Contract with any Governmental Body, which restricts, impairs, or imposes requirements in connection with its Processing of any Personal Data. Neither the execution, delivery, or performance of this Agreement, the consummation of the transactions contemplated by this Agreement, nor the disclosure or transfer of Personal Data to the Buyer, will violate any Privacy Requirements, require notice to any Person or result in any such Order or Contract with any Governmental Body becoming applicable to the Buyer, or any products, services, or technology of the Buyer, in whole or in part. Upon the Closing, the Buyer will continue to have the right to use such Personal Data on substantially similar terms and conditions as the Acquired Companies enjoyed immediately before the Closing.
(v)With respect to each Person that each Acquired Company has permitted to access any Company IT System, or to access or otherwise Process Sensitive Data, such Acquired Company has (i) established and complied with processes and procedures to reasonably and appropriately assess such Person’s privacy, data protection, and information security practices; and (ii) obtained written, binding commitments that such Person (A) implement reasonable and appropriate safeguards designed to protect the security of Company IT Systems and Sensitive Data and prevent Data Breaches; (B) Process Sensitive Data only in accordance with the instructions of such Acquired Company; and (C) comply with applicable Privacy Requirements. To the Knowledge of the Company, no such Person has failed to comply with any such obligations. Each Acquired Company does not, and does not permit third parties to, sell or rent any Personal Data.
(vi)Each Acquired Company has at all times established, maintained and complied with a comprehensive written information security program that (A) includes reasonable and adequate administrative, technical, physical, and organizational measures, controls, policies, and safeguards, (B) is designed to preserve and protect the security, confidentiality, integrity and availability of Sensitive Data and the Company IT Systems, (C) complies with all Privacy Requirements, (D) is designed to identify internal and external risks to the security of the Company IT Systems and Sensitive Data, (E) provides for the performance and documentation of risk assessments and management procedures of each Acquired Company, and (F) is designed to detect, prevent, and mitigate Data Breaches and vulnerabilities (the “Security Program”). Such Security Program is the subject of appropriate training for all employees and contractors of each Acquired Company with access to Sensitive Data or Company IT Systems, and the Company has promptly investigated and addressed any material deviations from such Security Program and taken corrective and mitigating actions designed to prevent the recurrence of any such deviations. To the Knowledge of the Company, the Company IT Systems and Software included in the Company-Owned IP do not contain any viruses, Trojan horses, or other disabling or disruptive code designed to cause such systems or software to be erased or made inoperable.
(vii)The Company IT Systems are in good working condition and are sufficient for the operation of the business of each Acquired Company as currently conducted. No Acquired Company has experienced any material disruption to, or material interruption in, the conduct of its business attributable, in whole or in part, to a defect, error, or other failure or deficiency of any Company IT System. Each Acquired Company has implemented, maintained, and routinely tested reasonable and appropriate business continuity and disaster recovery plans relating to Company IT Systems and Sensitive Data, with no results indicating any material deficiencies or failures to meet industry standard benchmarks, such as recovery time and recovery point objectives.
(viii)Except as set forth on Schedule 2.10(k)(viii) to the Disclosure Memorandum, none of the Acquired Companies have experienced any material Data Breach, received any written Claim regarding a material Data Breach, or has become aware of any circumstance that may result in a material Data Breach. No circumstance has arisen in which Privacy Requirements would require any Acquired Company to notify a Governmental Body, data subject, or other third party of a material Data Breach.
(ix)There is not, and has not been, any Claim or other allegation involving any Acquired Company or any of its service providers (in the case of service providers, relating to any services or acts or omissions by or for the Company) by any Governmental Body or other Person relating to such Acquired Company’s privacy or data security practices, the security of any Company IT Systems or the Processing of Personal Data or other violation of Privacy Requirements. Without limiting the generality of the foregoing, there are no, and have been no, actual or threatened Claims contesting or challenging such Acquired Company’s rights or abilities to engage in any Processing of Personal Data.
(x)Each Acquired Company has implemented a reasonable and appropriate vulnerability management program designed to detect, manage, mitigate, and patch bugs, vulnerabilities, defects, contaminants, and errors in Company IT Systems. Each Acquired Company has taken and, if applicable, is currently taking prompt, appropriate action (including, where appropriate, eliminating or mitigating risks, threats, and vulnerabilities to a reasonable and appropriate level) in response to all risks, threats and vulnerabilities identified in assessments and analyses performed by or for such Acquired Company or about which such Acquired Company is aware. No Acquired Company is aware of any security vulnerabilities affecting its Company IT Systems and classified as “high” or “critical” that have not been remediated. To the Knowledge of the Company, the Company IT Systems and Software included in the Company-Owned IP do not contain any undocumented access mechanisms allowing unauthorized access thereto.
(xi)Each Acquired Company has, since April 8, 2025, fully complied with the final rule promulgated by the U.S. Department of Justice titled “Access to U.S. Sensitive Personal Data and Government-Related Data by Countries of Concern or Covered Persons,” 90 Fed. Reg. 1636 (Jan. 8, 2025) codified at 28 C.F.R. § 202, including any amendments thereto and guidance issued thereunder (together, the “U.S. Data Security Program”). No Acquired Company has, since April 8, 2025 (i) been a “covered person”; or (ii) allowed “access” to any “bulk U.S. sensitive personal data” or “government-related data” by any “covered person” (in each case, as such terms are defined by U.S. Data Security Program).

(l)Government Rights. Except for the government participants set forth in Schedule 2.10(l) to the Disclosure Memorandum (each, a “Government Participant”), (i) no funding, resources, personnel, or facilities of a Governmental Body, or of a university, college, or other educational institution or research center was used in the development of any Company-Owned IP and (ii) no current or former director, officer, employee, consultant, advisor or contractor of any Acquired Company, who was involved in, or who contributed to, the creation or development of any Company-Owned IP, has performed services for any Governmental Body, university, college, or other educational institution or research center during a period of time during which such director, officer, employee, consultant, advisor or contractor was also performing services for such Acquired Company. Each Acquired Company has provided to the Buyer true and complete copies of all documents that relate in any way to the participation by any Government Participant in the development of any Company-Owned IP, and no Government Participant has or retains any right, title or interest of any kind in or to any Company-Owned IP by virtue of such participation or otherwise.
(m)Technology. Schedule 2.10(m) to the Disclosure Memorandum sets forth an accurate and complete list as of the date of this Agreement of all Company Technology owned or purported to be owned by an Acquired Company and services provided by each Acquired Company or made commercially available, or planned to be provided or made commercially available, by each Acquired Company.
(n)Participation in Standardization Bodies. None of the Acquired Companies (and no previous owner of any Company-Owned IP) are, nor has ever been, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization (each, a “Standardization Organization”), in each case, that requires or obligates or could compel any Acquired Company or the Buyer to grant or offer to any other Person any license or other right to Company-Owned IP, including any future Technology or Intellectual Property Rights developed, conceived, made or reduced to practice by any of the Acquired Companies or the Buyer or their respective Affiliates after the Closing Date. None of the Acquired Companies nor any Company-Owned IP is subject to any licensing, assignment, contribution, disclosure or other requirements or restrictions of any Standardization Organization. Each Acquired Company has delivered to the Buyer accurate and complete copies of all governing documents and other Contracts (including charter, bylaws, and participation guidelines) relating to such Acquired Company’s membership or contribution to any Standardization Organization.
2.11Contracts.
(a)Schedule 2.11(a) to the Disclosure Memorandum sets forth an accurate and complete list, as of the date of this Agreement, of the following Contracts (other than Employee Benefit Plans) to which any Acquired Company is a party or otherwise bound (each, a “Material Contract”):
(i)    each Contract that provides for potential payments by or to such Acquired Company in excess of $1,000,000 in calendar year 2025;
(ii)    each Contract relating to indebtedness for borrowed money;
(iii)    each Company IP Agreement;
(iv)    each Contract with a (A) noncompetition, (B) nonsolicitation (other than customary employee or service provider non-solicitation provisions set forth in non-disclosure agreements entered into in the ordinary course of business), (C) “most favored nations” pricing,

(D) exclusivity, or (E) other provision that would (or would purport to) prevent, restrict, modify or limit in any way such Acquired Company from carrying on its respective business in any manner or in any geographic location;
(v)    each Contract relating to or establishing a joint venture, partnership or limited liability company or that involves a sharing of profits or revenue with other Persons or that provides for the payment of referral fees or bounties;
(vi)    each Contract with any Governmental Body;
(vii)    each Contract with any Government Participant;
(viii)    each Contract in which such Acquired Company agrees to provide indemnification that may result in liability in excess of, or is not otherwise limited to a maximum of, $5,000,000;
(ix)    each Contract in which such Acquired Company agrees to maintain any insurance;
(x)    each Contract granting a durable power of attorney, agency or similar authority to another Person;
(xi)    each Contract that subjects or binds (or purports to subject or bind) any Affiliate of such Acquired Company (including, after the Closing, the Buyer and its Affiliates) to any non-solicit, non-hire, non-competition or licensing obligation, covenant not to assert/sue, or other restriction on or modification of their businesses;
(xii)    each Contract for, contemplating or relating to the acquisition of any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, except purchases of inventory, supplies and raw materials in the ordinary course of business consistent with past practice;
(xiii)    each Contract for the disposition of any significant portion of the assets or business of such Acquired Company;
(xiv)    other than the Employee Benefit Plans, each Contract providing for bonus, incentive compensation or commission payments to any current employee, contractor or consultant of any Acquired Company (excluding any individual Contract which is not in any material respects on the applicable Acquired Company’s standard form of such Contract in effect at the time);
(xv)    each Contract with a contractor or consultant performing services on a full-time basis or other similar arrangements related to the performance of services on a full-time basis to such Acquired Company by non-employees;

(xvi)    each Contract with any labor union, works council or other labor association representing any employee or contractor of such Acquired Company;
(xvii)    each Contract with any employee or full-time independent contractor or consultant of the Company providing for severance or advance notice of termination (other than Contracts with employees located outside of the United States that do not provide for advance notice or severance in excess of the minimum required by applicable Law);
(xviii)    each Contract providing for a retention payment, continuation of fringe benefits, accelerated vesting, change in control bonus or award, or other similar payments or benefits;
(xix)    each lease (including, for the avoidance of doubt, the Leases), sublease, rental agreement, contract of sale, tenancies, or licenses to which the Real Property is subject;
(xx)    each lease, sublease, rental agreement, contract of sale, tenancies, or licenses to which the personal property of the Acquired Companies is subject and provides for annual payments of $250,000 or more;
(xxi)    each Contract for the sale or exclusive license of any of the assets or properties of such Acquired Company or for the grant to any Person of any option, right of first refusal, right of first offer or right of first negotiation or any other right to purchase such assets or properties; and
(xxii)    all other Contracts that are material to such Acquired Company or otherwise necessary for the conduct of its business as conducted and as currently proposed to be conducted.
(b)All Material Contracts to which any Acquired Company is a party or by which any Acquired Company is bound are in written form and are valid, binding and enforceable against the Acquired Company party thereto, and to the Knowledge of the Company, the other parties thereto, in accordance with their terms and are in full force and effect, except, in each case, to the extent such enforceability is subject to the effect of any applicable Equitable Principles. Each Acquired Company has complied with such Contracts, and none of the Acquired Companies nor, to the Knowledge of the Company, any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default by any Acquired Company or, to the Knowledge of the Company, any other party thereunder. Except as set forth on Schedule 2.11(b) to the Disclosure Memorandum, there is not, and in the past five (5) years until the date hereof, there has not been any material disagreement or dispute with any other party to any Material Contract, nor is there any pending request for amendment of any Material Contract. As of the date of this Agreement, none of the Acquired Companies has received any written notification that any party to a Material Contract intends to cancel, terminate, materially modify, refuse to perform or refuse to renew (if such Material Contract is renewable) such Material Contract. The Company has provided to the Buyer true and complete copies of all Material Contracts. Notwithstanding the foregoing, the Company makes no representation or warranty in this Section 2.11(b) with respect to any Contract between one or more Acquired Company, on one hand, and Buyer and/or any of its Affiliates, on the other hand.

2.12Claims and Orders.
(a)Except as set forth on Schedule 2.12(a) to the Disclosure Memorandum, (i) there are no, and in the past five (5) years there have been no, material Claims, including for the avoidance of doubt, civil, criminal, arbitration, administration or other proceeding or, to the Knowledge of the Company, investigation, pending or involving or, to the Knowledge of the Company, threatened by or against such Acquired Company, or any officer, director, employee, Affiliate or representative thereof related, directly or indirectly to such Acquired Company and (ii) no portion of any Acquired Companies’ businesses are currently operating under or subject to any order, award, stipulation, judgment, writ, decree, determination or injunction of any court, arbitrator, panel or other Governmental Body.
(b)To the Knowledge of the Company, during the past five (5) years (i) no director, officer or current employee of any Acquired Company, nor any former employee of any Acquired Company during the course of or arising out of such employment, has been the subject of a criminal proceeding, (ii) no petition under the federal bankruptcy Laws or any state or foreign insolvency Laws has been filed by or against, or a receiver or similar officer appointed for, any director or officer of any Acquired Company, (iii) no director, officer or current employee of any Acquired Company, nor any former employee of any Acquired Company during the course of or arising out of such employment, has ever been found by any Governmental Body to have violated any Laws (other than de minimis traffic violations), and (iv) no director, officer or current employee of any Acquired Company, nor any former employee of any Acquired Company during the course of or arising out of such employment, is the subject of any order, judgment or decree of, or has entered into any agreement with, any Governmental Body permanently or temporarily enjoining him or her, or otherwise limiting him or her, from engaging in any business, profession or business practice.
2.13Licenses; Compliance with Laws.
(a)Each Acquired Company has all material approvals, authorizations, consents, certifications, licenses, orders, registrations and permits of all Governmental Bodies necessary for the conduct of such Acquired Company’s businesses as currently conducted. Each Acquired Company is, and at all times in the past five (5) years, has been, in compliance in all material respects with all federal, state, local and foreign Laws (including Environmental Laws) applicable to it, its employees or its business or property.
(b)None of the Acquired Companies, any of their respective officers, directors or employees, or, to the Knowledge of the Company, any agent or other third party representative acting on behalf of any Acquired Company, is currently, or has in the past five (5) years been, (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, (iv) engaged in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under applicable Export-Import Laws, or (v) otherwise in violation of applicable Sanctions Laws, Export-Import Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the IRS (collectively, “Trade Control Laws”).
(c)In the past five (5) years none of the Acquired Companies or any of their respective officers, directors or employees, nor to the Knowledge of the Company, any partners, designated partners, agent or other third party representative acting on behalf of any such Acquired Company, has made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws.  In the past five (5) years, each Acquired Company has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials.
(d)In the past five (5) years none of the Acquired Companies have, in connection with or relating to the business of any of the Acquired Companies, (i) received from any Governmental Body or any other Person any notice, inquiry, or internal or external allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Body; or (iii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws. In the past five (5) years, the Acquired Companies have implemented, and have operated in accordance with, policies and controls reasonably designed to prevent and detect violations of any applicable Trade Control Laws and Anti-Corruption Laws.
2.14Taxes.
(a)Each of the Acquired Companies has timely filed with each appropriate Governmental Body all material Tax Returns required to be filed by or with respect to it, and all such Tax Returns are accurate and complete in all material respects and have been prepared in compliance with Law. Each Acquired Company has timely paid all material Taxes required to be paid by such Acquired Company (whether or not such Taxes have been reflected on any Tax Return). Each of the Acquired Companies has (i) withheld (within the time and in the manner prescribed by Law) all material amounts required to be so withheld and paid over under all applicable Law, (ii) paid such withheld amounts over to the appropriate Governmental Body in compliance with all applicable Law, and (iii) timely filed all material withholding and information Tax Returns required to be filed by each such Acquired Company, as applicable. There is no material Claim for Taxes (other than for Taxes not yet due and payable) that has resulted in an Encumbrance against any of the assets of any of the Acquired Companies. None of the Acquired Companies has any Liability for unpaid Taxes accruing after December 31, 2025, except for Taxes arising in the ordinary course of business consistent with past practice. No Acquired Company has received any material refund of Taxes or credit against Taxes to which it is not entitled.
(b)(i) There is no pending or, to the Knowledge of the Company, threatened written Claim by any Governmental Body with respect to material Taxes or any material Tax Return relating to any of the Acquired Companies, no audit by any Governmental Body of any Acquired Company currently ongoing and no outstanding issues which have been raised and communicated to any Acquired Company in writing by any Governmental Body with respect to material Taxes, that have not been resolved and the Acquired Companies have not received any written indication from any Governmental Body that an audit, assessment or reassessment of any Acquired Company is proposed in respect of any material Taxes, regardless of its merits; (ii) no extension or waiver of the limitation period applicable to any assessment of material Taxes, of any of the Acquired Companies is in effect or has been requested other than in the ordinary course of business; (iii) there is no agreement between any of the Acquired Companies and any Governmental Body to any extension of time for filing any material Tax Return that has not been filed other than in the ordinary course of business; and (iv) none of the Acquired Companies are required to include any material adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code or any comparable provision under state or non-U.S. Tax Laws as a result of transactions or events occurring, or accounting methods employed, before the Closing. None of the Acquired Companies has received from any Governmental Body (including in jurisdictions where the Company has not filed Tax Returns) any written (A) notice indicating an intent to open an inquiry or audit with respect to material Taxes, and to the Knowledge of the Company, no such inquiry, audit or other review is pending with respect to any of the Acquired Companies, (B) material request for information related to material Tax matters, or (C) notice of deficiency or proposed adjustment for any material Tax proposed, asserted or assessed by any Governmental Body against any of the Acquired Companies that has not been fully paid or fully settled.

(c)None of the Acquired Companies will be required to include in a taxable period ending after the Closing Date material taxable income attributable to income that accrued in a taxable period (or portion thereof) ending on or prior to the Closing Date but not recognized for Tax purposes in such prior taxable period (or portion thereof) or to exclude from taxable income in a taxable period ending after the Closing Date any material deduction the recognition of which was accelerated from such later taxable period to a taxable period (or portion thereof) ending on or prior to the Closing Date as a result of (i) any change in method of accounting by such Acquired Company made or requested prior to Closing or resulting from the transactions contemplated by this Agreement, or use of an improper method of accounting by such Acquired Company prior to Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed before the Closing; (iii) any intercompany transactions (including any intercompany transaction subject to Section 367 or 482 of the Code) with respect to a transaction occurring before the Closing; (iv) any installment sale made or open transaction entered into by such Acquired Company before the Closing; (v) any prepaid amount received or deferred revenue accrued by such Acquired Company before the Closing; or (vi) Section 951 or 951A of the Code with respect to any amounts received or accrued outside the ordinary course of business prior to Closing by the Acquired Companies.
(d)None of the Acquired Companies (nor any predecessor of the foregoing) (i) has ever been a member of any Affiliated Group that filed or was required to file a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company), (ii) is a party to or bound by, or has any Liability under, any Tax sharing, Tax indemnity, Tax allocation or similar agreement relating to allocating, indemnification or sharing the payment of, or Liability for, Taxes (but excluding (A) Tax sharing, Tax indemnity, Tax allocation or similar provisions included in any customary commercial agreement the primary purpose of which is not the allocation, indemnification or sharing the payment of Tax Liabilities, such as a lease or loan agreement, and (B) any such agreement solely among or between the Acquired Companies), (iii) has any material Liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law, including any arrangement for group or consortium relief or similar arrangement) as a transferee or successor, by Contract (other than a customary commercial Contract the primary purpose of which is not the allocation, indemnification or sharing the payment of Tax Liabilities) or otherwise by operation of Law or (iv) is a party to any Contract or arrangement that is properly classified as a partnership for U.S. federal income Tax purposes.
(e)Since January 1, 2022, no written Claim has been made by a Governmental Body in a jurisdiction where any of the Acquired Companies does not file Tax Returns that such Acquired Company is subject to material Tax by that jurisdiction.
(f)Within the prior five (5) years, none of the Acquired Companies has distributed equity of another Person, nor had its equity distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code (or comparable provisions of state, local or non-U.S. Law).
(g)No material Tax ruling from a Governmental Body has been issued to any of the Acquired Companies, and none of the Acquired Companies has applied for any material Tax ruling that is pending, in each case, that would be in effect for any taxable period beginning after the Closing. No power of attorney with respect to Taxes has been granted with respect to any of the Acquired Companies that will remain in effect after the Closing.
(h)None of the Acquired Companies has participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations (or comparable provisions of state, local or non-U.S. Law).

(i)Each of the Acquired Companies is in material compliance with the requirements for any applicable Tax holidays or incentives and, to the Knowledge of the Company, none of the Tax holidays or incentives currently applicable to any of the Acquired Companies will be jeopardized by the transactions contemplated by this Agreement or is subject to clawback or reimbursement.
(j)Schedule 2.14(j) to the Disclosure Memorandum sets forth the classification of each Acquired Company for U.S. federal income Tax purposes.
(k)None of the Acquired Companies has transferred intangible property the transfer of which is subject to the rules of Section 367(d) of the Code (or any comparable provisions of state, local or non-U.S. Law). None of the Acquired Companies is a party to any gain recognition agreement under Section 367 of the Code (or comparable provisions of state, local or non-U.S. Law).
(l)Each of the Acquired Companies has collected, remitted and reported to the appropriate Tax authority all material sales, use and value added Taxes required to be so collected, remitted or reported pursuant to all applicable Tax Laws.
(m)Each of the Acquired Companies uses the accrual method of accounting for income Tax purposes.
(n)Each of the Acquired Companies is in material compliance with all applicable transfer pricing Laws and regulations (as required under Section 482 of the Code and any other applicable federal, state, local or non-U.S. Laws).
2.15Insider Interests. Except as set forth on Schedule 2.15 to the Disclosure Memorandum, no equityholder, director, officer or Affiliate or, to the Knowledge of the Company, employee, consultant, advisor or contractor (or, to the Knowledge of the Company, any Affiliate of the foregoing) of any Acquired Company has any interest (other than as an equityholder of such Acquired Company) (a) in any Contract relating to any Acquired Company, its present or prospective businesses or its operations, or in any other asset used in the business of any Acquired Company or (b) in any Person that presently (i) provides any services, produces or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which any Acquired Company is now engaged or proposes to engage in or (ii) is a supplier, customer or creditor of any Acquired Company, except, in each case, for (x) Contracts between any Acquired Company and the Buyer or the Buyer Member or any director, officer or Affiliate of the Buyer or the Buyer Member and (y) Employee Benefit Plans.
2.16Insurance.
(a)Schedule 2.16(a) to the Disclosure Memorandum sets forth, as of the date of this Agreement, an accurate and complete list of all insurance policies maintained by each Acquired Company (each, an “Insurance Policy” and collectively, the “Insurance Policies”).
(b)Each Insurance Policy is in full force and effect and will continue in full force and effect after the consummation of the transactions contemplated by this Agreement. All premiums due thereon have been timely paid. None of the Acquired Companies have been refused any insurance, nor has its coverage been limited, by any insurance carrier. Each Acquired Company maintains insurance policies with a scope and amount sufficient to satisfy all applicable Laws and all Contracts to which such Acquired Company is a party or by which such Acquired Company is bound. There are no claims outstanding as of the date hereof and, to the Knowledge of the Company, as of the date hereof, no circumstances exists that would reasonably be expected to give rise to any claim under any Insurance Policy. Further, no notice has been issued to any Acquired Company regarding cancellation of, or material premium increases under, the Insurance Policies.
2.17Brokers or Finders. The Acquired Companies do not and will not have, directly or indirectly, any Liability for brokers’ or finders’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby except as set forth on Schedule 2.17 to the Disclosure Memorandum.
2.18Bank Accounts. Schedule 2.18 to the Disclosure Memorandum sets forth an accurate and complete list as of the date of this Agreement, (a) of the names and locations of all banks, trust companies, securities brokers, online money transmitters and other financial institutions at which each Acquired Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of each such Acquired Company having signatory power with respect thereto, (c) of all existing and valid payment instruments and authorizations related to the accounts, boxes and relationships required to be listed under clause (b) above, including the names of the respective officers, employees, agents or other similar representatives of such Acquired Company, or third parties controlling such instruments and (d) of each investment of such Acquired Company held through or in each such account, box and relationship, including the name of the record and beneficial owner thereof, the location of the certificates, if any, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.
2.19Customers and Suppliers.
(a)Schedule 2.19(a) to the Disclosure Memorandum sets forth an accurate and complete list of the top twelve (12) customers of the Acquired Companies during the 12 month period ending on December 31, 2025, showing the approximate total revenues from each such customer during such 12-month period.  No such customer has during the last 12 months decreased or limited materially or, to the Knowledge of the Company, threatened to decrease or limit materially, its purchase of the products or services of the Acquired Companies.  None of the Acquired Companies have received any written, or to the Knowledge of the Company, unwritten notice of, and, to the Knowledge of the Company, no circumstance exists that would cause any such Acquired Company to expect, any termination of or material modification to the relationship of the Acquired Companies with any customer set forth on Schedule 2.19(a) to the Disclosure Memorandum, nor has the Company received any written, or to the Knowledge of the Company, unwritten notice during the last twelve (12) months of any material dispute with or Claim by any of the customers of the Acquired Companies set forth on Schedule 2.19(a) to the Disclosure Memorandum concerning the purchase of the services of the Acquired Companies.
(b)Schedule 2.19(b) to the Disclosure Memorandum sets forth an accurate and complete list of the top twenty (20) suppliers or service providers of the Acquired Companies during the twelve (12)-month period ending on December 31, 2025 and the total amount of payments made to each such supplier (i) during such twelve (12)-month period and (ii) during the period from January 1, 2026 through March 31, 2026. No such supplier or service provider has during the last twelve (12) months decreased or limited materially or, to the Knowledge of the Company, threatened to decrease or limit materially, its supply or services to the Acquired Companies. None of the Acquired Companies have received any written, or to the Knowledge of the Company, unwritten notice of, and, to the Knowledge of the Company, no circumstance exists that would cause the Acquired Companies to expect, any termination of or material modification to the relationship of such Acquired Company with any supplier or service provider set forth on Schedule 2.19(b) to the Disclosure Memorandum, nor has the Company received any written, or to the Knowledge of the Company, unwritten notice during the last twelve (12) months of any material dispute with or Claim by any of the suppliers or service providers of the Acquired Companies set forth on Schedule 2.19(b) to the Disclosure Memorandum concerning such supplier’s supply or services to such Acquired Company.
ARTICLE IIA

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as disclosed by such Seller in the corresponding schedules to the Disclosure Memorandum with regard to such Seller or such Seller’s Blocker (provided, that each of which disclosures shall be deemed to be disclosed and incorporated in other schedules to the Disclosure Memorandum with regard to such Seller or such Seller’s Blocker (x) if a reference to such disclosure is included in such other schedules or (y) to the extent its applicability to such other schedule is reasonably apparent on its face without further investigation), in order to induce the Buyer to enter into and perform this Agreement, each Seller individually, severally and not jointly or jointly and severally, represents and warrants to the Buyer, solely with respect to such Seller, as follows:
2A.1    Ownership. Such Seller owns exclusively, beneficially and of record all of the Applicable Securities set forth opposite such Seller’s name on Schedule I free and clear of any Encumbrance other than Permitted Encumbrances and restrictions on transfer arising under the Company’s Organizational Documents, its Blocker’s Organizational Documents or under applicable securities Laws. Such Seller is not a Sanctioned Person or organized, resident or located in a Sanctioned Country.
2A.2    Authority.
(a)Such Seller has full power or capacity and authority to execute this Agreement and the other Operative Documents to which such Seller is (or will be) a party and to perform such Seller’s obligations hereunder and thereunder. This Agreement has been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by each of the other Parties hereto other than such Seller, this Agreement is the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent such enforceability is subject to the effect of any applicable Equitable Principles. Each of the other Operative Documents to which such Seller is (or will be) a party, when executed and delivered by such Seller, and assuming the due authorization, execution and delivery by each of the other parties thereto other than such Seller, will be the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, in each case, except to the extent such enforceability is subject to the effect of any applicable Equitable Principles.
(b)The execution, delivery and performance by such Seller of this Agreement and the other Operative Documents to which it is (or will be) a party and the consummation by such Seller of the transactions contemplated hereby and thereby do not and will not (i) violate (with or without the giving of notice or lapse of time, or both) or conflict with or result in a breach of any Law applicable to such Seller, (ii)  require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Governmental Body other than those set forth on Schedule 2.4 to the Disclosure Memorandum, (iii) result in the creation of any Encumbrance on any Securities to be sold to the Buyer by such Seller or (iv)  conflict with or result in a breach of or constitute a default under any provision of such Seller’s Organizational Documents, other than, in the case of preceding clauses (i) and (ii), as has not, and would not reasonably be expected to, prevent or materially impede, impair or delay such Seller from consummating the transactions contemplated by this Agreement and the other Operative

Documents to which it is (or will be) a party and performing its obligations under this Agreement and the other Operative Documents to which it is (or will be) a party.
(c)With respect to those Contracts set forth on Schedule 2.15 to the Disclosure Memorandum between such Seller or its Affiliates, on the one hand, and any Acquired Company, on the other hand, to the Knowledge of such Seller, (i) the Acquired Company party thereto is not in default thereunder and (ii) there is not any event that with notice or lapse of time, or both, would constitute a default by the Acquired Company party thereto.
2A.3    Tax Consequences. Such Seller has had an opportunity to review with such Seller’s own tax advisors the Tax consequences to such Seller of the transactions contemplated by this Agreement. Such Seller understands that such Seller must rely solely upon such Seller’s own advisors and not on any statements or representations by the Company, Buyer or any of their respective agents or Affiliates. Such Seller understands that it (and not the Company, Buyer or any of their respective agents or Affiliates) shall be responsible for such Seller’s own Tax Liabilities that may arise from the transactions contemplated by this Agreement.
2A.4    Brokers or Finders. Such Seller does not and will not have, directly or indirectly, any Liability for brokers’ or finders’ fees or any similar charges that such Seller is not solely responsible for in connection with this Agreement or any transaction contemplated hereby based on any agreement entered into by such Seller.
2A.5    Litigation. No Claim is pending or, to the Knowledge of such Seller, threatened against such Seller before any Governmental Body that would or would reasonably be expected to prevent or materially impede, impair or delay such Seller from consummating the transactions contemplated by this Agreement or performing its obligations under the other Operative Documents to which it is a party.
2A.6    The Blockers. Except as disclosed by such Seller in the corresponding schedules to the Disclosure Memorandum with regard to such Seller’s Blocker (provided, that each of which disclosures shall be deemed to be disclosed and incorporated in other schedules to the Disclosure Memorandum with regard to such Seller’s Blocker (x) if a reference to such disclosure is included in such other schedules or (y) to the extent its applicability to such other schedule is reasonably apparent on its face without further investigation), each Seller, individually, severally and not jointly or jointly and severally, represents and warrants to the Buyer, solely with respect to the Blocker whose Securities are owned by such Seller, as follows:
(a)Such Blocker is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Such Blocker has made available to Buyer complete and correct copies of such Blocker’s Organizational Documents (including its certificate of incorporation and bylaws or equivalent documents, each as currently in effect as of the date hereof). Such Blocker is not in default under or in violation of any provision of its Organizational Documents. Such Blocker is not a Sanctioned Person or organized, resident or located in a Sanctioned Country.
(b)Schedule I as relating to such Blocker sets forth all of the Securities of such Blocker outstanding and the holder of record thereof. The Securities of such Blocker have been duly authorized and validly issued in accordance with applicable Law and are free and clear of any and all Encumbrances other than Permitted Encumbrances and restrictions on transfer arising under such Blocker’s Organizational Documents, the Company’s Organizational Documents or under applicable securities Laws. Except for the Securities of such Blocker set forth on Schedule I, there are no other outstanding capital stock, membership interests or equity securities of such Blocker, or securities convertible into or exchangeable or exercisable for capital stock, membership interests or equity securities of such Blocker outstanding, and there are no outstanding phantom equity, stock appreciation rights, options, warrants, rights, contracts, commitments, voting trusts, proxies, understandings or arrangements by which such Blocker is bound to issue, transfer, repurchase, redeem or otherwise acquire or retire any capital stock, membership interests or other equity securities of such Blocker.
(c)Other than the Company Interests set forth opposite such Blocker’s name on Schedule 2.3(a) to the Disclosure Memorandum, such Blocker does not own any capital stock or other equity securities of any Person and does not own any other type of interest (whether ownership or other) in any other Person. The Company Interests owned by such Blocker are held of record and beneficially owned by such Blocker as set forth on Schedule 2.3(a) to the Disclosure Memorandum, free and clear of all Encumbrances other than Permitted Encumbrances and restrictions on transfer arising under the Company’s Organizational Documents or applicable securities Laws. Such Blocker is not subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan, capital contribution or otherwise) to or in, any Person other than the Company as set forth in the Company LLC Agreement.
(d)Except as set forth on Schedule 2A.6(d) to the Disclosure Memorandum with regard to such Blocker, since the date of its formation, such Blocker has not carried on any business or conducted any operations other than (i) its formation and maintenance of existence, (ii) the acquisition and ownership of the corresponding Company Interests, (iii) its actions and activities in its capacity as a member of the Company and a party to the Company LLC Agreement, (iv) the issuance of the Applicable Securities and the incurrence of Blocker Indebtedness and being party to those certain instruments or agreements related thereto and (v) activities related to and actions contemplated by the Operative Documents and the transactions thereby, including those actions set forth in Schedule III and Schedule 4.1, in each case with regard to such Blocker. Other than ownership of the Company Interests or as set forth on Schedule 2A.6(d) to the Disclosure Memorandum with regard to such Blocker, such Blocker has no material assets or liabilities, other than cash, liabilities for Blocker Indebtedness and assets and liabilities arising from such Blocker’s ownership of the Company Interests, incurrence of Blocker Indebtedness, issuance of Applicable Securities and maintenance of its corporate existence. Except as set forth on Schedule 2A.6(d) to the Disclosure Memorandum with regard to such Blocker, such Blocker does not have, nor has it ever had, any employees. There is not pending or, to the Knowledge of such Seller, threatened, and in the past five (5) years there has not been any, Claim against such Blocker. Such Blocker is in and in the past five (5) years has been in compliance in all material respects with all applicable Laws.
(e)Such Blocker has timely filed with the appropriate Governmental Body all material Tax Returns required to be filed by or with respect to it, and all such Tax Returns are accurate and complete in all material respects and have been prepared in material compliance with Law. Such Blocker has timely paid to the appropriate Governmental Body all material Taxes required to be paid by it (whether or not such Taxes have been reflected on any Tax Return). Such Blocker has (i) withheld (within the time and in the manner prescribed by Law) all material amounts of Taxes required to be withheld by it, (ii) paid such withheld amounts over to the appropriate Governmental Body in material compliance with all applicable Law, and (iii) timely filed all material withholding and information Tax Returns required to be filed by each such Blocker, as applicable. There is no material Claim for Taxes (other than for Taxes not yet due and payable) that has resulted in an Encumbrance against any of the assets of such Blocker. Except as set forth on Schedule 2A.6(e) to the Disclosure Memorandum (if applicable), such Blocker has no Liability for unpaid Taxes accruing after December 31, 2025, except for Taxes arising in the ordinary course of business consistent with past practice. Such Blocker has not received any material refund of Taxes or credit against Taxes to which it is not entitled.

(f)Except as set forth on Schedule 2A.6(f) to the Disclosure Memorandum (if applicable), there is no past, pending or, to the Knowledge of such Seller, threatened written Claim by any Governmental Body with respect to material Taxes or any income or other material Tax Return relating to such Blocker, no assessment or reassessment of material Taxes of such Blocker currently the subject of an objection or appeal, no audit by any Governmental Body of such Blocker currently ongoing and no outstanding issues which have been raised and communicated in writing to such Blocker by any Governmental Body with respect to material Taxes that have not been resolved. Such Blocker has not received any written indication from any Governmental Body that an audit, assessment or reassessment of it is proposed in respect of any material Taxes. No extension or waiver of the limitation period applicable to any assessment of material Taxes of such Blocker is in effect or has been requested other than in the ordinary course of business. There is no agreement between such Blocker and any Governmental Body to any extension of time for filing any material Tax Return that has not been filed other than in the ordinary course of business.
(g)No such Blocker will be required to include in a taxable period ending after the Closing Date material taxable income attributable to income that accrued in a taxable period (or portion thereof) ending on or prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or portion thereof) or to exclude from taxable income in a taxable period ending after the Closing Date any material deduction the recognition of which was accelerated from such later taxable period to a taxable period (or portion thereof) ending on or prior to the Closing Date as a result of (i) any change in method of accounting by such Blocker made or requested prior to Closing, or use of an improper method of accounting, by such Blocker prior to Closing, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed by such Blocker before Closing; (iii) any installment sale made or open transaction entered into by such Blocker before the Closing; or (iv) any prepaid amount received or deferred revenue accrued by such Blocker before Closing.
(h)Such Blocker has (i) never been a member of any Affiliated Group that filed or was required to file a consolidated, combined or unitary Tax Return, (ii) never been a party to or bound by any Tax sharing, Tax indemnity, Tax allocation or similar agreement relating to allocating, indemnification or sharing the payment of, or Liability for, Taxes (but excluding (A) any Tax sharing, Tax indemnity, Tax allocation or similar provisions included in any customary commercial agreement the primary purpose of which is not the allocation, indemnification or sharing the payment of Tax Liabilities, such as a lease or loan agreement, and (B) any such agreement solely among or between such Blocker and its Affiliates, or the Acquired Companies), or (iii) no material Liability for the Taxes of any other Person under (A) Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law, including any arrangement for group or consortium relief or similar arrangement), (B) as a transferee or successor, (C) by Contract (other than a customary commercial Contract the primary purpose of which is not the allocation, indemnification or sharing the payment of Tax Liabilities) or (D) otherwise by operation of Law.
(i)Other than with respect to the Company, such Blocker is not a party to any Contract or arrangement that is properly classified as a partnership for U.S. federal income Tax purposes.
(j)Since January 1, 2022, no written Claim has been made by a Governmental Body in a jurisdiction where such Blocker does not file Tax Returns that such Blocker is subject to material Tax by that jurisdiction.
(k)Within the prior five (5) years, such Blocker has not distributed equity of another Person, nor had its equity distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code (or comparable provisions of state, local or non-U.S. Law).
(l)Such Blocker has delivered or made available to the Buyer correct and complete copies of all income and other material Tax Returns of such Blocker for which the statute of limitations has not expired, and all examination reports and statements of deficiencies, adjustments and proposed deficiencies in respect of material Taxes of such Blocker.
(m)Such Blocker has not participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations (or comparable provisions of state, local or non-U.S. Law).
(n)Such Blocker uses the accrual method of accounting for income Tax purposes.
(o)Such Blocker shall not be required to include any item of income in taxable income as a result of (i) any of the actions taken pursuant to the second sentence of Section 1.3(b) or (ii) any of the actions set forth on Schedule III with regard to such Blocker.
2A.7    Disclaimer of Other Representations and Warranties.
(a)Except for the representations and warranties made by each of the Company or the Sellers expressly set forth in this Article II or Article IIA, as applicable, or the certificates to be delivered by the Company or the Sellers pursuant to Section 6.4 or Section 6.5, none of the Company, Sellers, Blockers or any other Person makes any other representations or warranties of any kind or nature, express or implied, including any representations or warranties as to the accuracy and completeness of any information regarding the Acquired Companies or the Blockers, their respective business and affairs or the transactions contemplated in the Operative Documents, or as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets of the Acquired Companies, the Sellers or the Blockers, and all other representations or warranties, whether made by the Company, Sellers, Blockers or any other Person, or any of their respective Representatives, are hereby disclaimed.
(b)Without limiting the generality of the foregoing and except to the extent set forth in the representations and warranties made by each of the Company or the Sellers expressly set forth in this Article II or Article IIA, as applicable, none of the Company, Sellers, Blockers any of their respective Affiliates, or any of their respective Representatives, has made, and shall not be deemed to have made, any representations or warranties with respect to or in the materials relating to the business and affairs of the Acquired Companies or Blockers that have been made available to Buyer, including due diligence materials, or in any presentation of the business and affairs of the Acquired Companies or Blockers by the management of the Company, Sellers or others in connection with the transactions contemplated in the Operative Documents, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer or Buyer Member in executing, delivering and performing this Agreement and the transactions contemplated in the Operative Documents.
(c)Except to the extent set forth in the representations and warranties made by each of the Company or the Sellers expressly set forth in this Article II or Article IIA, as applicable, or the certificates to be delivered by the Company or the Sellers pursuant to Section 6.4 or Section 6.5, it is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company or Sellers or their respective Representatives, are not and shall not be deemed to be or be included as representations or warranties of the Company or Sellers, and are not and shall not be deemed to be relied upon by Buyer or Buyer Member in executing, delivering and performing this Agreement and the transactions contemplated in the Operative Documents.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER
In order to induce the Company, the Sellers and the Blockers to enter into and perform this Agreement, the Buyer and the Buyer Member represent and warrant to the Acquired Companies, the Sellers and the Blockers as follows:
3.1Organization and Good Standing. Each of the Buyer and the Buyer Member is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Each of the Buyer and the Buyer Member has all requisite power and authority to own, operate, and lease its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted.
3.2Authority and Enforceability. Each of the Buyer and the Buyer Member has full power and authority to execute this Agreement and the other Operative Documents to which it is (or will be) a party and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Buyer and the Buyer Member and, assuming the due authorization, execution and delivery by each of the other Parties hereto other than the Buyer and the Buyer Member, this Agreement is the valid and binding obligation of each of the Buyer and the Buyer Member, enforceable against the Buyer and the Buyer Member, as applicable, in accordance with its terms, and each of the other Operative Documents to which the Buyer or the Buyer Member is (or will be) a party, when executed by the Buyer, or the Buyer Member, as applicable, and assuming the due authorization, execution and delivery by each of the other parties thereto other than the Buyer or the Buyer Member, as applicable, will be the valid and binding obligation of the Buyer or the Buyer Member, as applicable, enforceable against the Buyer or the Buyer Member, as applicable, in accordance with its terms except to the extent such enforceability is subject to the effect of any applicable Equitable Principles.
3.3No Approvals; No Conflicts. The execution, delivery and performance by the Buyer and the Buyer Member of this Agreement and the other Operative Documents to which each of them is (or will be) a party and the consummation by each of the Buyer and the Buyer Member of the transactions contemplated hereby and thereby do not and will not (a) violate (with or without the giving of notice or lapse of time, or both) or conflict with or result in a breach of any Law applicable to the Buyer and the Buyer Member, (b) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person other than as may be required under the HSR Act or other Antitrust Law, (c) violate or conflict with or result in a breach of or constitute a default under any provision of the Buyer’s or Buyer Member’s Organizational Documents or (d) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any Person of the right to accelerate, terminate, modify or cancel, any material Contract to which the Buyer or the Buyer Member (as applicable) is a party or by which the material properties or material assets of each of the Buyer or the Buyer Member is bound.
3.4Litigation. No Claim is pending or, to the Knowledge of the Buyer, threatened in writing against the Buyer or the Buyer Member (as applicable) before any Governmental Body that (a) questions or challenges the validity of this Agreement or any other Operative Document to which the Buyer or the Buyer Member is (or will be) a party or (b) that, individually or in the aggregate, would reasonably be expected to prevent or materially impede, impair or delay the Buyer or the Buyer Member as applicable) from consummating the transactions contemplated by this Agreement or performing their respective obligations under the other Operative Documents to which they are each a party.

3.5Investment. The Buyer is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”); and the Buyer is acquiring the Securities for the Buyer’s own benefit and account for investment only and not with a view to, or for resale in connection with, a public offering or distribution thereof. The Buyer understands that the Securities, at the time of transfer, will not be registered under the Securities Act on the ground that the transfer of the Securities hereunder is exempt from registration under the Securities Act. The Buyer understands that the Securities may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of either an effective registration statement covering such Securities or an available exemption from registration under the Securities Act, the Securities must be held indefinitely.
3.6Access. The Buyer and its agents and representatives have (a) been given access to the assets, books, records, contracts and employees of the Blockers and the Acquired Companies, and have been given the opportunity to meet with officers and other representatives of the Blockers and the Acquired Companies for the purpose of investigating and obtaining information regarding the Blockers’ and Acquired Companies’ respective businesses, operations and legal affairs and (b) made their own inquiry and investigation into, and based thereon the Buyer has formed an independent judgment concerning, the Blockers and the Acquired Companies.
3.7Available Funds. Buyer Member has, and as of the Closing, the Buyer will have sufficient funds to consummate the transactions contemplated by the Operative Documents, including to pay all amounts to be paid by the Buyer at the Closing pursuant to Section 1.2(b) and pursuant to the Seller Loan Agreement, as and when due, and any other payments required to be paid by or on behalf of the Buyer hereunder and the fees and expenses of the Buyer related to the transactions contemplated in the Operative Documents. Without limiting the generality of the foregoing, the ability of the Buyer to consummate the transactions contemplated by the Operative Documents is not contingent on the Buyer’s or Buyer Member’s ability to obtain any financing prior to the Closing.
3.8Brokers’ or Finders’ Fees. The Buyer and the Buyer Member do not and will not have, directly or indirectly, any liability for brokers’ or finders’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby based on any agreement entered into by the Buyer or the Buyer Member or any of their respective Affiliates, except as otherwise set forth in this Agreement.
3.9Foreign Person. Buyer is not a “foreign person” within the meaning of 31 C.F.R. § 800.224. The transactions contemplated by the Operative Documents will not (a) constitute an investment, direct or indirect, by a “foreign person,” as defined at 31 C.F.R. § 800.224, that affords the foreign person any access, rights, or involvement in the business of the Acquired Companies or any Acquired Company, as described at 31 C.F.R. § 800.211(b), (b) result in any “foreign person,” as defined at 31 C.F.R. § 800.224, gaining “control,” as defined at 31 C.F.R. § 800.208, of the business of the Acquired Companies or any Acquired Company, or (c) otherwise constitute a “covered transaction,” as defined at 31 C.F.R. § 800.213.
3.10Transaction Insurance Policy. Buyer has entered into the binder agreements (the “Binder Agreements”) with Euclid Transactional, LLC (the “Transaction Insurance Carrier”) to acquire the Transaction Insurance Policy in connection with the transactions contemplated by this Agreement at the Buyer’s sole cost and expense. The Binder Agreements are in the form made available to the Company and the Sellers prior to the date hereof.
3.11Changes Affecting Service Provider Certificates. Buyer currently does not intend to make any changes (a) that adversely affect the validity of the Service Provider Certificate (Reference: EASA.AOA.TRD.010) of 28 November 2023 (“Service Provider Certificate”) issued to Aireon LLC by the European Union Aviation Safety Agency (“EASA”), (b) to the Functional System or a change that affects the functional system pursuant to ATM/ANS.OR.A.040(a)(1) of Regulation (EU) 2017/373, (c) to the provision of service, the service provider’s management system and/or safety management system pursuant to ATM/ANS.OR.A.040(a)(2) of Regulation (EU) 2017/373, or (d) that would constitute material modifications to the management procedures pursuant to ATM/ANS.OR.B.010(b) of Regulation (EU) 2017/373 after the Closing, in each case, that would reasonably be expected to require notice to or approval from a Governmental Body without, solely to the extent required under applicable Law, the making of such notice or the receipt of such approval.
3.12Inspection; No Other Representations.
(a)Buyer has undertaken its own investigation of the Acquired Companies and the Blockers and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of the Operative Documents and the transactions contemplated thereby. The Buyer and the Buyer Member acknowledge that (i) none of the Company, Sellers, their respective Affiliates or their respective Representatives make any representation or warranty with respect to, nor shall such Persons have any liability relating to, (A) any projections, estimates, budgets or other predictions delivered to or made available to the Buyer or the Buyer Member of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Acquired Companies or Blockers or the future business and operations of the Acquired Companies or Blockers, (B) any other information or documents made available to the Buyer or the Buyer Member or their respective counsel, accountants or advisors with respect to the Acquired Companies or Blockers, or their respective business, assets, liabilities or operations (including in any data rooms, virtual data rooms, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by the Operative Documents), except as expressly set forth in Article II or Article IIA or (C) the completeness of any information regarding the Acquired Companies or Blockers furnished or made available to the Buyer or the Buyer Member or their respective Representatives, and (ii) the Buyer and the Buyer Member have not relied and will not rely upon any of the information described in clause (i) above or any other information, representation or warranty, except, in each case, to the extent expressly covered by those representations or warranties set forth in Article II or Article IIA or the certificates to be delivered by the Company or Sellers pursuant to Section 6.4 or Section 6.5 or in negotiating, executing, delivering and performing the Operative Documents and the transactions contemplated thereby.
(b)The Buyer and Buyer Member each further acknowledges and agrees that none of the Buyer or the Buyer Member have relied on and the Buyer and the Buyer Member are not relying on any representations or warranties of the Company or Sellers or any other Person other than those contained in Article II or Article IIA or the certificates to be delivered by the Company or Sellers pursuant to Section 6.4 or Section 6.5.
(c)The Buyer and the Buyer Member will not, and will cause their respective Affiliates not to, assert any Claims or take any position in any Claim that is inconsistent with the provisions of this Section 3.12.
ARTICLE IV

COVENANTS
4.1Covenants of the Acquired Companies and the Blockers Before the Closing. During the period from the date of this Agreement until the Closing (or such earlier date on which this Agreement is terminated pursuant to Article VIII) (the “Pre-Closing Period”), unless the Buyer shall otherwise agree in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Acquired Companies shall operate their respective businesses in the ordinary course of business consistent with past practice, comply with applicable Law, and use commercially reasonable efforts to (x) preserve intact the business organization of the Acquired Companies, (y) keep available the services of the key individual service providers of the Company and (z) preserve the current relationships of the Acquired Companies with and the goodwill of customers, suppliers and other Persons with which the Acquired Companies have significant business relations; provided, that no action by the Acquired Companies or the Blockers with respect to matters specifically addressed by the following sentence (in clauses (a)–(r)) shall be deemed to be a breach of this sentence unless such action would constitute a breach of the following sentence (in clauses (a)–(r)). Without limiting the generality of the foregoing, before the Closing, unless either (i) explicitly required by the terms of this Agreement, (ii) the Buyer otherwise agrees in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) set forth on Schedule 4.1, or (iv) set forth on Schedule III, none of the Acquired Companies shall, and except with respect to those clauses below in this Section 4.1 that by their terms solely apply to the Acquired Companies, the Sellers shall cause the Blockers not to:
(a)amend or otherwise change its Organizational Documents;
(b)issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or Encumbrance of any ownership interest (including any phantom interest), of any Acquired Company, or any revenue or profit-sharing interest in respect of any Acquired Company;
(c)declare, set aside, make or pay any dividend, profit interest or other distribution with respect to any of its membership interests;
(d)reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its membership interests;
(e)(i) acquire or invest in any Person or division thereof; (ii) incur or, other than in the ordinary course of business consistent with past practice, repay any indebtedness for borrowed money or issue any debt securities, (iii) assume, guarantee, endorse or otherwise become responsible for, the obligations of any Person or make any loans or advances other than, with respect to the Acquired Companies, intercompany loans to any other Acquired Company permitted by the Company’s existing loan agreements; (iv) enter into, terminate or amend any Material Contract; (v) authorize any capital expenditure not set forth in the Annual Budget; or (vi) increase or change any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves;
(f)except as required by applicable Law or the terms of any Employee Benefit Plan, (i) materially increase, modify or defer the compensation (including base and incentive compensation) payable or to become payable to its officers, employees or other individual service providers, or otherwise materially alter the terms and conditions of employment or engagement for any current employee or individual service provider earning at least $100,000 per year in base compensation; (ii) grant any severance, termination pay, retention payment, change of control bonus or award, or any similar payment or benefit to any officer, employee or other individual service provider of any Acquired Company or other Person; (iii) other than in the ordinary course of business consistent with past practice (but subject to the other limitations of this clause (f)), establish, adopt, enter into, terminate, fail to renew or materially amend any Employee Benefit Plan for the benefit of any director, officer, employee or other individual service provider; (iv) make any equity awards to any officer, employee, or other individual service provider any Acquired Company; or (v) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Benefit Plan to the extent not explicitly required by the terms of this Agreement or such Employee Benefit Plan as in effect on the date of this Agreement;
(g)recognize, or enter into, any Contract with any labor organization, except as otherwise required by Law and after notification and consultation with the Buyer;
(h)change any material accounting methods or practices or material internal accounting control, inventory, investment, credit or allowance procedures or practices;

(i)change or revoke any material Tax election, settle or compromise any Tax contest, other than with respect to any immaterial amount of non-income Taxes, enter into any closing agreement, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes outside the ordinary course of business, other than any immaterial amount of non-income Taxes, file any amended Tax Return, assume any Liability for the Taxes, other than any immaterial amount of non-income Taxes, of any other Person (whether by Contract or otherwise) or affirmatively and knowingly surrender any right to claim a material Tax refund;
(j)pay, discharge or satisfy any material Claim, Liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of Claims, Liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Company Balance Sheet;
(k)forgive, cancel or defer any indebtedness or waive any claims or rights of material value;
(l)purchase or sell, transfer, license, lease or otherwise dispose of any material properties or assets (real, personal or mixed, tangible or intangible), other than the purchase of inventory in the ordinary course of business and consistent with past practice;
(m)assign, license (other than on a non-exclusive basis in the ordinary course of business and consistent with past practice), forfeit or permit to lapse, or instruct or consent to a future lapse of, any Company Intellectual Property Rights;
(n)make or approve any write-off or write-down or any determination to write-off or write-down any of the assets or properties of any Acquired Company in any manner not in the ordinary course of business and consistent with past practice;
(o)pay, loan or advance any amount to, or sell, transfer, license, lease or otherwise dispose of any properties or assets (real, personal or mixed, tangible or intangible) to, any current or former equityholders, members, officers, directors, managers, employees or consultants of the Company or any of its Affiliates, other than (i) cash compensation paid to officers, employees and other individual service providers in the ordinary course of business and consistent with past practice at rates not exceeding the rates of compensation paid during the fiscal year last ended, (ii) advances for travel and other business-related expenses reimbursed in the ordinary course of business and consistent with past practice and (iii) any participant loans under a Tax-qualified retirement plan (in accordance with the terms and conditions of such plan);
(p)accelerate the collection of any receivables or delay the payment of any payables in any manner not in the ordinary course of business and consistent with past practice;
(q)materially modify or amend any of the Acquired Companies’ Privacy Policies, or publish any new material Privacy Policy; or
(r)agree or commit to do any of the foregoing.
Notwithstanding the foregoing, each Blocker and Seller shall, and shall be permitted to, take such actions as set forth on Schedule III to extinguish Blocker Indebtedness prior to Closing or as set forth on Schedule 4.1 to extract cash of the Blocker. Each Seller shall be permitted to update Schedule III and, solely with respect to the extraction of cash from the Blocker, Schedule 4.1; provided that, such

Blocker or Seller shall notify the Buyer in writing prior to such modifications (setting forth the proposed modification in reasonable detail) and shall consider any comments from the Buyer and such modification, to the extent reasonably expected to have an adverse effect on Buyer, shall be subject to Buyer consent not to be unreasonably withheld, conditioned or delayed. Each Seller shall provide Buyer with the opportunity to review the documentation effectuating the actions set forth on Schedule III and each Seller shall consider any comments from the Buyer on such documentation in good faith. None of the foregoing is intended to give Buyer or its Affiliates, directly or indirectly, the right to control or direct the Acquired Companies’ or the Blockers’ operations prior to Closing. Prior to the Closing, each of Buyer, on the one hand, and Company, on the other hand, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Affiliates respective operations.
4.2Confidentiality. Except as required to comply with applicable Law (including as required under any stock exchange requirements), (i) prior to the Closing, none of the Parties shall make any statements to any third party with respect to terms of the Operative Documents or the transactions contemplated thereby that have not been publicly disclosed in accordance with Buyer’s or its Affiliates’ disclosure requirements under the Securities Act or other applicable Law, without the prior written consent of the other Parties; provided, that, the disclosing Party shall give prompt notice to the other Parties of such requirement and use commercially reasonable efforts to cooperate with any attempts by the other Parties to obtain a protective order at such non-disclosing Party’s cost and expense, and (ii)  after the Closing and until the tenth (10th) anniversary thereof, each of the Sellers shall not, and shall cause their controlled Affiliates not to, disclose to any third party any confidential information of any of the Acquired Companies, the Blockers or the Buyer; provided, however, that this Section 4.2 shall not apply to disclosures by the Parties to their controlled Affiliates, employees, directors, officers, Representatives or to their respective legal and financial advisors who have a need to know the information (provided, that the same are obligated to maintain the confidentiality of the information provided).
4.3[Reserved.]
4.4Further Action. The Parties shall take any actions reasonably necessary to consummate the transactions contemplated hereby and fulfill the conditions to the Closing set forth herein as promptly as practicable after the date hereof, including, with respect to the Company, obtaining the resignations of each director of the Company (in their capacities as such) other than the Iridium Director (as defined in the Company LLC Agreement), effective as of the Closing Date; provided, however, that to the extent any condition to the Closing provides for a document to be acceptable or to the satisfaction of any Party, this provision shall not require such Party to waive such right or otherwise accept a document that is not acceptable or satisfactory to it. The Parties shall take any further actions reasonably necessary or desirable to carry out the purposes of this Agreement or any other Operative Document as may be requested by the other Parties hereto (prior to, at or after the Closing).
4.5Regulatory Approvals.
(a)Subject to the terms and conditions set forth in this Agreement, each of the Company and Buyer and, if applicable, Buyer Member shall use, and shall cause its Affiliates to use, its respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated herein as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with any applicable Law, (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties, (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated herein and (iv) promptly responding to any inquiry, request for information, documents, or other material or testimony, by a Governmental Body under applicable Law. In furtherance and not in limitation of the foregoing, each of the Buyer and the Company agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the Operative Documents as promptly as practicable (and in any event within twenty (20) Business Days of the date hereof) and substantially comply as promptly as reasonably advisable to any requests for additional information and documentary material pursuant to the HSR Act, and (y) as promptly as reasonably practicable make all other filings necessary to obtain the approvals of or notices to the Governmental Bodies as set forth on Schedule 5.1.
(b)In furtherance and not in limitation of the foregoing, the Parties agree to promptly take, and cause their Affiliates to take, all advisable actions and steps to promptly make all necessary filings and to promptly obtain all necessary consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods under the HSR Act or under other Antitrust Laws of competent jurisdiction so as to enable the Parties to consummate the transactions contemplated by this Agreement as soon as reasonably practicable. Notwithstanding the foregoing or any other provision of this Agreement, however, in no event shall the Buyer or its Affiliates be required to offer, accept or agree to, and the Company shall not, without the Buyer’s prior written consent, offer, accept or agree to (i) divest, license, dispose of or hold separate, by consent decree, hold separate order, or otherwise, any portion of the businesses, operations, assets or product lines of the Buyer, the Company or any of their respective Affiliates (or a combination of the respective businesses, operations, assets or product lines of the Buyer, the Company or any of their respective Affiliates), (ii) restrict, prohibit or limit the ability of the Buyer, the Company or any of their respective Affiliates to conduct its business or own its assets, including a commitment to provide prior notice to any Governmental Body of any actions or acquisitions if such action would materially impair the benefits or advantages Buyer expects to receive from the transactions contemplated by this Agreement or materially impair the business of Buyer or its Affiliates, (iii) restrain, prohibit or limit the ownership or operation by the Buyer, the Company or any of their respective Affiliates of all or any portion of the business or assets of the Buyer, the Company or any of their respective Affiliates in any part of the world if such action would materially impair the benefits or advantages Buyer expects to receive from the transactions contemplated by this Agreement or materially impair the business of Buyer or its Affiliates, (iv) cause the Buyer or any of its Affiliates to divest any shares of the Company or (v) impose limitations on the ability of the Buyer or any of its Affiliates effectively to acquire, hold or exercise full rights of ownership of, any shares of capital stock of the Company, including the right to vote any shares of capital stock of the Company acquired or owned by the Buyer or any of its Affiliates on all matters properly presented to the stockholders of the Company, (vi) terminate or modify existing relationships, contractual rights or obligations of the Buyer, the Company (or any of their respective Affiliates) or create any relationship, contractual rights or obligations of the Buyer, the Company (or any of their respective Affiliates) if such action would materially impair the benefits or advantages Buyer expects to receive from the transactions contemplated by this Agreement or materially impair the business of Buyer or its Affiliates, or (vii) litigate or participate in the litigation of any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Governmental Body challenging or seeking to restrain, prohibit or place conditions on the consummation of the transactions contemplated herein or the ownership or operation by the Buyer, the Company or any of their respective Affiliates of all or any portion of their respective businesses as presently conducted and as currently proposed to be conducted (each of the foregoing clauses (i) through (vii), a “Burdensome Condition”).

(c)Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to), to the extent not prohibited by applicable Law, use its reasonable best efforts to (i) promptly keep each other informed regarding the progress and status of all submissions made to any Governmental Body with respect to the transactions contemplated by this Agreement, (ii) promptly provide each other with copies of any material or substantive written communications and material details of any oral communications with, any Governmental Body regarding the transactions contemplated by this Agreement, (iii) give each other prior notice of any in person meeting or video conference and, to the extent practicable, any material or substantive oral communication, with representatives of any Governmental Body, regarding the transactions contemplated by this Agreement, (iv) to the extent practicable, give each other the opportunity to consult in advance of, and consider in good faith the views of the other Parties in connection with, any such meeting, telephone or video conference, or other material or substantive oral or written analysis, appearance, argument, brief, communication, memorandum, opinion, presentation or proposal to be made or submitted to any such Governmental Body, (v) give each other (or a representative) the opportunity to attend or participate (unless prohibited by such Governmental Body) in any such meeting or communication and (vi) provide notice of any material or substantive communication to, and any proposed understanding, undertaking or agreement with, any Governmental Body with respect to any submission or otherwise with respect to the transactions contemplated by this Agreement. Materials that one Party provides to the other pursuant to the paragraph may be redacted as necessary (A) to comply with contractual arrangements, (B) to protect legal privilege, or (C) to remove references concerning the valuation of the Parties. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 4.5(c) as “outside counsel only” and such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Parties providing such materials. Notwithstanding anything herein to the contrary, the Parties shall jointly determine the overall strategy for coordinating with Governmental Bodies in connection with this Agreement, obtaining all consents of Governmental Bodies that are necessary, appropriate or desirable to consummate the transactions contemplated by this Agreement pursuant to the Antitrust Laws and resolving any claim by any Governmental Bodies under any Antitrust Law; provided that in the event of a dispute between the Parties relating to the strategy, Buyer shall make the final determination.
4.6Exclusivity.
(a)Other than in connection with the transactions contemplated by this Agreement, during the Pre-Closing Period, none of the Company or any of the Sellers shall (and they shall cause their respective directors, officers, employees, controlled Affiliates, financial advisors, attorneys, accountants or other representatives (collectively, “Representatives”) not to), directly or indirectly, (i) accept, or enter into any agreement with respect to, any existing proposal or offer outstanding as of the date of this Agreement or received after the date of this Agreement from any other party to consummate a Competing Transaction or (ii) solicit, initiate, facilitate or knowingly encourage, engage in discussions or negotiations with, or furnish information to, any person other than the Buyer, its Affiliates or their respective Representatives with respect to a Competing Transaction.
(b)During the Pre-Closing Period, the Company and the Sellers shall cause any pending discussions or negotiations with any other Person regarding a Competing Transaction to be immediately terminated and the Company and the Sellers will not, and will cause their respective Representatives not to, deal with any Person other than the Buyer, its Affiliates or their respective Representatives with respect to discussing or negotiating any Competing Transaction. During the Pre-Closing Period, the Company shall not release any third party from, or waive any provision of, any confidentiality, standstill or similar agreement to which the Company is a party or by which the Company is bound.

(c)During the Pre-Closing Period, the Company shall notify in writing the Buyer promptly (and in any event within one (1) Business Day) if any inquiry or proposal regarding a Competing Transaction is made, including in such notice the identity of the Person making the inquiry or proposal, the terms thereof and, if in written form, complete and accurate copies thereof, in each case to the extent permitted by the terms thereof.
4.7Tax Matters.
(a)Transfer Taxes. The Company shall be liable for and shall hold the Sellers and their respective Affiliates harmless against any Transfer Taxes. The Company will, at the Buyer’s expense, timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The Buyer shall provide the Sellers with evidence satisfactory to a Majority in Interest that such Transfer Taxes have been fully paid by the Company.
(b)Cooperation. The Parties shall reasonably cooperate, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns of the Acquired Companies and the Blockers and any Claim with respect to Taxes of the Acquired Companies or the Blockers. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree to (i) retain all books and records with respect to Tax matters pertinent to the Acquired Companies and the Blockers relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods plus sixty (60) days, and to abide by all record retention agreements entered into with any taxing authority, and (ii) use commercially reasonable efforts to give the other Parties reasonable written notice before destroying or discarding any such books and records and, if the other Party so requests, the Buyer and a Majority in Interest, as the case may be, shall allow the other Party to take possession of such books and records; provided, however, that none the Buyer nor any of their Affiliates (which will include the Acquired Companies and the Blockers after the Closing) or any Seller shall have any obligations or responsibilities with respect to such matters addressed in clause (i) of this sentence beyond those set forth under the Buyer’s or the applicable Seller’s general policies on records retention.
(c)Tax Sharing Agreements. All Tax sharing agreements or similar agreements between the Blockers and the Sellers (or their Affiliates) shall be terminated prior to the Closing Date, and, after the Closing Date, no Blocker shall be bound thereby or have any Liability thereunder.
(d)Tax Treatment. The Parties acknowledge and agree that for all U.S. federal and applicable state and local income Tax purposes the purchase and sale of the Securities is intended to be a sale or exchange of stock pursuant to Section 1001 of the Code.
(e)Post-Closing Tax Covenants. Following the Closing, the Buyer shall not (and shall cause its Affiliates not to) make any election under Sections 338 or 336 of the Code with respect to the acquisition of the Securities.
(f)Blocker Tax Refund. Any Tax refunds set forth on Schedule 4.7(f) that are received by Buyer or a Blocker (or any of their Affiliates) shall be for the benefit and entitlement of the Seller that owned such Blocker prior to Closing. Buyer shall pay, or cause to be paid, to the applicable Seller of such Blocker an amount equal to such refunds that are received by Buyer (and its Affiliates, including the applicable Blocker) after Closing, net of any reasonable third party costs (including Taxes) incurred by Buyer and its Affiliates in obtaining and receipt of such refund, within ten (10) days after receipt of the refund. Buyer shall, and shall cause the Company and each Blocker (and their respective Affiliates) to, use commercially reasonable efforts to cooperate with the Sellers as reasonably requested to obtain any such refunds as soon as reasonably practicable after the Closing

Date, it being understood that to the extent permitted by Law any such Tax refunds will be claimed in cash rather than as a credit against future Tax liabilities. To the extent such refund is subsequently disallowed or required to be returned to the applicable Tax authority, the applicable Seller agrees promptly to repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Tax authority, to Buyer.
4.8Release of Claims.
(a)Effective as of the Closing, each Seller (on behalf of itself, its Affiliates and its and its Affiliates’ Representatives (together with such Seller, the “Seller Releasing Parties”)), releases, from and after the Closing, any and all Claims and causes of action that any such Seller Releasing Party has or may have against the Acquired Companies, the Blockers, the other Sellers and the Buyer Member, or any present or former director, partner, designated partner, officer, manager, employee or agent of any of the Acquired Companies, the Blockers, the other Sellers or the Buyer Member, whether asserted or unasserted, known or unknown, contingent or non-contingent, past or present, arising or resulting from or relating, directly or indirectly, to any act, omission, event or occurrence before the Closing relating to any of the Acquired Companies or the Blockers, the Company-Owned IP or the Securities and any rights or interests therein (the “Seller Released Claims”). Notwithstanding the foregoing, nothing in this Section 4.8(a) will be deemed to constitute release by any Seller Releasing Party of (u) any right of such Seller Releasing Party under this Agreement or any other Operative Document, (v) any Claims for Fraud solely brought against a Person who committed such Fraud, (w) any right that cannot be waived as a matter of applicable Law or applicable public policy, (x)  if (and only if) any such Seller Releasing Party is or was director, officer, employee or other service provider of any Acquired Company, such Seller Releasing Party’s rights in such capacity (and, solely in such capacity), including any right of any such Seller Releasing Party for indemnification or expense reimbursement under the Company LLC Agreement (as in effect on the date of this Agreement), (y) any right of such Seller Releasing Party under any agreement (other than the Company LLC Agreement) by and between such Seller Releasing Party and any Acquired Company and (z) any right of such Seller Releasing Party for indemnification or expense reimbursement under the Company LLC Agreement (as in effect on the date of this Agreement). Notwithstanding anything to the contrary in this Agreement, each Seller, on behalf of itself and on behalf of such Seller’s other Seller Releasing Parties, hereby knowingly, fully, unconditionally and irrevocably waives any Claim or right of recourse it may have against any of the Acquired Companies with respect to the Acquired Companies’ representations and warranties (including any breach thereof) set forth in Article II, in each case except for Claims for Fraud solely brought against a Contracting Party who committed such Fraud, and the covenants of the Acquired Companies set forth in Article IV (other than the Post-Closing Covenants of the Acquired Companies, if any). Each Seller further waives any rights such Seller’s Seller Releasing Parties may have under any Laws of the nature of Section 1542 of the Civil Code of the State of California, which states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, MUST WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
4.9Access to Information. During the Pre-Closing Period, subject to applicable Law relating to the exchange of information, the Company shall, and shall cause its officers, directors, employees, consultants and agents to, afford the officers, employees and agents of the Buyer access at reasonable times, during normal business hours, at Buyer’s expense and upon reasonable prior written notice to the officers, employees, consultants, agents, properties, offices and other facilities, books and records of the Acquired Companies and shall furnish the Buyer with all financial, operating and other data and information (including Tax Returns, Tax elections and all other records and workpapers relating to Taxes) as the Buyer may reasonably request for any reasonable business purpose, including for integration; provided, however, that the Company shall not be obligated to provide such access if (i) doing so would reasonably be expected to violate any fiduciary duty, applicable Law or Contract to which the Acquired Companies or any of their respective Affiliates is a party or (ii) doing so would reasonably be expected to result in the loss of the ability to successfully assert attorney-client, work product or legal privileges (collectively, the “Access Restrictions”); provided, further, that, in the event access is limited on account of the Access Restrictions, the Company shall use commercially reasonable efforts to provide Buyer with such access to such information without violating the Access Restrictions.
4.10Post-Closing Access; Preservation of Records. From and after the Closing, the Buyer, the Blockers and the Company shall use commercially reasonable efforts to make or cause to be made available to the Sellers the books, records and documents (including Tax Returns, Tax elections and all other records and workpapers relating to Taxes) of the Acquired Companies and the Blockers, upon reasonable prior written notice and during regular business hours, in each case, solely for such purposes for which access to such books, records and documents is reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement, the other Operative Documents or otherwise; provided, however, that (i) access to such books, records and documents shall not unreasonably interfere with the normal operations of the Company, the Buyer or the Blockers, and (ii) all information provided remains subject to the confidentiality obligations set forth in Section 4.2. The Buyer shall cause the Acquired Companies and the Blockers to maintain and preserve all such books, records and documents for the greater of (x) seven (7) years after the Closing Date and (y) the time period provided for in the Buyer’s standard document retention policies. To the extent of any conflict or overlap between the provisions of this Section 4.10 and Section 4.7(b), the provisions of Section 4.7(b) shall control.
4.11Amendment and Waiver of, and Consent under, Company LLC Agreement.
(a)The Blockers, the Buyer Member and the Company (acting by approval of its Board of Directors) hereby unanimously agree that the Company LLC Agreement shall be amended, effective as of immediately after the Closing and with no further action, such that Section 3.6.7 of the Company LLC Agreement shall be amended and restated in its entirety to read as follows: “Interest Certificates. The Interests shall be represented by certificates, in a form approved by the Board of Directors.”
(b)To the extent any of the transactions contemplated hereby or the provisions of the Operative Documents are inconsistent with the Company’s Organizational Documents, the Company, the Blockers and the Buyer Member hereby, severally and not jointly, and with no further action, agree that any such inconsistent provision of the Company’s Organizational Documents, including Section 3.6.4 (Mandatory Redemptions of Redeemable Iridium Interests), Section 4.1.2 (Liquidation Event Distributions), Section 5.4 (Conversion Election), Section 6.12 (Certain Actions Requiring Prior Approval of Certain Directors), Section 10.2 (Merger or Sale of Interests), Article 11 (Transfer Restrictions), Section 12.2.2 (Information Rights – Tax), Section 12.4 (Tag-Along Rights) and Section 12.5 (Preemptive Right) of the Company LLC Agreement, shall not be applicable to the transactions contemplated hereunder or the provisions of the Operative Documents and are hereby waived and, to the extent the allocation of the Purchase Price among the Sellers in accordance with the Final Closing Consideration Spreadsheet is inconsistent with Section 4.1.2 (Liquidation Event Distributions) of the Company LLC Agreement or any other provision of the Company LLC Agreement, amended such that the provisions of this Agreement shall control, in each case solely to the extent of any such inconsistency; provided, however, that such agreement of inapplicability, waiver and consent shall be of no further force and effect in the event that the Closing has not occurred and the Agreement has been terminated pursuant to Section 8.1. The Company, the Blockers and the Buyer Member hereby agree that, if the Closing has not occurred and the Agreement has not been terminated pursuant to Section 8.1, in both cases, on or prior to December 31, 2026, then the Company LLC Agreement shall be amended with no further action on the part of any party thereto such that (i) the date “January 1, 2027,” as set forth in the definition of Accrued Dividend (as set forth therein) and Section 4.1.1.3 thereof shall, in each case, be revised to read the later of (x) January 1, 2027 and (y)  the date on which this Agreement is validly terminated pursuant to Section 8.1, and (ii) the date “January 2, 2027,” as set forth in Section 3.6.3.1.1 thereof shall be revised to read the day after the date referred to in clause (i) of this paragraph.
(c)By execution of this Agreement, each Blocker, the Buyer Member and the Company shall be deemed to have consented to the entry by the Blockers, the Buyer Member and the Company into this Agreement for all purposes, including as may be required pursuant to the Company LLC Agreement.
(d)Effective as of the Closing, each Seller and any Affiliate of any Seller (other than the Blockers) that is a party to the Company LLC Agreement shall automatically, and with no further action on the part of any such Seller or Affiliate, the Company, the Blockers, the Buyer Member, or any other Person, cease to be parties to, or otherwise bound by, the Company LLC Agreement and shall cease to have any rights or obligations thereunder, including, for the avoidance of doubt, under Section 3.7 (Guarantees) of the Company LLC Agreement; provided, however, that, subject to Section 4.8, such cessation shall not affect or impair any rights of any Seller or any such Affiliate (or any obligations owed to any Seller or any such Affiliate by the Company or any other Person) that have accrued prior to the Closing or any rights of any Seller or any such Affiliate under Article 8 (Liability; Indemnification) of the Company LLC Agreement; provided, further, that such cessation shall not affect the rights or obligations of the other parties to the Company LLC Agreement, which shall continue to be bound thereby.
4.12Employee Matters.
(a)The Buyer will provide, or cause each Acquired Company or another Affiliate to provide, each employee of the Acquired Companies as of immediately prior to the Closing (together, the “Continuing Employees”), for a period of no less than one (1) year following the Closing Date (but not beyond the date of the applicable Continuing Employee’s termination of employment), with (i) regular wages or salary and target annual bonus or commission opportunity, in each case, that are substantially comparable, in the aggregate, to those provided by the Acquired Companies to the applicable Continuing Employees immediately prior to the Closing and (ii) employee benefits (including retirement and health and welfare benefits) that are at least substantially similar, in the aggregate, to those provided to similarly situated employees of the Buyer and its Affiliates (for the avoidance of doubt, after taking into account any service crediting pursuant to Section 4.12(b)).
(b)The Buyer shall give (or cause to be given to) each Continuing Employee full credit, for purposes of eligibility to participate, vesting and, for purposes of severance, paid time off, and other leave, benefit accrual for his or her full and partial years of service with the Acquired Companies, any Affiliate thereof and the predecessors thereof under the benefit plans, programs, agreements, and arrangements of Buyer and any of its Affiliates (the “Buyer Employee Plans”), to the same extent provided under any comparable Employee Benefit Plan in which such Continuing Employee participated immediately prior to the Closing; provided, that the foregoing shall not operate to (i) result in a duplication of benefits or (ii) provide service credit for purposes of vesting of new, post-Closing equity or cash incentive awards (including for purposes of any “Rule of 70” or similar vesting provision applicable to such equity or cash incentive awards). Without limiting the generality of the foregoing, each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all Buyer Employee Plans that provide health or welfare benefits to the extent coverage under such Buyer Employee Plan replaces coverage under a comparable Employee Benefit Plan in which such Continuing Employee participated immediately before such replacement. The

Buyer shall (or shall cause an Affiliate to) use commercially reasonable efforts to give effect (to Continuing Employees and their eligible dependents), in determining any deductible and maximum out-of-pocket limitations under any Buyer Employee Plan for the plan year in which the Closing occurs, to amounts paid or incurred by such Continuing Employee (and his or her eligible dependents) during such year under a comparable Employee Benefit Plan. The Buyer shall (or shall cause an Affiliate to) use commercially reasonable efforts to cause any pre-existing conditions limitations and eligibility waiting periods under any Buyer Employee Plan to be waived with respect to the Continuing Employees and their respective eligible dependents to the extent waived or satisfied under any comparable Employee Benefit Plan in which such Continuing Employee participated.
(c)Without limiting the generality of Section 4.12(a) and, for the avoidance of doubt, without regard to the exclusion in Section 4.12(b)(ii), for each Continuing Employee who is eligible to participate as of immediately prior to the Closing in an Employee Benefit Plan providing annual or periodic cash incentive and/or commission payments (“Bonus Arrangements”), Buyer shall, or shall cause each Acquired Company or another Affiliate to, honor in all material respects such Bonus Arrangement for at least the performance period in which the Closing occurs and shall pay such Continuing Employee a bonus and/or commission payment for the period in which the Closing occurs in accordance with the terms and conditions of such Employee Benefit Plan in effect as of immediately prior to the Closing, as revised pursuant to Schedule 4.12(c). Notwithstanding anything in the foregoing provisions of this Section 4.12(c) to the contrary, by written notice to the Company no later than ten (10) Business Days prior to the Closing, Buyer may elect not to assume some or all of the awards outstanding as of immediately prior to the Closing under the Company’s Long-Term Incentive Plan (as amended and in effect from time to time), and the Parties acknowledge and agree that all awards outstanding as of immediately prior to the Closing, whether assumed or not, shall be subject to the applicable provisions set forth in Section 5(b) of such Long-Term Incentive Plan.
(d)Nothing contained in this Section 4.12, whether express or implied, will (i) obligate the Buyer, any Acquired Company or any of their respective Affiliates to retain any Continuing Employees for any specific period, (ii) be treated as an amendment or other modification of any Employee Benefit Plan or Buyer Employee Plan, or (iii) limit the right of the Buyer, any Acquired Company or any of their respective Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan or Buyer Employee Plan following the Closing provided Buyer otherwise remains in compliance with the terms of this Section 4.12. The Parties acknowledge and agree that all provisions contained in this Section 4.12 with respect to the Continuing Employees are included for the sole benefit of the Parties, and that nothing in this Section 4.12, whether express or implied, shall create any third party beneficiary or other rights (x) in any Person, including any employees or former employees of any Acquired Company, any participant in any Employee Benefit Plan or Buyer Employee Plan, or any dependent or beneficiary thereof, or (y) to continued employment with the Buyer, any Acquired Company or any of their respective Affiliates.
(e)To the extent necessary to avoid the application of Sections 280G and/or 4999 of the Code, the Company shall (i) prior to the Closing seek from each “disqualified individual” (as defined in Section 280G(c) of the Code) (each, a “280G Disqualified Individual”) who could reasonably be expected to receive or retain any payments or benefits that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such 280G Disqualified Individual’s rights to such payments or benefits (the “Waived 280G Benefits” and, each such waiver, a “280G Waiver”) so that all remaining payments and/or benefits, if any, shall not be “excess parachute payments” (within the meaning of Section 280G of the Code) and (ii) following receipt of any such 280G Waivers, solicit prior to the Closing Date, with respect to each individual who provides a duly executed 280G Waiver, member approval (in a manner that satisfies the requirements of Section 280G(b)(5)(A)(ii) and Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, in particular, Treasury Regulation Section 1.280G-1, Q/A-7) of the rights of any such 280G Disqualified Individual to receive or retain the Waived 280G Benefits. Prior to soliciting 280G Waivers from the 280G Disqualified Individuals, and not less than five (5) Business Days prior to the Closing, the Company shall provide drafts of such waivers, disclosure materials, consents and calculations to the Buyer for its review and comment (which reasonable and timely comments shall be implemented or considered in good faith). If any of the Waived 280G Benefits fail to be approved by the members as contemplated above, such Waived 280G Benefits shall not be retained, made or provided. Prior to the Closing, the Company shall deliver to the Buyer evidence that the 280G Waivers were obtained and a vote of the members of the Company was solicited in accordance with the foregoing provisions of this Section 4.12(e) and that either (A) the requisite number of votes of the members of the Company was obtained with respect to any Waived 280G Benefits (the “280G Approval”) or (B) the 280G Approval was not obtained, and, as a consequence, any Waived 280G Benefits shall not be retained, made or provided. Notwithstanding the foregoing, in no event shall the Company be deemed in breach of this section by reason of (1) the refusal of any 280G Disqualified Individual to sign a 280G Waiver as contemplated herein and (2) any arrangement or agreement entered into by, or at the direction of, the Buyer or any of its Affiliates that is not disclosed to the Company at least ten (10) Business Days prior to the Closing.
4.13Officers’ and Directors’ Indemnification.
(a)Buyer, the Acquired Companies and the Blockers agree that all rights to indemnification, advancement of expenses or exculpation existing in favor of, and all limitations on the personal liability of, each director, manager or officer of any Acquired Company or Blocker (collectively, the “D&O Indemnified Parties”) provided for in the Acquired Companies’ or Blockers’ respective Organizational Documents or any indemnification agreements in effect as of the date hereof and as set forth on Schedule 4.13(a), shall continue in full force and effect for a period of six (6) years following the Closing. Without limiting the general indemnification and other rights of the D&O Indemnified Parties under this Section 4.13(a), for a period of six (6) years following the Closing, Buyer, the Acquired Companies and the Blockers also agree to honor the indemnification, advancement of costs, exculpation and limitation of liability obligations provided in the Acquired Companies’ or Blockers’ respective Organizational Documents or in any other agreements between them and the Acquired Companies or Blockers in effect as of the date hereof and as set forth on Schedule 4.13(a) to each D&O Indemnified Party in respect of any acts, errors or omissions occurring prior to the Closing. For a period of six (6) years following the Closing, the Buyer, the Buyer Member, the Acquired Companies and the Blockers shall cause the Organizational Documents of the Acquired Companies and the Blockers to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the D&O Indemnified Parties than are presently set forth in the Organizational Documents of the Acquired Companies or the Blockers, as applicable, as of the date hereof.
(b)At or prior to the Closing, the Company shall obtain an extended reporting period under the Acquired Companies’ respective existing directors’, officers’ or managers liability insurance coverage for the Acquired Companies’ respective directors, officers or managers (or equivalent replacement coverage) in a form acceptable to the Company and reasonably acceptable to Buyer that shall provide such directors, managers and officers with coverage for six (6) years following the Closing of not less than the existing limits of liability and coverage and have other terms not materially less favorable to, the insured persons than the directors’, officers’ or managers’ liability insurance coverage maintained by the Acquired Companies prior to the Closing (the “Tail Insurance Coverage”). Following the Closing, Buyer shall, and shall cause the Acquired Companies to, maintain the Tail Insurance Coverage in full force and effect.
(c)The obligations under this Section 4.13 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 4.13 applies without the consent of such D&O Indemnified Party (it being expressly agreed that the D&O

Indemnified Parties to whom this Section 4.13 applies shall be third party beneficiaries of this Section 4.13 and shall be entitled to enforce the covenants contained herein). This Section 4.13 is intended to be in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or other protections that any D&O Indemnified Parties may have by Contract or under applicable Law.
(d)In the event that, following Closing, the Buyer, the Buyer Member, the Blockers or the Acquired Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) enters into any agreement to take any of the actions contemplated by the foregoing clauses (i) and (ii), then, and in each such case, the Buyer, the Buyer Member, the Blockers or such Acquired Company, as applicable, shall ensure that the successors and assigns of the Buyer, the Buyer Member, the Blockers or the Acquired Companies, as the case may be, assume the obligations set forth in this Section 4.13.
4.14Transaction Insurance Policy. Neither Buyer nor its Affiliates shall (a) enter into or consent to, any amendment, waiver, modification of or otherwise revise, the subrogation provision in the Transaction Insurance Policy made available to the Company and Sellers prior to the date hereof without the consent of a Majority in Interest or (b) enter into or consent to, any amendment, waiver or modification of the Transaction Insurance Policy in a manner materially adverse to any Seller except with the prior written consent of a Majority in Interest.
4.15Termination of Member Loan Agreement. Each of the Blockers, the Buyer Member and the Company hereby agree that, effective as of the Closing and with no further action, that certain Subordinated Loan Agreement, dated as of December 21, 2023, by and among the Blockers, the Buyer Member and the Company, shall be terminated and of no further force and effect.
4.16Blocker Names. As soon as reasonably practical after the Closing Date, but in any event within sixty (60) days after the Closing Date, (a) each Blocker shall cease to use the names of any Seller and all derivations, combinations, and translations thereof and (b) the Buyer shall cause each Blocker to change its name in compliance with the foregoing clause (a).

ARTICLE V

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES TO THE CLOSING
The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or, if permitted by Law, waiver by all Parties) of the following conditions; provided, however, that none of the Parties may rely on the failure of any condition set forth in this Article V to be satisfied if such failure is a result of a breach of this Agreement or any other Operative Document by such Party:
5.1Governmental Approvals and Consents. (a) Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and any agreement not to close the transactions before a certain date under a “timing agreement” between any Party and a Governmental Body (so long as such agreement was consented to by the other Parties) shall have expired or been terminated, (b) the approvals of or notices to the Governmental Bodies relating to the consummation of the transactions contemplated by this Agreement and any of the other Operative Documents set forth on Schedule 5.1 shall have been obtained or deemed to have been obtained and (c) no Law, temporary restraining order, preliminary or permanent injunction or other Order of any court of competent jurisdiction or administrative agency shall be in effect that enjoins, restrains or prohibits consummation of the transactions contemplated by this Agreement or any other Operative Document.
ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER TO THE CLOSING
The obligations of the Buyer and the Buyer Member to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or, if permitted by Law, waiver by the Buyer) of the following conditions; provided, however, that none of the Buyer or the Buyer Member may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure is a result of a breach of this Agreement or any other Operative Document by the Buyer or the Buyer Member:
6.1Accuracy of Representations and Warranties
(a)The representations and warranties of the Company and the Sellers contained herein (including the applicable Exhibits or schedules to the Disclosure Memorandum) (other than Sections 2.1, 2.2, 2.3, 2.4(e), 2.17, 2A.1, 2A.2(a), 2A.2(b)(iv), 2A.4 and 2A.6(a) hereof, all of which are addressed in Section 6.1(b)), shall have been true and correct when made and shall be true and correct (without giving effect to any materiality or “Material Adverse Effect” qualifiers contained therein) as of the Closing Date with the same effect as though made as of the Closing Date, in each case, except (i) that the accuracy of such representations and warranties that by their terms speak as of a specified date will be determined as of such date and (ii) where the failure of such representations and warranties to be so true and correct has not had, individually or in the aggregate, a Material Adverse Effect;
(b)The representations and warranties of the Company contained in Sections 2.1, 2.2, 2.3, 2.4(e), 2.17, and the representations and warranties of the Sellers contained in Sections 2A.1, 2A.2(a), 2A.2(b)(iv), 2A.4 and 2A.6(a) shall have been true and correct in all respects, except for de minimis inaccuracies, when made and as of the Closing Date with the same effect as though made as of the Closing Date, except to the extent that such representations and warranties speak as of a specified date, in which case such representations and warranties that by their terms speak as of a specified date shall have been true and correct in all respects, except for de minimis inaccuracies, as of such date.
6.2Performance of Agreements. The Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any other Operative Document to be performed and complied with by it at or before the Closing.
6.3Material Adverse Effect. Since the date of this Agreement and through the Closing, the Company has not experienced a Material Adverse Effect.
6.4Company Compliance Certificate. Buyer shall have received a certificate of an officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.1 and 6.2, to the extent related to the representations, warranties and covenants of the Company, and Section 6.3 have been satisfied.
6.5Seller Compliance Certificates. Buyer shall have received a certificate of an officer of each Seller, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.1 and 6.2, to the extent related to the representations, warranties and covenants of such Seller, have been satisfied.
6.6No Legal Proceedings. (a) No Governmental Body of competent jurisdiction shall have commenced any (i) inquiry or investigation under the HSR Act, or (ii) litigation or proceeding under applicable Antitrust Law, in each case regarding any transaction contemplated by this Agreement that remains in effect and (b) no Law, temporary restraining order, preliminary or permanent injunction or other Order of any court of competent jurisdiction or administrative agency shall be in effect that imposes or seeks to impose a Burdensome Condition.

6.7Closing Deliverables. Buyer shall have received each of the agreements, certificates and documents required to be delivered by the Sellers, the Blockers and the Company pursuant to Section 1.4(b); provided, that, failure to provide the certificates and documents to be delivered pursuant to Section 1.4(b)(vii), Section 1.4(b)(viii), Section 1.4(b)(ix) and Section 1.4(b)(x) shall entitle the appropriate Withholding Agent to make an appropriate withholding pursuant to Section 1.5 and shall not relieve the Buyer or the Buyer Member of their obligations to consummate the transactions contemplated by this Agreement.
ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND SELLERS TO THE CLOSING
The obligations of each of the Company and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or, if permitted by Law, waiver by a Majority in Interest ) of the following conditions; provided, however, that neither the Company nor any Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure is a result of a breach of this Agreement or any other Operative Document by the Company or such Seller:
7.1Accuracy of Representations and Warranties. The representations and warranties of the Buyer and the Buyer Member contained herein and in the other Operative Documents (a) shall have been true and correct in all material respects when made and (b) except to the extent such representations and warranties speak of an earlier date, shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date.
7.2Performance of Agreements. The Buyer and the Buyer Member shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any other Operative Document to be performed and complied with at or before the Closing, including, without limitation, each of the conditions precedent set forth in the Seller Loan Agreement.
7.3Compliance Certificate. The Company shall have received a certificate of an officer of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.
7.4No Legal Proceedings. No Governmental Body of competent jurisdiction shall have commenced any (a) inquiry or investigation under the HSR Act, or (ii) litigation or proceeding under applicable Antitrust Law, in each case regarding any transaction contemplated by this Agreement that remains in effect.
7.5Closing Deliverables. The Company and the Sellers shall have received each of the agreements, certificates and documents required to be delivered by the Buyer or the Buyer Member pursuant to Section 1.4(b).
ARTICLE VIII

TERMINATION
8.1Termination. This Agreement may be terminated at any time before the Closing:

(a)by the written consent of the Buyer and a Majority in Interest;
(b)by the Buyer or a Majority in Interest if the Closing has not occurred on or before the date that is six (6) months after the date of this Agreement (the “End Date”); provided, however, that if all conditions to the consummation of the transactions contemplated by this Agreement have been satisfied (or, in the case of conditions to be satisfied at the Closing, are capable of being satisfied) as of the End Date other than Sections 5.1(a), 5.1(b), 6.6 or 7.4, or, solely in respect of the HSR Act, Section 5.1(c), then the End Date shall be automatically extended for one three (3)-month period and such date shall become the End Date for purposes of this Agreement; provided, further, that if all conditions to the consummation of the transactions contemplated by this Agreement have been satisfied (or, in the case of conditions to be satisfied at the Closing, are capable of being satisfied) as of the End Date, as so extended by the foregoing proviso, other than Section 5.1(a), 5.1(b), 6.6 or 7.4 or, solely in respect of the HSR Act, Section 5.1(c), then the End Date shall be automatically extended for an additional three (3)-month period and such date shall become the End Date for purposes of this Agreement; provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose breach of the representations, warranties or covenants in this Agreement under this Agreement has been the primary cause of the conditions giving rise to the termination right under this Section 8.1(b);
(c)by either a Majority in Interest or the Buyer in the event that any Governmental Body shall have issued an Order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement and such Order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose breach of the representations, warranties or covenants in this Agreement has been the primary cause of the conditions giving rise to the termination right under this Section 8.1(c);
(d)by the Buyer, if there is a breach by the Company of any representation, warranty, obligation, covenant or agreement contained herein that would cause a failure of the condition set forth in Sections 6.1 or 6.2 and that has either not been cured or is not curable by the Company by the earlier of (i) the End Date and (ii) the date that is twenty (20) days after the Buyer gives notice to the Company regarding such breach; provided, however, that if any of the Buyer or the Buyer Member is then in breach of or default under this Agreement such that the Company could terminate the Agreement pursuant to Section 8.1(e), Buyer may not terminate this Agreement pursuant to this Section 8.1(d); or
(e)by a Majority in Interest, if there is a breach by the Buyer or the Buyer Member of any representation, warranty, obligation, covenant or agreement contained herein that would cause a failure of the condition set forth in Sections 7.1 or 7.2 and that has either not been cured or is not curable by the Buyer or the Buyer Member by the earlier of (i) the End Date and (ii) the date that is twenty (20) days after the Company gives notice to the Buyer regarding such breach; provided, however, that if the Company is then in breach of or default under this Agreement such that Buyer could terminate the Agreement pursuant to Section 8.1(d), a Majority in Interest may not terminate this Agreement pursuant to this Section 8.1(e).
8.2Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, written notice thereof shall promptly be given by the terminating party to the other Parties, and this Agreement shall thereupon terminate and become void and have no further force or effect, and the transactions contemplated hereby shall be abandoned without further action by the Parties hereto. Notwithstanding the foregoing, this Section 8.2 and Article IX shall survive indefinitely, and nothing herein shall relieve any party hereto of any Liability for Fraud or any willful and material breach of this Agreement occurring before such termination.

ARTICLE IX

GENERAL
9.1No Recourse; Non-Survival of Representations, Warranties and Covenants.
(a)All representations and warranties and all covenants, obligations and agreements of the Parties set forth in this Agreement, any Operative Document (other than the Seller Loan Agreement) or any other document contemplated hereby, or in any certificate delivered hereunder or thereunder (other than those covenants, obligations and agreements of the Parties that by their terms apply or are to be performed in whole or in part (but only to the extent of such part) after the Closing (collectively, the “Post-Closing Covenants”)) shall terminate at the Closing (the “Expiration Date”) without any liability in respect thereof and it is the intention of the Parties, that (i) the Expiration Date supersede any applicable statutes of limitations with respect to such representations, warranties and covenants, (ii) each Post-Closing Covenant of the Parties shall survive until such covenant is fully performed or otherwise expires in accordance with its terms, and (iii) this Section 9.1(a) shall not apply to any representations, warranties, covenants, obligations and agreements of the Parties set forth in the Seller Loan Agreement, all of which shall remain in effect after the Closing in accordance with their respective terms.
(b)Other than any Claim or cause of action for Fraud solely brought by a Contracting Party (as defined below) against a Contracting Party who committed such Fraud, all causes of action or Claims (whether in contract or in tort, in equity or at Law, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or any other Operative Documents, or the negotiation, preparation, execution, delivery, performance or breach of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) any other Operative Document, or the transactions contemplated by this Agreement and any other Operative Documents, may be brought only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement in the preamble of this Agreement and their successors and permitted assigns (each, a “Contracting Party”). No Person who is not a Contracting Party, including the former, current or future equity holders, controlling Persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any such Contracting Party or any former, current or future stockholder, controlling Person, director, officer, employee, general or limited partner, member, manager, affiliate or agent thereof (each, a “Non-Recourse Party”), shall have any Liability or obligation (whether in contract or in tort, in equity or at Law, or granted by statute) for any cause of action or Claim arising under, out of, in connection with, or related in any manner to this Agreement, any other Operative Document or based on, in respect of, or by reason of this Agreement or any other Operative Document or their respective negotiation, preparation, execution, delivery, performance, or breach, or any transactions contemplated by this Agreement or any other Operative Document, in each case except solely for Claims or causes of action for Fraud solely brought by a Contracting Party against the Contracting Party who committed such Fraud; and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such causes of action and Claims against any other Contracting Party or any such Non-Recourse Party. Without limiting the generality of the foregoing, to the maximum extent permitted by applicable Law and except in the case of Fraud committed by a specific Contracting Party, (i) each Contracting Party hereby waives and releases any and all causes of action or Claims that may otherwise be brought in equity or at Law, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability or obligation of any Contracting Party on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (ii) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any other Operative Document or any representation or warranty made in, in connection with or as an inducement to this Agreement. Notwithstanding anything herein to the contrary, nothing set forth in this Section 9.1(b) shall be deemed to limit the rights of the third-party beneficiaries expressly set forth in Section 9.7 hereof.
(c)Effective as of the Closing, Buyer and Buyer Member (on behalf of themselves, their respective Affiliates (including, from and after the Closing, the Acquired Companies and the Blockers) and their and their respective Affiliates’ Representatives, collectively, the “Buyer Parties” and each, a “Buyer Party”) hereby release, waive and forever discharge, from and after the Closing, any and all rights, Claims and causes of action, whether asserted or unasserted, known or unknown, contingent or non-contingent, past, present or future, which any Buyer Party has or may have against each of the Sellers or any of the Non-Recourse Parties of any such Seller, any of their respective Affiliates or any of their respective Representatives (collectively, the “Seller Parties”), in each case except for Claims for Fraud solely brought against a Seller who committed such Fraud, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the Closing, including arising out of, relating to or otherwise resulting from (i) the ownership, operation, management, use or control of the business of the Acquired Companies or Blockers, any of their respective assets or any acts or omissions, the Company-Owned IP or the Securities and any rights or interests therein or (ii) this Agreement and the other Operative Documents and the transactions contemplated hereby and thereby. The Buyer and the Buyer Member further waive any rights each Buyer Party may have under any Laws of the nature of Section 1542 of the Civil Code of the State of California, which states:
(d)A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, MUST WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
(e)The Buyer and the Buyer Member (on behalf of the Buyer Parties) agree that, from and after the Closing, under no circumstances will the Seller Parties have any liability or responsibility to any of the Buyer Parties for any losses or other Liabilities relating to or arising from any actual or alleged breach of any representation or warranty or any covenant or agreement (other than, with respect to a Seller, a breach of a Post-Closing Covenant by such Seller) set forth in this Agreement or in any other Operative Document (or any Exhibit, Schedule or certificate delivered hereunder), including by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations or warranties or covenants or obligations (other than, with respect to a Seller, a breach of a Post-Closing Covenant by such Seller) set forth in this Agreement, any other Operative Document or any other certificate, instrument, opinion or other documents delivered hereunder, the ownership, operation, management, use or control of the business of the Acquired Companies or Blockers, any of their respective assets, or any actions or omissions, the Company-Owned IP or the Securities and any rights or interests therein, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law. After the Closing, the Buyer Parties shall have no recourse of any kind to the Seller Parties under any theory of liability, for any action or inaction of any of the Seller Parties, in each case at or prior to the Closing. The Buyer Parties acknowledge and agree that each of the Seller Parties are express third-party beneficiaries of this Section 9.1. Buyer acknowledges and agrees that the covenants set forth in this Section 9.1 are an essential element to this Agreement and that, but for these covenants, none of the Company, Blockers or Sellers would have entered into this Agreement or otherwise agreed to consummate the transactions contemplated hereby.
(f)Notwithstanding anything to the contrary in this Agreement, with respect to any matters with respect to which the Buyer, or another Subsidiary of Buyer Member is the primary service provider for the Acquired Companies and the Acquired Companies do not materially manage such matters internally, none of the Acquired Companies shall be deemed to have breached any covenants set forth in this Agreement, including Section 4.1, for any action taken or failed to be taken by the Buyer or any of such Subsidiaries of Buyer Member (or any of their respective personnel), except in all cases for any action or inaction by the Buyer or any of such Subsidiaries of Buyer Member (or any of their respective personnel) taken at the direction of the Acquired Companies (or any of their respective personnel) with prior written approval of a Majority in Interest.
(g)Each Party acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement, the obligations and liabilities (if any) of the Sellers and the Blockers hereunder shall be several, not joint and several, and no Seller or Blocker, as applicable, shall be liable for any obligation or liability (if any) owed hereunder by any other Seller or Blocker.
9.2Expenses. Except as otherwise set forth herein or in the other Operative Documents, each Party shall pay its own fees, costs and expenses incident to the negotiation, preparation and execution of this Agreement, the other Operative Documents and the consummation of the transactions contemplated hereby and thereby; provided, however, that (a) the PJT Transaction Fee is borne by the Sellers by way of the determination of the Purchase Price as set forth in Exhibit A (and, for the avoidance of doubt, shall not be included in Leakage) and (b) the Transaction Costs shall be paid by the Company or the Buyer and shall not be included in Leakage.
9.3Notices. Any notice, request or demand desired or required to be given hereunder shall be in writing and shall be given by personal delivery, email or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or one (1) day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.
TO THE BUYER, BUYER MEMBER OR, AFTER THE CLOSING, THE BLOCKERS:

Iridium Monitor Holdings LLC
1676 International Drive, Suite 1100
McLean, VA 22102
Attention: Kathy Morgan
    Email:
With a copy (which shall not constitute notice) to:

Cooley LLP
1299 Pennsylvania Avenue, NW, Suite 700
Washington, DC 20004-2400
Attention: Josh Holleman
Email:

TO THE SELLERS OR, PRIOR TO THE CLOSING, THE BLOCKERS: As set forth on the signature page of each Seller and Blocker hereto.
TO THE COMPANY:

Aireon Holdings LLC
8484 Westpark Drive, Suite #300
McLean, VA 22102
Attention: Chief Legal and Risk Officer
Email:
With a copy (which shall not constitute notice) to:

Hogan Lovells LLP
555 13th St NW
Washington, DC 20004
Attn: Steven Kaufman, Joseph Gilligan and Gabrielle Witt
Email:
9.4Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties to the fullest extent possible.
9.5Entire Agreement. This Agreement (including the Disclosure Memorandum and all other Exhibits and schedules) and the other Operative Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.
9.6Assignment. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that any or all rights and obligations of the Buyer may be assigned to one or more Buyer Entities so long as Buyer remains fully responsible for the performance of any delegated obligation and no such assignment or delegation shall relieve Buyer of any of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective heirs, successors, permitted assigns and legal representatives.
9.7Parties in Interest. This Agreement shall be binding on and inure solely to the benefit of the Parties and their respective successors, heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for (i) the D&O Indemnified Parties pursuant to Section 4.13, (ii) the Non-Recourse Parties pursuant to Section 9.1(b) and (iii) the Seller Parties pursuant to Section 9.1(c).
9.8Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction. In any action among or between any of the Parties arising out of or relating to this Agreement, including any action seeking equitable relief, each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the state of Delaware. Each party hereby irrevocably waives all right to trial by jury in any action, proceeding, or counterclaim (whether based on Contract, tort, or otherwise) arising out of or relating to this Agreement and the other Operative Documents, the transactions contemplated hereby and thereby, or the actions of such Parties in the negotiation, administration, performance, and enforcement hereof and thereof.
9.9Headings; Construction. The table of contents and headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The word “or” is disjunctive, but not necessarily exclusive. The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole, including exhibits and schedules hereto, and not to any particular provision of this Agreement. When a reference is made in this Agreement to Annexes, Articles, Exhibits, Sections or Schedules, such reference shall be to an Annex, Article, Exhibit, Section or Schedule to this Agreement unless otherwise indicated. Pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. When a reference is made to the “Company,” or an “Acquired Company” in this Agreement (including the Disclosure Memorandum and all other Exhibits and schedules) or the other Operative Documents, such reference shall, to the extent applicable, also refer to any predecessor entities of the Company, or such Acquired Company, as applicable. An item shall be considered “provided” or “made available” to a Party hereto, to the extent such phrase appears in this Agreement, only if such item has been posted by the Company or its representatives in the electronic documentation site hosted by Datasite on behalf of the Company at least two (2) Business Days prior to the date hereof. Any reference to the word “day” means calendar day unless Business Day is expressly specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the day on which the period commences and including the day on which the period ends, and by extending the period to the next Business Day following if the last day of the period is not a Business Day. Any terms used herein that are not defined herein but are defined in GAAP have the meanings ascribed to them therein.
9.10Counterparts. This Agreement may be executed and delivered in one or more counterparts, either manually or electronically (including by PDF and electronic mail), each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.
9.11Specific Performance. Each of the Parties acknowledges and agrees that each other Party would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each such Party agrees that the other Parties shall be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy available at Law or in equity, in each case without proof of actual damages or the need to post a bond in connection therewith.

9.12Amendment. This Agreement may be amended, modified or supplemented at any time, but only pursuant to an instrument in writing signed by the Buyer and a Majority in Interest.
9.13Waiver. The Buyer may (a) extend the time for the performance of any obligation of any of the Acquired Companies, any Seller or any Blocker under this Agreement or any other Operative Document, (b) waive any inaccuracy in the representations and warranties of any of the Acquired Companies, any Seller or any Blocker contained in this Agreement or any other Operative Document or (c) waive compliance by any of the Acquired Companies, any Seller or any Blocker with any agreement or condition contained in this Agreement or any other Operative Document. A Majority in Interest may (i) extend the time for the performance of any obligation of the Buyer or the Buyer Member under this Agreement or any other Operative Document, (ii) waive any inaccuracy in the representations and warranties of the Buyer or the Buyer Member contained in this Agreement or any other Operative Document or (iii) waive compliance by the Buyer or the Buyer Member with any agreement or condition contained in this Agreement or any other Operative Document. Any extension or waiver contemplated in this Section 9.13 shall be valid only if set forth in an instrument in writing signed by the Buyer or a Majority in Interest and shall apply only as set forth in such instrument and shall not operate as a waiver of, or estoppel with respect to, any failure to comply with any other obligation, covenant, agreement or condition contained herein. Any extension or waiver by a Majority in Interest shall be binding on each Seller and each Blocker.
9.14Buyer Member Guaranty.
(a)In order to induce Sellers to enter into this Agreement, the Buyer Member hereby irrevocably, absolutely and unconditionally guarantees, as principal and not as surety, to the Sellers, (i) the full payment when due of the Applicable Closing Cash Payment to each Seller under and in accordance with the terms of this Agreement, (ii) the full and complete performance of all covenants, agreements, duties and obligations applicable to the Buyer pursuant to this Agreement and (iii) the payment of any obligations of the Buyer that may arise hereunder as a result of a breach of this Agreement by the Buyer (the matters set forth in clauses (i) through (iii), collectively, “Guaranteed Obligations”); provided, that such Guaranteed Obligations shall not include the obligation to pay any of the Applicable Seller Loan Amount.
(b)If the Buyer fails to perform any of the Guaranteed Obligations, then the Buyer Member shall itself be liable for the Guaranteed Obligations and shall perform or take whatever steps as may be necessary to procure performance of the same; provided, however, that no Seller shall be entitled to make a claim against the Buyer Member under this Section 9.14 unless and until such Seller shall have first made a written demand for performance or payment of the applicable Guaranteed Obligation upon the Buyer and the Buyer shall have failed to perform or pay such Guaranteed Obligation within five (5) Business Days following receipt of such demand (or such shorter period as may remain prior to the date on which such Guaranteed Obligation is required to be performed or paid under this Agreement).
(c)The obligations of the Company and the Sellers under this Agreement shall conclusively be deemed to have been created, contracted, or incurred in reliance upon this Section 9.14 and all dealings between the Company, the Sellers and the Buyer related to this Agreement shall likewise be conclusively presumed to have been consummated in reliance upon this Section 9.14.
(d)The Buyer Member’s obligations hereunder shall not be affected by any facts or circumstances that might constitute a legal or equitable bar, discharge or defense to any Guaranteed Obligations available to the Buyer Member but not available to the Buyer; provided, however, that the Buyer Member shall be entitled to assert any and all defenses, setoffs, counterclaims and other rights that the Buyer may have under this Agreement with respect to the Guaranteed Obligations (other than defenses arising from the bankruptcy, insolvency, dissolution or liquidation of the Buyer), and the Buyer Member hereby expressly waives and renounces any and all bars, discharges and defenses that are personal to the Buyer Member and not available to the Buyer.

(e)The guarantee by the Buyer Member contained herein shall be a continuing guarantee, shall remain in full force and effect, and shall continue to be enforceable by the Sellers until the performance by the Buyer of all of the Guaranteed Obligations (notwithstanding any change, restructuring, bankruptcy, insolvency or termination of the corporate structure or existence of any Seller or any of its subsidiaries) and that upon completion of all of the Guaranteed Obligations, this guarantee shall terminate automatically and the Buyer Member shall stand discharged of all of its obligations under this guarantee except with respect to any claim for which a written demand has been delivered to the Buyer Member prior to such termination date, which claim shall survive until final resolution thereof. The Buyer Member’s obligations under this Section 9.14 shall not be terminated, modified, affected or impaired by reason of any relief or discharge of the Buyer from any of its obligations in bankruptcy or similar proceedings, or by liquidation or dissolution.
(f)The guaranty by the Buyer Member under this Section 9.14 shall automatically terminate and be of no further force or effect (x) with respect to payment obligations constituting Guaranteed Obligations upon the date on which all payment obligations constituting Guaranteed Obligations under this Agreement have been satisfied in full and (y) with respect to performance obligations upon the date on which all performance obligations constituting Guaranteed Obligations under this Agreement have been satisfied in full, except, in the case of each of (x) and (y), with respect to any claim for which a written demand has been delivered to the Buyer Member prior to such termination date in accordance with Section 9.14(b), which claim shall survive until final resolution thereof.

[Signature Pages Follow]

In Witness Whereof, the Parties hereto have entered into and signed this Agreement as of the date and year first above written.

IRIDIUM MONITOR HOLDINGS LLC By: /s/ Matthew J. Desch Name: Matthew J. Desch Its: President IRIDIUM SATELLITE LLC By: /s/ Matthew J. Desch Name: Matthew J. Desch Its: President and Chief Executive Officer
[Signature Page to Securities Purchase Agreement]

In Witness Whereof, the Parties hereto have entered into and signed this Agreement as of the date and year first above written.

AIREON HOLDINGS LLC By: /s/ Donald L. Thoma Name: Donald L. Thoma Its: Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

In Witness Whereof, the Parties hereto have entered into and signed this Agreement as of the date and year first above written.

NAV CANADA By: /s/ Micheline Pion Name: Micheline Pion Its: Vice President and Chief Financial Officer

[Signature Page to Securities Purchase Agreement]

In Witness Whereof, the Parties hereto have entered into and signed this Agreement as of the date and year first above written.

NAV CANADA SATELLITE, INC. By: /s/ Micheline Pion Name: Micheline Pion Its: Vice President and Chief Financial Officer

[Signature Page to Securities Purchase Agreement]

In Witness Whereof, the Parties hereto have entered into and signed this Agreement as of the date and year first above written.

ENAV S.P.A. By: /s/ Tommaso Massimo Funicello Name: Tommaso Massimo Funicello Its: Head of Finance

[Signature Page to Securities Purchase Agreement]

In Witness Whereof, the Parties hereto have entered into and signed this Agreement as of the date and year first above written.

ENAV NORTH ATLANTIC LLC By: /s/ Ernesto Guzman Name: Ernesto Guzman Its: Manager
[Signature Page to Securities Purchase Agreement]

In Witness Whereof, the Parties hereto have entered into and signed this Agreement as of the date and year first above written.

NAVIAIR SURVEILLANCE A/S By: /s/ Mads Kvist Eriksen Name: Mads Kvist Eriksen Its: Chairman of the Board
NAVIAIR SURVEILLANCE A/S By: /s/ Kasper Korsgaard Bertelsen Name: Kasper Korsgaard Bertelsen Its: Board Member
[Signature Page to Securities Purchase Agreement]

In Witness Whereof, the Parties hereto have entered into and signed this Agreement as of the date and year first above written.

NAVIAIR SURVEILLANCE USA, LLC By: /s/ Mads Kvist Eriksen Name: Mads Kvist Eriksen Its: Director, CEO
NAVIAIR SURVEILLANCE USA, LLC By: Kasper Korsgaard Bertelsen Name: Kasper Korsgaard Bertelsen Its: Director, Secretary
[Signature Page to Securities Purchase Agreement]

In Witness Whereof, the Parties hereto have entered into and signed this Agreement as of the date and year first above written.

NATS (SERVICES) LIMITED By: /s/ Martin John Rolfe Name: Martin John Rolfe Its: Director

[Signature Page to Securities Purchase Agreement]

In Witness Whereof, the Parties hereto have entered into and signed this Agreement as of the date and year first above written.

NATS (USA) INC. By: /s/ Martin John Rolfe Name: Martin John Rolfe Its: Director
[Signature Page to Securities Purchase Agreement]

In Witness Whereof, the Parties hereto have entered into and signed this Agreement as of the date and year first above written.

THE IRISH AIR NAVIGATION SERVICE (TRADING AS AIRNAV IRELAND) By: /s/ Gerald Caffrey Name: Gerald Caffrey Its: Chief Executive

[Signature Page to Securities Purchase Agreement]

In Witness Whereof, the Parties hereto have entered into and signed this Agreement as of the date and year first above written.

AIRNAV NORTH ATLANTIC INC. By: /s/ Maeve Hogan Name: Maeve Hogan Its: Director, President and Chairman of the Board

[Signature Page to Securities Purchase Agreement]

Annex A
Definitions
“280G Approval” has the meaning set forth in Section 4.12(e).
“280G Disqualified Individual” has the meaning set forth in Section 4.12(e).
“280G Waiver” has the meaning set forth in Section 4.12(e).
“ACA” has the meaning set forth in Section 2.9(g).
“Access Restrictions” has the meaning set forth in Section 4.9.
“Acquired Company” means the Company or any of its Subsidiaries and “Acquired Companies” means the Company and each of its Subsidiaries.
“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with the first Person.
“Affiliated Group” means any affiliated, consolidated, combined, unitary or similar group, including any arrangement for group or consortium relief or similar arrangement.
“Aggregate Seller Loan Amount” means the amount equal to (a) the Purchase Price, multiplied by (b) fifty percent (50%).
“Agreement” has the meaning set forth in the first paragraph of this Agreement.
“AI Programs” has the meaning set forth in Section 2.10(h).
“AirNav” has the meaning set forth in the first paragraph of this Agreement.
“AirNav Blocker” has the meaning set forth in the first paragraph of this Agreement.
“Annual Budget” means the budget of the Acquired Companies for calendar year 2026, which has been approved by the board of directors of the Company.
“Annual Financial Statements” has the meaning set forth in Section 2.5(a).
“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Criminal Code (Canada) and the Corruption of Foreign Public Officials Act (Canada).
“Antitrust Laws” means any antitrust, competition or trade regulation Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.
Annex A-1

“Applicable Seller Loan Amount” has the meaning set forth in Section 1.2(b)(ii).
“Binder Agreement” has the meaning set forth in Section 3.10.
“Blocker” and “Blockers” have the meaning set forth in the recitals.
“Blocker Indebtedness” means, without duplication, with respect to a Blocker, indebtedness for borrowed money of such Blocker.
“Blocker Payoff Letter” has the meaning set forth in Section 1.3(a).
“Board” means, as applicable, the Board of Directors or Board of Managers of any Blocker or the Company.
“Bonus Arrangements” has the meaning set forth in Section 4.12(c).
“Burdensome Condition” has the meaning set forth in Section 4.5(b).
“Business Day” means any day, other than a Saturday, a Sunday, or any other day on which commercial banks in New York, New York are authorized or required by Law to be closed.
“Buyer” has the meaning set forth in the first paragraph of this Agreement.
“Buyer Employee Plans” has the meaning set forth in Section 4.12(b).
“Buyer Entity” means the Buyer, a controlled Affiliate of Buyer Member that is not an individual, a successor of the Buyer or another Person designated by one of the foregoing.
“Buyer Member” has the meaning set forth in the first paragraph of this Agreement.
“Buyer Party” and “Buyer Parties” has the meaning set forth in Section 9.1(c).
“Calculation Time” means 12:01 a.m. Eastern Time on the Closing Date.
“Claim” means any claim, litigation, demand, cause of action, suit, proceeding, arbitration, charge, complaint, audit, hearing, investigation, inquiry or similar dispute (whether formal or informal, civil, criminal or administrative).
“Closing” has the meaning set forth in Section 1.4.
“Closing Blocker Indebtedness” means Blocker Indebtedness outstanding as of immediately prior to Closing.
“Closing Cash Payment” means the amount equal to (a) the Purchase Price, multiplied by (b) fifty percent (50%).
Annex A-2

“Closing Date” has the meaning set forth in Section 1.4.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the first paragraph of this Agreement.
“Company Balance Sheet” has the meaning set forth in 2.5(b).
“Company Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of October 10, 2023, among Aireon LLC, as the Borrower, the Company, Aireon Canada LTC and certain other subsidiaries of Aireon LLC from time to time party thereto, as Guarantors, the lenders from time to time party thereto, GLAS USA LLC, as Administrative Agent and GLAS Americas LLC, as Collateral Agent, as amended, together with each of the Credit Documents (as defined in the Company Credit Agreement).
“Company Health Plan” has the meaning set forth in Section 2.9(g).
“Company Intellectual Property Rights” means all Intellectual Property Rights owned (or purported to be owned), applied for, used or licensed (whether as licensor or licensee) by, or under obligation of assignment to, any of the Acquired Companies.
“Company Interests” has the meaning set forth in the recitals.
“Company IP” means all Company Technology and Company Intellectual Property Rights.
“Company IP Agreements” means (a) Inbound Licenses, (b) Outbound Licenses, (c) Contracts between any Person and an Acquired Company relating to the development, transfer or assignment of Intellectual Property Rights, and (d) consents, covenants not to assert or sue, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property Rights to or under which an Acquired Company is a party or beneficiary, or by which Company IP may be bound, in each case, other than Incidental Licenses.
“Company IP Registrations” has the meaning set forth in Section 2.10(b)(i).
“Company IT Systems” means all information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of software, code, communications, data or information used in or necessary for the conduct of the business of the Company at any time, including without limitation, any such systems hosted or operated by a third party for or on behalf of the Acquired Companies.
“Company LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement, dated as of June 3, 2022, as amended.
Annex A-3

“Company Technology” means all Technology owned (or purported to be owned), used or licensed (whether as licensor or licensee) by any of the Acquired Companies.
“Company-Owned IP” means all Company IP owned (or purported to be owned) by any of the Acquired Companies.
“Company Products” has the meaning set forth in Section 2.10(g)(i).
“Competing Transaction” means, other than the transactions contemplated by this Agreement, any written or oral offer, proposal, public announcement, inquiry or request for discussions, information or negotiations from any Person or group of Persons (other than the Buyer and its Affiliates) relating to: (a) any merger, consolidation, share exchange, recapitalization, amalgamation, business combination, reorganization or investment in the Company or other similar transaction involving the Company, (b) any sale, lease, license, exchange, mortgage, pledge, transfer or other disposition of a material portion of the assets of the Company (whether in a single transaction or a series of related transactions) outside of the ordinary course of business, or (c) any sale or transfer of shares (or instruments that provide the right or ability to acquire shares) of the Company.
“Continuing Employees” has the meaning set forth in Section 4.12(a).
“Contract” means any contract, agreement, instrument, commitment, permit, or undertaking of any nature, whether oral or written (including any concession, franchise, license, lease, mortgage, indenture or other business arrangement), in each case that is legally binding.
“Contracting Party” has the meaning set forth in Section 9.1(b).
“Copyleft License” means any license that requires, as a condition of use, that any Software or content subject to such license that is distributed or modified (or any other Software or content incorporated into, derived from, used, or distributed with any such Software or content): (a) in the case of Software, be made available to any third-party recipient in a form other than binary form (e.g., in source code form), (b) be made available to any third-party recipient under terms that allow preparation of derivative works, (c) in the case of Software, be made available to any third-party recipient under terms that allow Software or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than to the extent any contrary restriction would be unenforceable under Law), or (d) be made available to any third-party recipient at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.
“Copyleft Materials” means any Software or content subject to a Copyleft License.
“D&O Indemnified Parties” has the meaning set forth in Section 4.13(a).
Annex A-4

“Data Breach” means (a) any unauthorized, unlawful, or accidental loss of, damage to, access to, use, alteration, acquisition, encryption, theft, modification, destruction, unavailability, disclosure of, or other Processing of Sensitive Data, or (b) any material damage to, or unauthorized, unlawful, or accidental access to, theft of, or use of, any Company IT Systems.
“Disclosure Memorandum” has the meaning set forth in Article II.
“Dollars” or “$” when used in this Agreement or any other agreement or document contemplated hereby, means United States dollars unless otherwise stated.
“EASA” has the meaning set forth in Section 3.11.
“Employee Benefit Plan” means each employee benefit compensatory plan, program, policy, practice, agreement, Contract or fund, including any retirement savings, pension, supplemental pension, group health and welfare coverage (including medical, hospitalization, accidental death and dismemberment, critical illness, travel, pharmaceutical, dental, vision, drug, short term or long term disability, and life insurance), severance payment, termination payment, supplemental unemployment, salary continuance, change of control payment, retention payment, equity or equity-based compensation, bonus, incentive, employee loan, employee assistance, fringe benefit or other employee benefit or compensatory plan, program, policy, practice, agreement, Contract or fund (including any “employee benefit plan,” as defined in Section 3(3) of ERISA) or any employment contract, whether written or oral, funded or unfunded, registered or unregistered, insured or uninsured, or domestic or foreign, (a) sponsored, maintained or contributed to by any Acquired Company or to which any Acquired Company is a party or (b) with respect to which any Acquired Company has or could have any actual or contingent present or future obligation or Liability (including as a result of an ERISA Affiliate), but in each case excluding any Statutory Plans.
“ENAV” has the meaning set forth in the first paragraph of this Agreement.
“ENAV Blocker” has the meaning set forth in the first paragraph of this Agreement.
“Encumbrance” means (a) liens, mortgages, pledges, deeds of trust, security interests, charges, leases, licenses, options, right of first refusal, easement, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar Contract, encumbrances and other adverse claims or interests of any kind and (b) conditional sales Contracts, title retention Contracts or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable U.S. state or federal securities Law.
“End Date” has the meaning set forth in Section 8.1(b).
“Environmental Laws” means all applicable Laws, all judicial and administrative Orders and determinations and all contractual obligations concerning pollution, public health and safety, worker health and safety, or the protection of the environment.
Annex A-5

“Equitable Principles” means any bankruptcy, insolvency, reorganization, moratorium or other Law affecting or relating to creditors’ rights and relief of debtors generally and general principles of equity.
“ERISA” means the Employee Retirement Income Security Act of 1974, and all rules and regulations promulgated thereunder, all as in effect from time to time.
“ERISA Affiliate” means any Person that, together with the Company is (or was, at the applicable time) considered a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Expiration Date” has the meaning set forth in Section 9.1(a).
“Exploit” or “Exploitation” means to use, possess, reproduce, modify, display, market, perform, publish, transmit, broadcast, sell, license, distribute or otherwise exploit.
“Export-Import Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection and any regulations issued thereunder.

“Final Closing Consideration Spreadsheet” has the meaning set forth in Section 1.2(c)(ii).
“Financial Statements” has the meaning set forth in Section 2.5(a).
“Fraud” means, with respect to any Person, actual and intentional fraud with respect to any statement of material fact in the making of any representation or warranty by such Person set forth in ARTICLE II, ARTICLE IIA or ARTICLE III, as applicable (as qualified by the Disclosure Memorandum), or any certificate delivered by such Person pursuant to Section 6.4, Section 6.5, or Section 7.3, as applicable, with respect to such representation or warranty; provided, that such actual and intentional fraud of such Person shall only be deemed to exist if such Person making such representation or warranty had actual knowledge of such material breach when the related representations and warranties were made with the intention that a Contracting Party to whom such representation or warranty is made would rely thereon to its detriment, and such Contracting Party actually relied thereon to its detriment and suffered damages by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, constructive fraud, implied fraud, imputed fraud, promissory fraud, unfair dealing fraud, unjust enrichment or any claim for fraud or misrepresentation based on constructive knowledge, negligence or recklessness, extra-contractual fraud, constructive fraud or any other fraud-based or equitable claim.
“Functional System” means a combination of procedures, human resources and equipment, including hardware and software, organized to perform a function within the context of ATM/ANS or other ATM network functions.
Annex A-6

“GAAP” means generally accepted accounting principles in the United States.
“Government Official” means any officer or employee of a Governmental Body or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.
“Government Participant” has the meaning set forth in Section 2.10(l).
“Governmental Body” means any (a) federal, state, local, foreign, multinational or other government authority, including any nation, state, commonwealth, province, territory, county, municipality, district or other judicial or political body; (b) public primary, secondary or higher educational institutions; (c) labor or social security body; or (d) other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, board, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).
“Guaranteed Obligations” has the meaning set forth in Section 9.14(a).
“Healthcare Reform Laws” has the meaning set forth in Section 2.9(g).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Inbound Licenses” means all Contracts pursuant to which any of the Acquired Companies have the right to Exploit any Company IP with respect to which such Acquired Company does not own all right, title and interest.
“Incidental Licenses” means a Contract entered into in the ordinary course of business where the only rights or licenses to Intellectual Property Rights consist of: (A) Inbound Licenses for commercially available, off-the-shelf, uncustomized Software that does not constitute a material component of, and is not incorporated into, integrated or bundled by the Company with, any of the Company Products, (B) non-exclusive licenses granted pursuant to IP Protection Agreements between an Acquired Company and its employees or independent contractors executed on such Acquired Company’s standard form, (C) any Open Source License otherwise required to be disclosed pursuant to Section 2.10(g), and (D) non-exclusive data licenses granted in connection with sales of Company Products.
“Initial Closing Consideration Spreadsheet” has the meaning set forth in Section 1.2(c)(i).
“Insurance Policy” and “Insurance Policies” have the meanings set forth in Section 2.16(a).
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“Intellectual Property Rights” means all intellectual property and proprietary rights worldwide, in any jurisdiction, whether registered or unregistered, including any and all foreign and domestic trade names, trademarks, service marks, domain names, social media handles, logos, copyrights, design rights, mask works, rights in databases, moral rights, trade secrets, trade dress, know-how, software, algorithms, inventions, discoveries (whether patentable or not), patents and all associated rights and all registrations, applications, renewals, extensions and continuations (in whole or in part) of any of the foregoing, together with all goodwill associated therewith, any similar equivalent rights or tangible embodiments of the foregoing and all rights and causes of action for infringement, misappropriation, violation, misuse, dilution, unfair trade practice or otherwise associated therewith.
“Interim Financial Statements” has the meaning set forth in Section 2.5(a).
“IP Protection Agreements” has the meaning set forth in Section 2.10(f)(i).
“IRS” means the U.S. Internal Revenue Service.
“Knowledge of the Buyer” or “Buyer had Knowledge” means the actual knowledge of Mark Grimm and Mitchell Madurski, including the knowledge such individuals would have obtained after a reasonable inquiry of their direct reports.
“Knowledge of the Company” means the actual knowledge of Don Thoma, Chief Executive Officer; Peter Cabooter, Executive Vice President, Customer Affairs; Vincent Capezzuto, Chief of Operations; Rich Nyren, Chief Financial Officer, and Dan Pugh, Chief Legal and Risk Officer, including the knowledge such individuals would have obtained after a reasonable inquiry of their direct reports.
“Knowledge of such Seller” means, with respect to each Seller, the actual knowledge of the applicable persons set forth opposite such Seller’s name on Schedule A-1.
“Law” means any law (including common law), statute, ordinance, code, regulation, rule, other requirement, Order, notice, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Body.
“Leakage” means, without duplication, the aggregate amount of all distributions or payments of cash or other property made by the Company or any payments made by any other Acquired Company, at any time during the period beginning on and including January 1, 2026, through and including the Closing, to the Blockers that are further distributed, transferred or otherwise paid by the Blockers to the Sellers or an Affiliate thereof resulting from (a) the making, declaration or payment of any dividend (including any dividend equivalent payments) or other distributions (whether in cash or in kind) on the Company Interests; or (b) the distribution, repurchase, repayment, redemption or return of Company Interests; provided, however, that “Leakage” shall not include any distributions or payments made by the Company (x) with respect to any reimbursement of fees or expenses in accordance with the Company LLC Agreement, (y)(i) to Buyer or any of its Affiliates or (ii) to all of the members of the Company of
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which Buyer Member received or receives its pro rata share in accordance with the terms of the Company LLC Agreement and (z) with respect to any amounts paid to the Sellers or their Affiliates pursuant to commercial Contracts with an Acquired Company set forth on Schedule A-2, in each case in accordance with the terms of such commercial Contracts and in the ordinary course of business consistent with past practice.
“Leases” has the meaning set forth in Section 2.7(c).
“Liability” or “Liabilities” means any and all debts, liabilities, expenses, Taxes and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable, asserted or unasserted, known or unknown, including those arising under any Law and those arising under any Contract, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP.
“Majority in Interest” means a writing executed by Sellers holding at least sixty percent (60%) of the aggregate Pro Rata Share as set forth on the Initial Closing Consideration Spreadsheet, if such writing is executed prior to the Closing, or the Final Closing Consideration Spreadsheet, if such writing is executed after the Closing; provided, however, that, if any action contemplated to be taken by a Majority in Interest would be disproportionately adverse to one Seller relative to the other Sellers, then in such instances the Majority in Interest shall additionally be required to be executed by such disproportionately impacted Seller; and provided further, that the consent of all Sellers shall be required in connection with any modification of the Purchase Price or the calculation thereof that would be inconsistent with the terms of this Agreement.
“Material Adverse Effect” means any change, event, circumstance or effect that, individually or in the aggregate with other changes, events, circumstances or effects, (a) has had or may result in or cause a material adverse effect on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or other) or prospects of the Acquired Companies (taken as a whole) or (b) that prevents, materially impairs or materially delays the Company from consummating the transactions contemplated by this Agreement on or before the End Date; provided, however, that, solely with respect to the foregoing clause (a), none of the following (alone or in combination), or any change, event, circumstance or effect arising out of, resulting from or attributable to any of the following (alone or in combination) shall be deemed to constitute, and none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes in general economic conditions in the United States or in any country in which the Acquired Companies operate; (ii) any failure by the Acquired Companies to meet, or changes to, published or internal estimates, projections, expectations, timelines, budgets, guidance, milestones, or forecasts of revenue, earnings, cash burn-rate, cash flow, cash position or any other financial or performance measures or operating statistics (whether made by the Acquired Companies or any third party) (provided, however, that the exception in this clause (ii) shall not prevent or otherwise affect a determination that any change, event, circumstance or effect underlying such failure or change has resulted in, or contributed to, a Material Adverse Effect);
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(iii) conditions in the financial, credit, banking, capital or currency markets in the United States or any other country or region in the world, or changes therein, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (C) inflation or any changes in the rate of increase or decrease of inflation or (D) changes in monetary policy, budgetary constraints, tariffs, trade wars or inflation; (iv) general conditions affecting any industry, jurisdiction or geographical area in which the Acquired Companies presently operate; (v) regulatory, legislative or political conditions in the United States or any other country or region in the world, or changes therein; (vi) geopolitical conditions, acts of hostilities, war, sabotage, civil disobedience, terrorism, military or paramilitary actions (including any outbreak, escalation or general worsening of any such acts of hostilities, war, sabotage, civil disobedience, terrorism, military or paramilitary actions) in the United States or any other country or region in the world, including the current conflict between the Russian Federation and Ukraine and the ongoing conflicts in the Middle East, or any change, escalation or worsening thereof; (vii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, epidemics, pandemics or similar public health events or other natural or man-made disasters or acts of God in the United States or any other country or region in the world, or any change, escalation or worsening of the foregoing; (viii) the negotiation, execution, announcement, delivery or performance of this Agreement or the pendency or consummation of the transactions contemplated hereby, or the identity of Buyer or any of its Affiliates as the acquiror of the Company, Company Interests or Securities (or any facts and circumstances concerning Buyer or any of its Affiliates), including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Acquired Companies with employees of the Acquired Companies, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors, Governmental Bodies or other similar third party relationships; (ix) (A) any action taken or not taken at the express written direction of Buyer or any action referred to in Section 4.1 to which Buyer has expressly consented in writing, (B) any failure to take any action referred to in Section 4.1 that was not taken by an Acquired Company because Buyer withheld its consent, (C) any action taken that is expressly required by this Agreement or the failure to take any action that is expressly prohibited by this Agreement or (D) any actions taken or failure to take action by Buyer Member or any of its controlled Affiliates other than the reasonable enforcement of its rights under any Contract (including this Agreement) by and between Buyer Member or any of its controlled Affiliates, on the one hand, and any Acquired Company, on the other hand; (x)(A) changes or proposed changes in Law or other legal or regulatory conditions (or the enforcement or interpretation of any of the foregoing) after the date hereof, including the adoption, implementation, repeal, modification, reinterpretation or proposal of any Law or policy (or the enforcement or interpretation thereof) by any Governmental Body, or any panel or advisory body empowered or appointed thereby or (B) the Inflation Reduction Act of 2022, or any changes or proposed changes to such Law; (xi) changes or proposed changes in GAAP or other accounting standards (or the enforcement or interpretation of any of the foregoing) after the date hereof; (xii) the availability or cost of equity, debt or other financing to Buyer or its Affiliates; and (xiii) any item or matter set forth in the
Annex A-10

Disclosure Memorandum; provided that, in each of the foregoing clauses (i), (iii), (iv), (v), (vi), (vii), (x) and (xi), any such change, event, circumstance or effect referred to therein may be taken into account to the extent that the Acquired Companies are disproportionally affected relative to other similarly-situated companies in the industry in which the Acquired Companies operate.
“Material Contract” has the meaning set forth in Section 2.11(a).
“NATS” has the meaning set forth in the first paragraph of this Agreement.
“NATS Blocker” has the meaning set forth in the first paragraph of this Agreement.
“NAV CANADA” has the meaning set forth in the first paragraph of this Agreement.
“NAV CANADA Blocker” has the meaning set forth in the first paragraph of this Agreement.
“Naviair” has the meaning set forth in the first paragraph of this Agreement.
“Naviair Blocker” has the meaning set forth in the first paragraph of this Agreement.
“Non-Recourse Party” has the meaning set forth in Section 9.1(b).
“Non-US Benefit Plans” has the meaning set forth in Section 2.9(l).
“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative, or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.
“Open Source Materials” means any Software or content subject to an Open Source License.
“Operative Document” and collectively “Operative Documents” means each of this Agreement, the Paying Agent Agreement, the Seller Loan Agreement, the Letter Agreement, the Transaction Insurance Policy and the other documents, agreements and certificates referenced in this Agreement and the Seller Loan Agreement to be executed and delivered on the date hereof or at the Closing.
“Order” or “Orders” means any decree, injunction, judgment, order, ruling, writ, charge, verdict, debarment, assessment or arbitration award of any Governmental Body, arbitrator or arbitral body, whether arising from a Claim or applicable Law, or any binding settlement or mediation agreement.
“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of incorporation, articles of organization, articles of association,
Annex A-11

memorandum of association, bylaws, stockholders’ agreement, limited liability company agreement, operating agreement, partnership agreement or similar formation or governing documents and instruments.
“Outbound Licenses” means all Contracts to which any Acquired Company is a party and pursuant to which any Third Party is authorized to Exploit any Company IP.
“Parties” has the meaning set forth in the first paragraph of this Agreement.
“Paying Agent” means Acquiom Financial LLC a Colorado limited liability company in its capacity as payments administrator pursuant to the Paying Agent Agreement, or such other paying agent as may be mutually acceptable to the Buyer and the Company, or any successor thereto as determined in accordance with the Paying Agent Agreement.
“Paying Agent Agreement” means the paying agent agreement to be entered into by the Buyer and the Paying Agent prior to Closing, in a form reasonably acceptable to the Buyer and the Company.
“Permitted Encumbrances” means the (a) conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business, (b) assessments for current Taxes not yet due and payable or that are being contested in good faith by any appropriate proceedings for which adequate reserves have been established on the Company Balance Sheet in accordance with GAAP, (c) statutory liens securing indebtedness owed by the Company that is in the aggregate less than $100,000, which was incurred in the ordinary course of business and is not yet due and payable, (d) liens and encumbrances granted pursuant to the Company Credit Agreement, (e) liens in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions and do not secure indebtedness for borrowed money, (f) any interest or title of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, licenses or sublicenses entered into by the Company or any of its Subsidiaries in the ordinary course of business or not otherwise materially interfering with the businesses of the Acquired Companies taken as a whole, (g) non-exclusive licenses granted in the ordinary course of business that do not materially impair the continued use or value of the applicable Intellectual Property Right to which they relate or the conduct of the business of the Acquired Companies as presently conducted, (h) licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons in the ordinary course of business or not otherwise materially interfering with the businesses of the Acquired Companies taken as a whole, (i) liens (other than liens imposed by ERISA) consisting of (i) pledges or deposits in the ordinary course of business and securing obligations that are not past due in connection with workers’ compensation, social security or similar laws or unemployment and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the
Annex A-12

benefit of) insurance carriers providing property, casualty or liability insurance, (j) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business, (k) liens consisting of pledges or deposits to secure the performance of bids, trade contracts, utilities, governmental contracts and leases (other than indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business, so long as (i) any liens that secure surety bonds attach only to the contracts and associated properties in respect of which such surety bonds are posted and, and (ii) no foreclosure, sale or similar proceedings have been commenced on account thereof, and (l) any Encumbrances pursuant to the Contracts set forth on Schedule A-3.
“Person” means any individual, corporation, partnership, trust, joint venture, limited liability company, association, organization, other entity or Governmental Body or regulatory authority.
“Personal Data” means any information or data that either (a) relates to an identified or identifiable natural person, or that is reasonably capable of being used to identify, contact, or precisely locate a natural person, or (b) is defined as “personally identifiable information,” “personal information,” “personal data,” or other similar term by any applicable Privacy Laws.
“PIAA” has the meaning set forth in Section 2.10(f)(i).
“PJT Transaction Fee” means the fee payable to PJT Partners by the Company in connection with and upon the consummation of the transactions contemplated hereby in the amount set forth in Schedule 2.17(a) of the Disclosure Memorandum. For avoidance of doubt, the PJT Transaction Fee shall not include any amounts (other than that set forth in Schedule 2.17(a) of the Disclosure Memorandum) payable to PJT Partners by the Company, whether as expense reimbursement or otherwise.
“Post-Closing Covenants” has the meaning set forth in Section 9.1(a).
“Pre-Closing Period” has the meaning set forth in Section 4.1.
“Privacy Laws” means each applicable Law in any applicable jurisdiction and all binding regulatory guidance concerning (a) the privacy, secrecy, security, protection, sharing, sale, disposal, international transfer or other Processing of Personal Data, (b) incident reporting or Data Breach notification requirements; (c) direct marketing, e-mails, communication by text messages or initiation, transmission, monitoring, recording, or receipt of communications (in any format, including without limitation voice, video, email, phone, text messaging, or otherwise); (d) artificial intelligence involving the Processing of Personal Data, or (e) consumer protection related to the privacy, security, or protection of Personal Data.
“Privacy Policy” or “Privacy Policies” means each external, past or present, policy, statement, or notice, made of the Company published on the Company’s online properties, or
Annex A-13

otherwise made available by the Company to any Person, relating to the Processing of Sensitive Data.
“Privacy Requirements” has the meaning set forth in Section 2.10(k)(i).
“Pro Rata Share” means, with respect to each Seller, an amount expressed as a percentage as set forth on the Final Closing Consideration Spreadsheet (or, if not available at the time of calculation, the Initial Closing Consideration Spreadsheet), which percentage shall equal the share of the Purchase Price allocated to such Seller prior to the deduction of Leakage or Closing Blocker Indebtedness.
“Process” or “Processing” means any operation or set of operations, with respect to data or information, whether or not by automated means, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination, erasure, or destruction of such data, or any other operation that is otherwise considered “processing” or similar term under applicable Privacy Laws.
“Purchase Price” has the meaning set forth in Section 1.2(a).
“Real Property” has the meaning set forth in Section 2.7(b).
“Registered Company IP” has the meaning set forth in Section 2.10(b)(ii).
“Representatives” has the meaning set forth in Section 4.6(a).
“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under applicable Sanctions Laws (including Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic, and the Russian-occupied areas of the Kherson and Zaporizhzhia oblasts of Ukraine).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under applicable Sanctions Laws or Export-Import Laws, including (a) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the Specially Designated Nationals and Blocked Persons List, administered by the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”); (b) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled or whose property is deemed to be owned or controlled by a Person or Persons described in clause (a); or (c) any Person located or resident in a Sanctioned Country.
“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.
“Securities” has the meaning set forth in the recitals of this Agreement.
Annex A-14

“Securities Act” has the meaning set forth in Section 3.5.
“Security Program” has the meaning set forth in Section 2.10(k)(vi).
“Seller” and “Sellers” has the meaning set forth in the first paragraph of this Agreement.
“Seller Allocation Schedule” has the meaning set forth in Section 1.2(b)(i).
“Seller Loan Agreement” has the meaning set forth in Section 1.2(b)(ii).
“Seller Parties” has the meaning set forth in Section 9.1(c).
“Seller Released Claims” has the meaning set forth in Section 4.8(a).
“Seller Releasing Parties” has the meaning set forth in Section 4.8(a).
“Sensitive Data” means all (a) Personal Data and (b) other proprietary, sensitive, regulated, or confidential information in the Company’s possession, custody or control.
“Service Provider Certificate” has the meaning set forth in Section 3.11.
“Software” means any and all computer programs, software source code, object code, development tools, programmer notes, specifications, user interfaces and related “look and feel”.
“Source Code” means the human readable source code for any Software that is part of the Company IP as well as any confidential or proprietary information relating to any Software source code or any of the Company IP.
“Standardization Organization” has the meaning set forth in Section 2.10(n).
“Statutory Plan” means each benefit plan or program that is maintained or administered by a Governmental Body and that an Acquired Company contributes to or is required to contribute to pursuant to applicable Laws, including any other plans established pursuant to applicable health tax, workplace safety insurance, workers’ compensation or employment insurance legislation.
“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least fifty percent (50%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly controlled by such party, corporation or organization or by any one or more of its Subsidiaries or (b) such party, corporation or organization or any other Subsidiary of such party, corporation or organization is a general partner (excluding any such partnership where such party, corporation or organization or any Subsidiary of such party does not have a majority of the voting interest in such partnership).
Annex A-15

“Tail Insurance Coverage” has the meaning set forth in Section 4.13(b).
“Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover Law enacted under state of federal Laws in the United States.
“Tax” or “Taxes” means any and all (a) United States federal, Canadian federal, state, provincial, local or non-U.S. taxes, charges, fees, levies, imposts, escheat or unclaimed property, duties and governmental fees or other like assessments or charges of any kind whatsoever payable to a Governmental Body, including income taxes (whether imposed on or measured by net income, gross income, income as specially defined, earnings, profits, or selected items of income, earnings, or profits), capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, value added taxes, goods and services taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, excise taxes, severance taxes, social security premiums (or equivalents), workers’ compensation premiums, employment insurance or compensation premiums, employer health taxes, stamp taxes, occupation taxes, premium taxes, ad valorem taxes, property taxes, windfall profits taxes and alternative or add-on minimum taxes; and (b) interest, penalties, fines or additions to tax imposed by any Governmental Body in connection with any item described in clause (a) above.
“Tax Return” means any report, return, statement, form, notification, transfer pricing documentation, election, refund claim or other written information, including any schedules or attachments thereto and any amendment thereof, supplied or required to be supplied to a Governmental Body in connection with the administration or collection of Taxes.
“Technology” means all products, tools, devices, mask works, computer programs, software, source code, object code, development tools, techniques, concepts, know-how, algorithms, methods, processes, procedures, formulae, designs, drawings, customer lists, supplier lists, databases, data collections, information, specifications, brands, logos, marketing materials, user interfaces, websites, specifications, programmer notes, specifications, packaging, trade dress, content, graphics, artwork, audiovisual works, images, photographs, literary works, performances, music, sounds, content, user interfaces, “look and feel,” inventions (whether or not patentable), invention disclosures, discoveries, works of authorship (whether or not copyrightable), designs and other technology.
“Third Party” means any Person other than the Parties hereto or any of their Affiliates.
“Third Party IP” means any Company IP for which any Acquired Company does not own all right, title and interest and which is licensed to such Acquired Company under an Inbound License.
“Trade Control Laws” has the meaning set forth in Section 2.13(b).
“Transaction Costs” means, whether or not billed or accrued, without duplication, all fees, costs and expenses of the Acquired Companies incident to the negotiation, preparation and execution of this Agreement and the other Operative Documents, and the consummation of the
Annex A-16

transactions contemplated hereby and thereby, including (a) legal and accounting fees and expenses, (b) the maximum amount of financial advisory and investment banker fees and expenses, including success fees and notwithstanding any contingencies for earn-outs, escrows, etc. (other than the PJT Transaction Fee), (c) any change of control bonuses or other similar payments to or in respect of any officer, employee, or other individual service provider of the Acquired Companies or Blockers that become due and payable by an Acquired Company or Blocker solely as a result of the consummation of the transactions contemplated by this Agreement (including the employer portion of any employment, payroll or similar Taxes imposed on such amounts), (d) the costs and expenses of the Paying Agent, (e) the costs and expenses of the Tail Insurance Coverage; (f) the costs and expenses of the Administrative Agent and the Collateral Agent (each as defined in the Seller Loan Agreement); (g) the costs and expenses of associated with the actions contemplated by Section 4.5 and (h) any change of control, consent or similar costs or payments to Persons other than any officer, employee, or other individual service provider of any Acquired Company, in each case arising in connection with or resulting from this Agreement, the other Operative Documents, or the consummation of the transactions contemplated hereby or thereby.
“Transaction Insurance Carrier” has the meaning set forth in Section 3.10.
“Transaction Insurance Policy” shall mean a buyer’s-side representations and warranties insurance policy with the Transaction Insurance Carrier, to be effective as of the Closing Date.
“Transfer Taxes” means any transfer, sales, use, documentary, conveyance, value added, excise, stamp, goods and services, recording, registration and any similar Taxes payable in connection with the transactions contemplated by this Agreement.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
“Waived 280G Benefits” has the meaning set forth in Section 4.12(e).
“Withholding Agent” has the meaning set forth in Section 1.5.
Annex A-17

Exhibit B

Form of Seller Loan Agreement
B

CREDIT AND GUARANTY AGREEMENT
Dated as of [_], 2026
among
IRIDIUM MONITOR HOLDINGS LLC,
as the Borrower,
NAV CANADA SATELLITE, INC., AIRNAV NORTH ATLANTIC INC., ENAV NORTH ATLANTIC LLC, NAVIAIR SURVEILLANCE USA, LLC, and NATS (USA) INC.,
as Guarantors,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
and
GLAS USA LLC,
as Administrative Agent and Collateral Agent

3

Page

(i)

(continued)
Page

(ii)

(continued)
Page

(iii)

(continued)
Page

APPENDICES:	A	Term Loan Amounts
	B	Notice Addresses

SCHEDULES:	4.2	Equity Interests and Ownership
	4.26	Jurisdictions of Organization
	6.1	Certain Indebtedness
	6.11	Affiliate Transactions
	10.6	Competitors

EXHIBITS:	A	[Reserved]
	B	Form of Term Loan Note
	C	[Reserved]
	D-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
	D-2	[Reserved]
	D-3	[Reserved]
	D-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
	E	Form of Assignment and Assumption
	F	[Reserved]
	G	[Reserved]
	H	Form of Solvency Certificate
	I	Form of Pledge Agreement
	J	Form of Letter Agreement

(iv)

CREDIT AND GUARANTY AGREEMENT
This CREDIT AND GUARANTY AGREEMENT, dated as of [_], 2026 (as amended, supplemented, restated or otherwise modified, this “Agreement”), is entered into by and among IRIDIUM MONITOR HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), NAV CANADA SATELLITE, INC., a Delaware corporation (“Nav Canada Blocker”), AIRNAV NORTH ATLANTIC INC., a Delaware corporation (“AirNav Blocker”), ENAV NORTH ATLANTIC LLC, a Delaware limited liability company (“ENAV Blocker”), NAVIAIR SURVEILLANCE USA, LLC, a Delaware limited liability company (“Naviair Blocker”), and NATS (USA) INC., a Delaware corporation (“NATS Blocker,” and together with Nav Canada Blocker, AirNav Blocker, ENAV Blocker and Naviair Blocker, the “Guarantors”), THE LENDERS FROM TIME TO TIME PARTY HERETO, and GLAS USA LLC, a limited liability company organized and existing under the laws of the State of New Jersey, as administrative agent (in such capacity, together with its permitted successors in such capacity, the “Administrative Agent”), and as collateral agent (in such capacity, together with its permitted successors in such capacity, the “Collateral Agent”).
RECITALS:
WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
WHEREAS, the Lenders, as sellers under the Securities Purchase Agreement, have agreed to defer the payment of $183,362,007 of the purchase price payable to Lenders by the Borrower, as buyer under the Securities Purchase Agreement, which deferred payment obligation shall be deemed to have been funded on the date hereof by the Lenders pursuant to a term loan on the terms and conditions set forth in this Agreement concurrently with the closing under the Securities Purchase Agreement;
WHEREAS, the Guarantors have agreed to guarantee the obligations of the Borrower hereunder; and
WHEREAS, the Credit Parties have agreed to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on the Collateral.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1DEFINITIONS AND INTERPRETATION
1.1Definitions. The following terms used herein, including in the preamble, recitals, appendices, schedules and exhibits hereto, shall have the following meanings:
“Administrative Agent” as defined in the preamble hereto.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that no Agent or Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Credit Documents.
“Agent” means each of the Administrative Agent and the Collateral Agent.
“Agent Parties” as defined in Section 10.1(d)(ii).

1

“Aggregate Payments” as defined in Section 7.2.
“Agreement” as defined in the preamble hereto.
“Aireon Belgium” means Aireon Belgium, a limited liability private company, with its registered office at 1040 Brussels, Robert Schumanplein 6, Office #625, VAT BE0695.848.603 and company number (RPR Brussels) 0695.848.603.
“Aireon Canada” means AIREON CANADA LTD., a New Brunswick corporation.
“Aireon Group” means, collectively, the Credit Parties and their Subsidiaries.
“Aireon International” means Aireon International LLC, a Delaware limited liability company.
“Aireon LLC” means Aireon LLC, a Delaware limited liability company.
“AirNav Blocker” as defined in the preamble hereto.
“AML and Anti-Terrorism Laws” means all Laws of any jurisdiction in effect from time to time relating to terrorism or money laundering. For the avoidance of doubt, the term “AML and Anti-Terrorism Laws” shall include, but shall not be limited to, all laws, rules and regulations of the United States, the United Nations Security Council, the European Union or its Member States, the United Kingdom and His Majesty’s Treasury, Germany and Canada relating to bribery, corruption, money laundering or terrorist financing, including, without limitation, Executive Order No. 13224, the PATRIOT Act, the Bank Secrecy Act, 31 U.S.C. section 5311 et seq.; Title III of the USA Patriot Act; 18 U.S.C. section 1956; 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; the United Kingdom Proceeds of Crime Act 2002; and the United Kingdom Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017; and Part II.1 of the Criminal Code (Canada), the PCMLTF Act, and all Laws comprising or implementing these Laws.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer; provided that no individual shall be deemed to be an “Authorized Officer” of any Person unless and until the secretary or assistant secretary of such Person (or such other Person as may be approved by the Administrative Agent) shall have delivered to the Administrative Agent an incumbency certificate as to the office of such individual with respect to such Person.
“Bail-In Action” means the exercise of any Write-down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

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“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Beneficiary” means each Agent and each Lender.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers or managing members of such Person, (c) in the case of any partnership, the general partners of such partnership (or the board of directors of the general partner of such Person, if any) and (d) in any other case, the functional equivalent of the foregoing.
“Board of Governors” means the Board of Governors of the United States Federal Reserve System.
“Borrower” as defined in the preamble hereto.
“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by Law or other governmental action to close.
“Canadian Pension Plans” means any plan, program or arrangement that is a pension plan that is required to be registered under any applicable Canadian federal or provincial pension legislation, whether or not registered under any such laws, which is, or has been, maintained or contributed to by, or to which there is or may be an obligation to contribute by, an Credit Party or Subsidiary operating in Canada in respect of any Person’s employment in Canada with such Credit Party or Subsidiary, other than any Canadian MEPP or plans established by statute, which shall include the Canada Pension Plan maintained by the government of Canada and the Quebec Pension Plan maintained by the government of the Province of Quebec.
“Canadian Subsidiary” means Aireon Canada Ltd., a New Brunswick corporation.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board, but subject to Section 1.2), is or should be accounted for as a capital lease on the balance sheet of that Person.
“Cash Equivalents” means, as at any date of determination, any of the following: (a) United States Dollars, (b) marketable securities (i) issued or directly and unconditionally guaranteed by the United States Government or (ii) issued by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case with maturities not exceeding two years from the date of acquisition; (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case with maturities not exceeding two years from the date of acquisition and having, at the time of the acquisition thereof, an investment-grade rating from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency); (d) commercial paper or variable or fixed rate notes issued by a corporation or other Person maturing no more than two years from the date of acquisition and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (e) certificates of deposit or bankers’ acceptances with maturities of two years or less from the date of acquisition and issued or accepted by any Lender or by any commercial bank organized under the Laws of the United States of America or any state thereof or the District of Columbia that has capital and surplus in excess of $2,000,000,000; (f) repurchase obligations for underlying securities of the types described in clauses (b), (c) and (e) above entered into with any financial institution or securities dealers of recognized national standing

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meeting the qualifications specified in clause (e) above, (g) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “A-2” or “P-2” from either S&P or Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency), (h) investment funds investing at least 95% of their assets in investments of the types described in clauses (a) through (g) above and (i) below; and (i) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency).
“Casualty/Condemnation Event” means (a) any casualty, loss, destruction, damage or taking of any property (or any part thereof by a Governmental Authority), (b) any condemnation, loss of title, seizure, or taking, by exercise of the power of eminent domain or otherwise, of any property (or any part thereof), or confiscation of any property (or any part thereof) or the requisition of the use of such property by a Governmental Authority, or (c) any event that results in the receipt of insurance proceeds (including any covered loss under an insurance policy that covers or purports to cover the asset subject thereto).
“Change of Control” means any of the following:
(a)Iridium ceases to beneficially own (within the meaning of Rule 13d-5) under the Exchange Act (as in effect on the date hereof) and Control, directly or indirectly, 100% of the aggregate voting and economic power of the issued and outstanding Equity Interests of the Borrower (determined on a fully diluted basis); or
(b)at any time, (i) the Borrower and the Guarantors cease to collectively own and Control directly or indirectly, beneficially or of record, 100% of the issued and outstanding Equity Interests of the Company, (ii) Company ceases to own and Control directly, beneficially or of record, 100% of the issued and outstanding Equity Interests of Aireon LLC, (iii) Aireon LLC ceases to own and Control directly, beneficially or of record, 100% of the issued and outstanding Equity Interests of Aireon Canada, or (iv) Aireon LLC ceases to own and Control, directly or indirectly, 100% of the issued and outstanding Equity Interests of Aireon Belgium, Aireon International and any other Subsidiary, in each case of the foregoing clauses (iii) and (iv), except in connection with any internal restructuring for tax or other similar reasons that is otherwise permitted under this Agreement and under the Company Credit Agreement; or; or
(c)a “Change of Control” (or any comparable term or provision) occurs under or with respect to the Iridium Credit Agreement or the Company Credit Agreement (in each case, as in effect on the Closing Date); or
(d)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Aireon Group taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)).
“Closing Date” means the date of satisfaction or waiver of all conditions precedent under Section 3.2 and the deemed making of the Term Loans.
“Code” means the Internal Revenue Code of 1986, as amended, together with the regulations promulgated thereunder from time to time.
“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are granted or purported to be granted pursuant to the Collateral Documents as security for the Obligations.

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“Collateral Agent” as defined in the preamble hereto.
“Collateral Documents” means the Pledge Agreement and all other instruments, documents and agreements delivered by or on behalf or at the request of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on the Collateral as security for the Obligations.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et. seq.), as amended from time to time and any successor statute.
“Communications” as defined in Section 10.1(d)(ii).
“Company” means Aireon Holdings LLC, a Delaware limited liability company.
“Company Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of October 10, 2023, by and among the Company, Aireon LLC, Aireon Canada, the Subsidiary Guarantors (as defined therein) from time to time party thereto, the Lenders (as defined therein) from time to time party thereto, GLAS USA LLC, a New Jersey limited liability company, as administrative agent, and GLAS AMERICAS LLC, a New York limited liability company, as collateral agent.
“Company Parties” means the Company and/or its Subsidiaries.
“Competitor” means (a) any Person listed on Schedule 10.6, and (b) any Person which, directly or indirectly, Controls or holds an aggregate of more than 50% of the voting stock of a Person referred to in clause (a) above.
“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument (other than a Credit Document) to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Contributing Guarantors” as defined in Section 7.2.
“Control” means the possession, directly or indirectly, of the power to either to direct or cause the direction of the management and policies of such Person whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Document” means any of this Agreement, the Tem Loan Notes, if any, the Collateral Documents, the Letter Agreement, and any other agreement, instrument, certificate, letter, report and other document required to be executed and delivered by a Credit Party pursuant hereto or thereto or otherwise evidencing or securing any Term Loan or any other Obligation.
“Credit Extension” means the deemed making of a Term Loan.
“Credit Party” means the Borrower and each Guarantor.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, any province or territory of Canada or other applicable jurisdictions from time to time in effect.
“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

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“Disposition” as defined in Section 6.9. “Dispose” and “Disposed” have meanings correlative thereto.
“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable or required to be repurchased at the option of the holder thereof or upon the happening or one or more certain events (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for scheduled payments or dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one days after the latest applicable Maturity Date as in effect on the date of the issuance of such Equity Interest, except, in the case of clauses (a) and (b), if as a result of a Change of Control, any other change of control (as such term, or any similar term, is defined in such Equity Interest) or an asset sale, so long as any rights of the holders thereof upon the occurrence of such a Change of Control, other change of control or asset sale event are subject to the prior payment in full of all Obligations (other than Remaining Obligations).
“Dollars” and the sign “$” mean the lawful money of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to the consolidated supervision of its parent.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any body, public administrative authority or other Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means: (a) any Lender, (b) any Affiliate of a Lender, (c) any Approved Fund, (d) any entity managed, controlled or advised by, co-invested in a fund with, or otherwise involved in an investment management agreement with a Lender or any Affiliate thereof and (e) any Person that meets the requirements to be an assignee under Section 10.6(b).
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA, but other than any Multiemployer Plan or Foreign Pension Plan) which is sponsored, maintained or contributed to by, or required to be contributed by, the Borrower or any of its Subsidiaries or, solely with respect to such a plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, any of their respective ERISA Affiliates, or with respect to which the Borrower or any of its Subsidiaries has any material liability.
“ENAV Blocker” as defined in the preamble hereto.
“Environmental Claim” means any notice of violation, claim, investigation, liability, obligation, action, suit, proceeding, demand, abatement order or other written notice or order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health or safety (with respect to exposure to Hazardous Materials), natural resources or the environment.
“Environmental Laws” means any and all current (as of any date of determination) or future foreign or domestic, federal or state (or any subdivision of either of them) Laws, Governmental Authorizations, or any other

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requirements of Governmental Authorities relating to (a) pollution or the protection of the environment, including those relating to any Hazardous Materials Activity; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c) occupational safety and health (with respect to exposure to Hazardous Materials), industrial hygiene, land use or the protection of human, plant or animal health or welfare (in each case with respect to exposure to Hazardous Materials).
“Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, including any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding any debt Securities convertible into such Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, and any successor thereto.
“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) solely for purposes of Section 412 of the Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person is a member.
“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (b) with respect to any Pension Plan, the failure to meet the minimum funding standard of Section 412 of the Code (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code or, with respect to any Multiemployer Plan, the failure to make any required contribution in accordance with Section 515 of ERISA, or the application for a waiver of the minimum funding standard or an extension of any amortization period, within the meaning of Sections 412(c) or 431(d) of the Code with respect to any Pension Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by an ERISA Party from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower or any of its Subsidiaries pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan or Multiemployer Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on any ERISA Party pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) with respect to a Multiemployer Plan, the withdrawal of any ERISA Party in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) if there is any potential liability to an ERISA Party therefor, or the receipt by any ERISA Party of notice that such plan is in insolvency pursuant to Section 4245 of ERISA, or that such plan is to terminate or has terminated under Section 4041A of ERISA (to the extent such termination will or is likely to result in a liability to an ERISA Party) or under 4042 of ERISA; (h) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on an ERISA Party of fines, penalties, taxes or related charges under Chapter 43 of Title 26 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits), suit, action, proceeding, hearing, audit or, to the knowledge of the Borrower, investigation against any Foreign Pension Plan or the assets thereof, Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against an ERISA Party in connection with any Employee Benefit Plan or Foreign Pension Plan,; (j) receipt from the IRS of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code, or the receipt of the notice of the failure of a Foreign Pension Plan to qualify for any applicable tax-favored status or to be registered and maintained in good standing with the applicable Governmental Authority; or (k) the imposition of a lien on the assets of the Borrower or any of its Subsidiaries pursuant to Section 430(k) of the Code or Section 303(k) or Section 4068 of ERISA.

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“ERISA Party” means the Borrower, its Subsidiaries or any ERISA Affiliate of the foregoing.
“Erroneous Payment” has the meaning assigned to it in Section 9.12(a)(x).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.12(d)(i)(A).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.12(d)(i)(A).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.12(d)(i).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.12(e)(x).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” as defined in Section 8.1.
“Exchange Act” means the Securities Exchange Act of 1934, and any successor statute.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Executive Order No. 13224” means that certain Executive Order No. 13224, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors.
“Fair Share” as defined in Section 7.2.
“Fair Share Contribution Amount” as defined in Section 7.2.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof and any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any successor or amended version described above), any intergovernmental agreement entered into in connection with the implementation of such sections of the Code, and any fiscal or regulatory legislation or official administrative guidance adopted pursuant to such intergovernmental agreement.
“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding

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such day; provided that, (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.
“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document that constitutes Equity Interests, that such Lien is prior in right to any other lien thereon, other than Liens which as a matter of law have priority over the Liens on such Collateral created pursuant to the relevant Collateral Documents.
“Fiscal Year” means the fiscal year of the Company and its Subsidiaries ending on December 31 of each calendar year.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside of the United States by the Borrower or any of its Subsidiaries primarily for the benefit of employees of the Borrower or any of its Subsidiaries residing outside of the United States that provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funding Guarantor” as defined in Section 7.2.
“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.
“Governmental Authority” means the government of the United States of America, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Guaranteed Obligations” as defined in Section 7.1.
“Guarantor” as defined in the preamble hereto.
“Guaranty” means the guaranty of each Guarantor set forth in Section 7.
“Hazardous Materials” means any chemical, material or substance, which is prohibited, limited or regulated by any Governmental Authority, could result in liability under any Environmental Law or may or could pose a hazard to human, animal or plant health or safety or to the environment or natural resources, including any per- and polyfluoroalkyl substances.

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“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, investigation, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the Laws applicable to any Lender which are presently in effect or, to the extent allowed by Law, under such applicable Laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable Laws now allow.
“Indebtedness”, as applied to any Person, means, without duplication, (a) indebtedness for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of property, assets or businesses; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit, regardless of whether representing obligations for borrowed money; (d) the Iridium Hosting Cost Reimbursement Obligation; (e) any obligation owed for all or any part of the deferred purchase price of property or services, excluding (i) trade payables and accrued expenses incurred in the Ordinary Course of Business, (ii) accruals for payroll and other liabilities accrued in the Ordinary Course of Business and (iii) earnouts or similar contingent acquisition consideration, except to the extent that such amounts are not paid when due; (f) indebtedness (excluding prepaid interest thereon) secured by a Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person (such indebtedness (excluding prepaid interest thereon) being deemed to be an amount equal to the lesser of (i) the principal amount of such indebtedness and (ii) the fair market value of such property or asset); (g) the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of any letter of credit, bankers’ acceptances, bank guarantees, surety bonds, performance bonds, and similar instruments issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; provided, however, that any such instruments that are cash collateralized shall not constitute Indebtedness to the extent of such cash collateralization; (h) Disqualified Equity Interests; (i) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the Ordinary Course of Business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (j) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (k) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (k), the primary purpose or intent thereof is as described in clause (i) above; (l) net obligations of such Person under any Swap Contract; provided that the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date, and (m) guarantees and similar obligations in respect of any of the foregoing.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” as defined in Section 10.3(a).
“Investment” means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit, capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person) or (b)

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the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.
“Iridium” means Iridium Satellite LLC.
“Iridium Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of September 20, 2023, among Iridium, Iridium Holdings, solely with respect to Section 10.12 thereof, Iridium Communications Inc., a Delaware corporation, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as the administrative agent and the collateral agent.
“Iridium Holdings” means Iridium Holdings LLC, a Delaware limited liability company.
“Iridium Parent Group” means Iridium Holdings and its Subsidiaries, other than Subsidiaries that are members of the Aireon Group.
“Iridium Repricing Indebtedness” means Permitted Refinancing Indebtedness (as defined in the Iridium Credit Agreement as in effect on the date hereof) (a) that is effected for the primary purpose of reducing the applicable yield and/or interest rate in respect of the Indebtedness being refinanced, (b) does not involve any maturity date extension of the Indebtedness being refinanced and (c) in respect of which the principal amount does not exceed (i) the principal amount of the Indebtedness being refinanced, plus (ii) any accrued and unpaid interest and fees on such refinanced Indebtedness, plus (iii) the amount of any tender or redemption premium paid thereon or any penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness and any costs, fees and expenses incurred in connection with the issuance of such new Indebtedness and the refinancing of such refinanced Indebtedness.
“IRS” means the United States Internal Revenue Service.
“Laws” means, collectively, as to any Person, all international, foreign, federal, state, provincial, territorial, municipal and local laws (statutory or common), statutes, treaties, rules, orders, polices, guidelines, requirements, regulations, ordinances, compacts, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person (other than a natural Person) that becomes a party hereto pursuant to an Assignment and Assumption.
“Lender Affiliated Parties” as defined in Section 10.22.
“Lender Party” as defined in Section 10.17.
“Letter Agreement” means that certain letter agreement, dated as of the date hereof, by Iridium in favor of the Collateral Agent, substantially in the form of Exhibit J hereto.
“Lien” means any lien, mortgage, pledge, assignment, security interest, charge, hypothecation, collateral assignment, deemed trust or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof, but excluding operating leases) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.
“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

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“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”
“Material Adverse Effect” means any event, change or condition that, individually or in the aggregate, has had, or could reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, results of operations or financial condition of the Credit Parties, taken as a whole, (ii) the ability of the Credit Parties (taken as a whole) to fully and timely perform any of their obligations under any Credit Document to which any Credit Party is a party, (iii) the material rights and remedies of the Agents and any other Secured Party under the Credit Documents, including the legality, validity, binding effect or enforceability of the Credit Documents or (iv) the validity or the priority of any Lien in favor of the Collateral Agent with respect to any material portion of the Collateral.
“Material Indebtedness” means Indebtedness (other than the Obligations) of the Borrower and/or any of its Subsidiaries in an aggregate outstanding principal amount of $5,000,000 or more.
“Maturity Date” means the date that is one year following the Closing Date.
“Maximum Liability” as defined in Section 7.14.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, an ERISA Party, or with respect to which an ERISA Party has any material liability.
“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Company and its Subsidiaries in a form delivered pursuant to the Company Credit Agreement.
“NATS Blocker” as defined in the preamble hereto.
“NAV Canada Blocker” as defined in the preamble hereto.
“Naviair Blocker” as defined in the preamble hereto.
“Net Cash Proceeds” means, with respect to the incurrence of any Indebtedness for borrowed money or the issuance or sale of Equity Interests, an amount equal to the gross cash proceeds received by the respective Person from such incurrence, issuance or sale, net of underwriting discounts, commissions, fees and other costs of, and expenses associated with, such incurrence, issuance or sale.
“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
“Obligations” means all obligations of every nature of each Credit Party from time to time owed to any Agent (including any former Agent) or any Lender under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in any proceeding under any Debtor Relief Law with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in such proceeding), fees, expenses, indemnification or otherwise, and Credit Party obligations to pay, discharge and satisfy the Erroneous Payment Subrogation Rights.
“Obligee Guarantor” as defined in Section 7.7.

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“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any successor thereto.
“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in good faith.
“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws; (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement; (c) with respect to any general partnership, its partnership agreement; (d) with respect to any limited liability company, its certificate of formation or articles of organization, its operating agreement, and any shareholders agreement; and (e) with respect to any Person that is any other type of entity, such documents as shall be comparable to the foregoing. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a Governmental Authority, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such Governmental Authority.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Term Loan or Credit Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“PATRIOT Act” means USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177.
“Payment Letter(s)” as defined in Section 2.11.
“Payment Office” means the office of the Administrative Agent set forth on Appendix B hereto, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“Payment Recipient” has the meaning assigned to it in Section 9.12(a).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“PCMLTF Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations promulgated thereunder.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.
“Permitted Lien” means each Lien permitted pursuant to Section 6.2.
“Permitted Refinancing” as defined in Section 6.1(s).
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

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“Platform” as defined in Section 10.1(d)(i).
“Pledge Agreement” means the Pledge Agreement, dated the Closing Date, made by the Borrower and each Guarantor in favor of the Collateral Agent, substantially in the form attached hereto as Exhibit I.
“Pledged Equity” means the “Pledged Securities” as such term is defined in the Pledge Agreement.
“Properly Contested” means, with respect to any obligation of any Credit Party or any Subsidiary of any Credit Party, (a) the obligation is subject to a bona fide dispute regarding amount or the Credit Party’s or Subsidiary’s liability to pay, (b) the obligation is being properly contested in good faith by appropriate proceedings diligently conducted, and (c) appropriate reserves have been established for such obligation in accordance with GAAP.
“Pro Rata Share” means, with respect to any Lender, with respect to all payments, computations and other matters relating to the Term Loan Facility, the percentage obtained by dividing (i) the Term Loan Exposure of such Lender under the Term Loan Facility by (ii) the aggregate Term Loan Exposure of all of the Lenders under the Term Loan Facility.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Real Estate Asset” means an interest (fee, leasehold or otherwise) in any real property.
“Recipient” means any Agent or any Lender, as applicable.
“Register” as defined in Section 10.6(c).
“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.
“Regulation FD” means Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.
“Related Fund” means, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching, emptying or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, sediment, subsurface strata, surface water, drinking water supplies or groundwater.
“Remaining Obligations” means, as of any date of determination, the Obligations that as of such date of determination are Obligations under the Credit Documents that survive termination of the Credit Documents, but as of such date of determination are not due and payable and for which no claims have been made.
“Removal Effective Date” as defined in Section 9.6(a).

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“Required Lenders” means, as of any date of determination, one or more Lenders having or holding Term Loan Exposure representing more than 50% of the aggregate Term Loan Exposure of all of the Lenders under all Term Loan Facilities.
“Resignation Effective Date” as defined in Section 9.6(a).
“Restricted Payment” means (a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Credit Party or any direct or indirect parent of any Credit Party, now or hereafter outstanding, (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Credit Party or any direct or indirect parent of any Credit Party, now or hereafter outstanding, (d) the return of any Equity Interests to any shareholders or other equity holders of any Credit Party or any of its Subsidiaries, or making any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such, (e) the payment of any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Credit Party or any of its Subsidiaries) pursuant to the Organizational Documents of any Credit Party or any management, consulting, monitoring, advisory or other services agreement to any of the shareholders or other equityholders of any Credit Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Credit Party, and (f) the payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness owed by the Borrower and/or its Subsidiaries to any of its Affiliates and/or any Indebtedness owed by the Borrower and/or its Subsidiaries that is subordinated in right of payment of the Obligations.
“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.
“Secured Parties” means, collectively, the Agents and the Lenders.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the Securities Act of 1933, and any successor statute.
“Securities and Exchange Commission” means the US Securities and Exchange Commission, or any successor thereto.
“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of [], 2026, by and among, inter alios, the Borrower, the Company and the Lenders.
“Shareholder Subordinated Financing” means Indebtedness of Borrower and/or any of its Subsidiaries that is: (a) owed to one or more members of the Iridium Parent Group, (b) unsecured, (c) subordinated in right of payment to the Obligations pursuant to a subordination agreement in form and substance satisfactory to the Required Lenders, and (d) pursuant to documentation and on terms approved and in form and substance satisfactory to the Required Lenders.
“Solvency Certificate” means a Solvency Certificate substantially in the form of Exhibit H.
“Solvent” as defined in the Solvency Certificate.

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“Specified Default” as defined in Section 8.1(e).
“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity of which more than 50% of (a) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (b) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (c) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. References to a Subsidiary shall mean a Subsidiary of the Borrower unless the context expressly provides otherwise.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” means a term loan deemed made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.1(a). The amount of each Lender’s Term Loan on the Closing Date is set forth on Appendix A. The aggregate amount of the Term Loans as of the Closing Date is $183,362,007.
“Term Loan Exposure” means, as of any date of determination, the outstanding principal amount of the Term Loans owing to a Lender under the Term Loan Facility.
“Term Loan Facility” means the Term Loans and the provisions herein related to the Term Loans.
“Term Loan Note” means a note in the form of Exhibit B.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the Collateral Agent in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

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“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.20(g)(ii)(B)(4).
“Weighted Average Life to Maturity” means, when applied to any item of Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.
“Withholding Agent” means the Borrower, the Administrative Agent and any other applicable withholding agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to Section 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (except for the lack of footnotes and being subject to year-end adjustments in the case of annual audited financial statements); provided that unaudited quarterly financial statements shall only be required to be prepared generally in accordance with GAAP as in effect at the time of such preparation and otherwise consistent with past practice and on a consistent basis.
1.3Interpretation, Etc. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Credit Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns to the extent permitted under the Credit Documents, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Appendices, Exhibits and Schedules shall be construed to refer to Sections of, and Appendices, Exhibits and Schedules to, this Agreement, (e) any reference to any Law herein shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and

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properties, including cash, Securities, accounts and contract rights, (g) a Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or cured, (h) any Lien referred to in this Agreement or any other Credit Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Credit Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Credit Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders, (i) wherever the phrase “to the knowledge of any Credit Party” or words of similar import relating to the knowledge or the awareness of any Credit Party are used in this Agreement or any other Credit Document, such phrase shall mean and refer to the actual knowledge of a senior officer of any Credit Party, (j) all covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists, and all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder, (k) all terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein, and (l) unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.
1.4Certifications. Any certificate or other writing required hereunder or under any other Credit Document to be certified by any officer or other authorized representative of any Person shall be deemed to be executed and delivered by the individual holding such office solely in such individual’s capacity as an officer or other authorized representative of such Person and not in such officer’s or other authorized representative’s individual capacity.
1.5Timing of Performance. When the performance of any covenant, duty or obligation (including, without limitation, any required payment of principal, interest, fees or other Obligations) under any Credit Document is required to be performed on a day which is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day.
1.6Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Term Loans in connection with any refinancing, extension or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
1.7[Reserved].
1.8Currency Generally. For purposes of determining compliance with Section 6.1, Section 6.2 and Section 6.6 with respect to any amount of any Indebtedness, Lien or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness, Lien or Investment is incurred or granted (so long as such Indebtedness, Lien or Investment, at the time incurred or granted, made or acquired, was permitted hereunder).
1.9Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 2LOANS

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2.1Term Loans.
(a)Funding of Term Loans. Subject to the terms and conditions hereof, each Lender and the Credit Parties agree that without further action on the Closing Date, each Lender shall be deemed to have funded its Term Loan in full to the Borrower upon the occurrence of the Closing Date.
(b)Repayments and Prepayments. Any amount of the Term Loans that is subsequently repaid or prepaid may not be reborrowed.
(c)Maturity. Subject to Sections 2.12 and 2.14, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Maturity Date.
2.2[Reserved].
2.3[Reserved].
2.4[Reserved].
2.5Pro Rata Shares. All Term Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective Pro Rata Shares.
2.6Use of Proceeds. The proceeds of the Term Loans shall be applied on the Closing Date to fund the Borrower's purchase price obligations under the Securities Purchase Agreement.
2.7Evidence of Debt; Notes.
(a)Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of the Borrower to such Lender hereunder, including the amounts of the Term Loans deemed made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any applicable Term Loans.
(b)Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Term Loan Note to evidence such Lender’s Term Loan.
2.8Interest on Term Loans. Except as provided pursuant to Section 2.10, each Term Loan shall not bear interest.
2.9[Reserved].
2.10Default Interest. Automatically upon the occurrence and during the continuance of an Event of Default described in Section 8.1(a), Section 8.1(f) or 8.1(g) (or, at the option of the Required Lenders (upon notice to the Borrower) during the continuance of any other Event of Default), all outstanding Obligations shall bear interest (including post-petition interest in any proceeding under any Debtor Relief Law) from the date of such Event of Default, payable on demand at a rate that is equal to 10.00% per annum. Payment or acceptance of the increased rate of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.

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2.11Fees. Closing Payments; Agent Fee. The Borrower agrees to pay to the Administrative Agent and the Collateral Agent all payments in the amounts and at the times separately agreed upon (the letter agreements evidencing such fees, the “Payment Letters”).
2.12Repayment and Maturity. The entire outstanding principal amount of the Term Loans shall be due and payable on the Maturity Date.
2.13Voluntary Prepayments.
(a)Voluntary Prepayments. The Borrower may prepay at any time and from time to time, any Term Loan on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount (or the remaining outstanding balance if less), and upon prior written notice, given to the Administrative Agent by 2:00 p.m. (New York City time) not later than the date that is three days prior to the date of such prepayment, and the Administrative Agent will promptly transmit such notice to each applicable Lender. Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that such prepayment obligation may be conditioned on the occurrence of any subsequent event.
2.14Mandatory Prepayments.
(a)Issuance of Indebtedness by Iridium Parent Group. On the date of the incurrence of any Indebtedness for borrowed money incurred after the Closing Date by any member of the Iridium Parent Group (other than with respect to any draw made in the Ordinary Course of Business under the revolving credit facility pursuant to the Iridium Credit Agreement as in effect on the Closing Date), the Borrower shall prepay the Term Loans in an aggregate amount equal to 100% of the Net Cash Proceeds received by the Iridium Parent Group from such incurrence, subject to any prepayment obligations under the Iridium Credit Agreement (as in effect on the date hereof) with respect to any such Indebtedness (excluding prepayment obligations under the Iridium Credit Agreement associated with any Indebtedness constituting Permitted Refinancing Indebtedness (as defined in the Iridium Credit Agreement as in effect on the date hereof) , which proceeds shall be subject to the prepayment requirements of this Section 2.14(a) unless such Permitted Refinancing Indebtedness constitutes Iridium Repricing Indebtedness, in which case such prepayment requirements shall not be applicable); provided that the accrual of interest shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 2.14(a).
(b)Issuance of Indebtedness by Borrower and its Subsidiaries. On the date of the incurrence of any Indebtedness for borrowed money incurred after the Closing Date (including, for clarity, any assumption or guaranty of Indebtedness for borrowed money) by the Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), the Borrower shall prepay 100% of the principal amount of the Term Loans and all other Obligations then outstanding (except to the extent such Indebtedness is incurred in connection with a Permitted Refinancing); provided that the accrual of interest shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 2.14(b).
(c)Equity Issuances. On the date of the issuance or sale of Equity Interests by any member of the Iridium Parent Group or the Aireon Group (other than (i) Equity Interests issued to Iridium Holdings or any of its Subsidiaries, (ii) capital contributions made by any member of the Iridium Parent Group to any member of the Aireon Group or (iii) Equity Interests issued pursuant to employee or management equity incentive plans in the Ordinary Course of Business), the Borrower shall prepay the Term Loans in an aggregate amount equal to 100% of the Net Cash Proceeds received from such issuance.
(d)[Reserved].
(e)Change of Control. Immediately upon the occurrence of a Change of Control, the Borrower shall prepay 100% of the principal amount of the Term Loans and all other Obligations then-outstanding.

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(f)Prepayment Certificate. Not less than three Business Days prior to any prepayment of the Term Loans pursuant to Sections 2.14(a), (b), (c) or (e), the Borrower shall deliver to the Administrative Agent notice of such prepayment.
2.15[Reserved].
2.16General Provisions Regarding Payments.
(a)Payments Due. All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Payment Office. For purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day and shall be subject to Section 2.16(g).
(b)Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may (but shall be under no obligation to) assume that the Borrower have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in its reasonable business judgment.
(c)Payments to Include Interest. In addition to amounts required to be paid pursuant to Section 2.11, all payments in respect of the principal amount of any Term Loan shall, if applicable, include payment of any accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Term Loan on a date when interest is due and payable with respect to such Term Loan) shall be applied to the payment of any interest then due and payable before application to principal.
(d)Distribution of Payments. The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.
(e)[Reserved].
(f)Payment Due on Non-Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.
(g)Non-Conforming Payment. In the event any payment by or on behalf of the Borrower hereunder is not made in same day funds prior to 2:00 p.m. (New York City time), the Administrative Agent may deem such payment to be a non-conforming payment and if so, shall give prompt written notice thereof to the Borrower and each applicable Lender (which notice may be provided by email). Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). If applicable, interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate otherwise applicable thereto from the date such amount was due and payable until the date such amount is paid in full.

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2.17Ratable Sharing. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Term Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 2.17 shall not be construed to apply to) any payment obtained by a Lender as consideration for the assignment of any of its Term Loans to any assignee. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.
2.18[Reserved].
2.19[Reserved].
2.20Taxes; Withholding, Etc.
(a)Defined Terms. For purposes of this Section 2.20, the term “applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so) and (ii) any Excluded Taxes

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attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any interest, penalties and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.20(e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.20, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(g)(ii)(A), 2.20(g)(ii)(B) and 2.20(g)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing:
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BENE establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BENE establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;

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(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BENE; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BENE, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional

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amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the repayment, satisfaction or discharge of all obligations under any Credit Document.
2.21[Reserved].
2.22[Reserved].
SECTION 3CONDITIONS PRECEDENT
3.1[Reserved].
3.2Conditions to Credit Extension on the Closing Date. The obligation of each Lender to make a Term Loan on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date, each to the satisfaction of the Administrative Agent and the Lenders in their sole discretion and, as to any agreement, document or instrument specified below, each in form and substance satisfactory to the Administrative Agent and the Required Lenders.
(a)Credit Documents. The Administrative Agent shall have received each of the following Credit Documents (together with the schedules and exhibits thereto, if any), duly executed and delivered by each applicable Credit Party:
(i)this Agreement (together with the schedules and exhibits hereto);
(ii)the Letter Agreement;
(iii)the Pledge Agreement;
(A)proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Pledge Agreement;
(B)all of the Collateral, if any, referred to in the Pledge Agreement and then owned by the Borrower or any Guarantor together with executed and undated endorsements for transfer in the case of Collateral constituting certificated securities and all other documents and instruments required to perfect the security interest of the Collateral Agent in the Collateral;
(C)certified copies of a recent date of requests for information or copies (Form UCC-1), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any Guarantor as debtor, together with copies of such financing statements; and
(D)(1) Equity Interest certificates of the Company (accompanied by undated instruments of transfer duly executed in blank), (2) copies of the Organizational Documents of the Company in form and substance reasonably satisfactory to the Administrative Agent and (3) any other documentation reasonably requested by the Administrative Agent evidencing that the Credit Parties collectively own all Equity Interests of the Company;
(iv)each Term Loan Note requested by a Lender in accordance with Section 2.7(b), if any; and

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(v)the Payment Letters.
(b)Secretary’s Certificate and Attachments. The Administrative Agent shall have received a duly executed certificate from the secretary, assistant secretary or another officer of each Credit Party, together with all applicable attachments, certifying as to the following:
(i)Organizational Documents. Attached thereto is a copy of each Organizational Document of such Credit Party and, to the extent applicable, certified as of a recent date by the appropriate governmental official, if applicable, each dated the Closing Date or a recent date prior thereto.
(ii)Signature and Incumbency. Set forth therein are the signature and incumbency of the officers or other authorized representatives of such Credit Party executing the Credit Documents to which it is a party.
(iii)Resolutions. Attached thereto are copies of resolutions of the Board of Directors of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date as being in full force and effect without modification or amendment.
(iv)Good Standing Certificates. Attached thereto is a good standing certificate (or, if applicable, such other comparable certificate) from the applicable Governmental Authority of such Credit Party’s (x) jurisdiction of incorporation, organization or formation and (y) any applicable jurisdiction described in Section 4.1(c), each dated a recent date prior to the Closing Date.
(c)Solvency Certificate. The Administrative Agent shall have received a duly executed Solvency Certificate.
(d)Securities Purchase Agreement; Equity Contribution. (i) The purchase and sale of the Securities (as defined in the Securities Purchase Agreement) shall have been consummated in accordance with the terms of the Securities Purchase Agreement and (ii) the Borrower shall have acquired, directly or indirectly, all of the issued and outstanding Equity Interests of the Company (x) pursuant to the Securities Purchase Agreement and (y) by virtue of the contribution by Iridium to the Borrower of all of the Equity Interests of the Company owned by Iridium immediately prior to the Closing Date.
(e)Legal Opinion. The Administrative Agent and its counsel shall have received duly executed copies of the favorable written opinion of Milbank LLP, counsel for the Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Closing Date (and each Credit Party hereby instructs such counsel to deliver such opinion to the Agents and the Lenders).
(f)Fees and Expenses. The Borrower shall have paid to the Administrative Agent and the Collateral Agent the fees payable to each such Person on the Closing Date referred to in Section 2.11 to the extent due and payable on the Closing Date and the reasonable and documented out of pocket expenses of each such Person referred to in Section 10.2(a) to the extent due and payable on the Closing Date and invoiced at least three Business Days prior to the Closing Date.
(g)Representations and Warranties. As of the Closing Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (except for those representations and warranties that are conditioned by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except for those representations and warranties that are conditioned by materiality or Material Adverse Effect which shall have been true and correct in all respects) on and as of such earlier date.

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Without limiting the generality of the provisions of Section 9.3(e), for purposes of determining compliance with the conditions specified in this Section 3.2, each Lender that has been deemed to have made a Term Loan shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender upon the occurrence of the Closing Date under the Securities Purchase Agreement.
SECTION 4REPRESENTATIONS AND WARRANTIES
In order to induce the Lenders and each Agent to enter into this Agreement and to make the Term Loans on the Closing Date, each Credit Party represents and warrants to the Lenders and the Agents, on the Closing Date, as follows (it being understood and agreed that the representations and warranties made on the Closing Date are also deemed to be made concurrently with the consummation of the transactions contemplated by this Agreement to occur on the Closing Date):
4.1Organization; Required Power and Authority; Qualification. Each of the Borrower and its Subsidiaries:
(a)is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization,
(b)has all requisite corporate (or equivalent) power and authority to own and operate its properties, to lease the property it operates as lessee, and to carry on its business as now conducted and as proposed to be conducted, and
(c)is qualified to do business and in good standing in every other jurisdiction not described in clause (a) above where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified, in good standing or having the requisite corporate (or equivalent) power and authority to operate, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.
4.2Equity Interests and Ownership. The Pledged Equity includes all Equity Interests in the Company and the Guarantors, and such Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement (including preemptive rights) to which any Credit Party or the Company is a party, and all issued and outstanding Equity Interests of each Credit Party and the Company are free and clear of all Liens other than those in favor of the Collateral Agent. Schedule 4.2 correctly sets forth the ownership interests of each Credit Party and its Subsidiaries as of the Closing Date, after giving effect to the transactions contemplated by this Agreement to occur on the Closing Date. The Guarantors collectively constitute each Subsidiary of the Borrower that owns, directly or indirectly, Equity Interests in the Company.
4.3Due Authorization. Each Credit Party has full right, power and authority to enter into this Agreement and the other Credit Documents executed by it, to make the borrowings herein provided for (with respect to the Borrower), to issue its Term Loan Notes (with respect to the Borrower), if any, to grant to the Collateral Agent the Liens described in the Collateral Documents executed by such Credit Party, and to perform all of its obligations hereunder and under the other Credit Documents executed by it. The execution, delivery and performance by each Credit Party of each Credit Document to which each Credit Party is or will be a party have been duly authorized, executed, and delivered by such Person.
4.4No Conflict. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any of the Organizational Documents of the Borrower or any of its Subsidiaries or otherwise require any approval of any stockholder, member or partner of the Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date; (b) violate any material provision of any material Law, judgment, injunction, order or decree applicable to or otherwise binding

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on the Borrower or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent on behalf of the Secured Parties); (d) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, or otherwise require any approval or consent of any Person under, any Contractual Obligation of the Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date or except where any such conflict, breach, default or the failure obtain any such approval or consent, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect; (e) result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties except where any such default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect; or (f) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, or otherwise require any approval or consent of any Person under, the Iridium Credit Agreement. Each of the Credit Parties and its Subsidiaries has been designated as an “Unrestricted Subsidiary” under the Iridium Credit Agreement.
4.5Governmental Consents. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, authorization, consent, license or exemption from, or filing or registration with, or notice to, or other action to, with or by, any Governmental Authority, nor any approval or consent of, or notice to, any other Person, except (a) such as have been obtained and are in full force and effect, (b) for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date or (c) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
4.6Binding Obligation. Each Credit Document is the legal, valid and binding obligation of such Credit Party that is a party thereto, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
4.7[Reserved].
4.8[Reserved].
4.9[Reserved].
4.10[Reserved].
4.11[Reserved].
4.12[Reserved].
4.13[Reserved].
4.14[Reserved].
4.15[Reserved].
4.16Investment Company Regulation. Neither the Borrower nor any of its Subsidiaries is an “investment company”, a company “controlled” by an “investment company”, a “subsidiary” of an “investment company”, or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended.

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4.17Margin Stock. Neither the Borrower nor any of its Subsidiaries is or will be engaged in the business of purchasing or carrying any Margin Stock or extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of any Credit Extension made to or for the benefit of any Credit Party will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors.
4.18[Reserved].
4.19[Reserved].
4.20[Reserved].
4.21Solvency. The Credit Parties are and, upon the making of the Term Loans on the Closing Date, will be, taken as a whole, Solvent, and no transfer of property is being made by any Credit Party and no obligation is being incurred by any Credit Party in connection with the transactions contemplated by this Agreement or the other Credit Documents with the intent to hinder, delay or defraud either present or future creditors of such Credit Party.
4.22[Reserved].
4.23[Reserved].
4.24[Reserved].
4.25Collateral. The security interest of the Collateral Agent in the Collateral granted under the applicable Collateral Document executed by a Credit Party, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to the Collateral Agent of any Collateral required to be delivered pursuant to the applicable Collateral Documents), constitutes a valid, First Priority security interest in and continuing Lien (subject to Permitted Liens) on all of such Credit Party’s right, title and interest in, to and under the Collateral described therein, and upon the proper filing of an appropriate UCC financing statement on such Credit Party in the applicable filing office, such security interest granted by such Credit Party shall be perfected to the extent a security interest may be perfected by the filing of a UCC financing statement, as applicable.
4.26Jurisdiction of Organization; Chief Executive Office; Etc. Schedule 4.26 lists each Credit Party’s jurisdiction of organization, legal name, chief executive office, principal or sole place of business and registered office (if applicable) as of the Closing Date.
SECTION 5AFFIRMATIVE COVENANTS
Until payment in full of all Obligations (other than Remaining Obligations), each Credit Party shall, and shall cause its Subsidiaries to:
5.1Financial Statements and Other Reports and Notices. Deliver to the Administrative Agent and the Lenders (a) concurrently with the delivery thereof under the Company Credit Agreement and at the times required by the Company Credit Agreement, all documentation required to be delivered to the Lenders (as defined in the Company Credit Agreement) pursuant to Section 5.1 of the Company Credit Agreement, as the same may be amended, modified or waived from time to time, (b) written notice promptly upon (and in any event within three Business Days of) the occurrence of any Default or Event of Default hereunder, (c) promptly following the receipt thereof, copies of any notice of default or event of default received from the administrative agent or any lender under the Company Credit Agreement, (d) promptly following the execution and delivery thereof, a copy of any amendment, modification or waiver of the Company Credit Agreement, and (e) promptly following any request therefor, such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or any Lender.

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5.2Existence. Except as otherwise permitted under Section 6.8 or 6.9, (a) do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, except, in each case, as could not reasonably be expected to result in a Material Adverse Effect, its franchises (other than as set forth below), rights and privileges, authority to do business in its jurisdiction of organization, material licenses, material patents, material trademarks, material copyrights and other material proprietary rights, and (b) become or remain duly qualified and in good standing in each jurisdiction in which its business makes such qualification necessary, except to the extent that the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.
5.3Payment of Taxes and Claims. Pay all applicable income Taxes and other material Taxes, assessments and governmental charges and levies imposed upon it before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by applicable Law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid if it is being Properly Contested.
5.4Maintenance of Properties; Permits.
(a)Maintain or cause to be maintained, its property, plant and equipment and all its other properties which are necessary or useful in the proper conduct of its business in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and make all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto so that at all times such property, plant, equipment and other properties are reasonably preserved and maintained, and comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except, in each case, where the failure to do so could not be reasonably expected to have a Material Adverse Effect.
(b)Obtain and maintain in full force and effect (or, where appropriate, renew prior to expiration), and timely take all material steps required to renew, all material permits and licenses required to be obtained by or on behalf of a Credit Party under applicable law that is required for the ownership and operation of the business of such Credit Party.
5.5Insurance. Maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, D&O insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons engaged in similar businesses, in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, but in any event, as required by Law. Without limiting the generality of the foregoing, Borrower and its Subsidiaries will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons engaged in similar businesses.
5.6Books and Records. Keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all material dealings and transactions in relation to its business and activities.
5.7Compliance with Laws.
(a)Generally. Comply, in all material respects, with all applicable material laws, statutes, regulations and orders of, and all applicable material restrictions imposed by, all Governmental Authorities (including in respect of the conduct of their businesses and the ownership of their property, including all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and property currently owned, leased, managed or operated, or to be

30

acquired, by such Person), except such noncompliance as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(b)Anti-Corruption Laws, AML and Anti-Terrorism Laws, Sanctions and Trade Controls. Comply in all material respects with all applicable Anti-Corruption Laws, AML and Anti-Terrorism Laws, Sanctions and Trade Controls, and not engage in any activity that could result in any Person, including any party to this Agreement, being in violation of Sanctions or Trade Controls or becoming a Sanctioned Person.
5.8Environmental. Promptly take any and all actions necessary to (a) cure any actual or alleged violation of applicable Environmental Laws by such Person or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) make an appropriate response to any Environmental Claim against such Person or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.9Further Assurances. At any time or from time to time upon the request of the Administrative Agent, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by all of the outstanding Equity Interests of each Subsidiary of Borrower.
5.10ERISA Compliance. Do and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Employee Benefit Plan in compliance with the applicable provisions of ERISA, the Code and other federal or state Law; (b) cause each Employee Benefit Plan that is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Pension Plan or Multiemployer Plan; except, in each case, to the extent a failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 6NEGATIVE COVENANTS
Until payment in full of all Obligations (other than Remaining Obligations), no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly:
6.1Indebtedness. Create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, or otherwise permit to exist, any Indebtedness, except:
(a)the Obligations;
(b)solely with respect to the Company Parties, Indebtedness that may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal, bid or similar obligations (but not with respect to letters of credit) or in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, in each case, to the extent incurred in the Ordinary Course of Business;
(c)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business; provided that such Indebtedness is extinguished within ten (10) Business Days after its incurrence;

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(d)solely with respect to the Company Parties, endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the Ordinary Course of Business;
(e)solely with respect to the Company Parties, Indebtedness arising as a direct result of judgments, orders, awards or decrees against Borrower or any of its Subsidiaries, in each case, not constituting an Event of Default;
(f)Indebtedness representing any Taxes to the extent such Taxes are not yet delinquent or are being Properly Contested;
(g)solely with respect to the Company Parties, Indebtedness under the Company Credit Agreement (as in effect on the Closing Date, it being understood that a refinancing of the Company Credit Agreement shall not be permitted pursuant to this Section 6.1);
(h)solely with respect to the Company Parties, Indebtedness existing on the date hereof; provided that such Indebtedness will only be permitted under this Section 6.1(h) if listed on Schedule 6.1;
(i)solely with respect to the Company Parties, Indebtedness of the Company or any of its Subsidiaries (other than Aireon Belgium) with respect to Capital Leases and Purchase Money Indebtedness, in each case, to acquire any assets if each of the following conditions is satisfied: (i) the total outstanding amount of Purchase Money Indebtedness and obligations in respect of Capital Leases incurred by the Company and its Subsidiaries does not, as of any date, exceed an aggregate amount equal to $2,000,000, (ii) such Purchase Money Indebtedness and obligations in respect of Capital Leases will be unsecured or will be secured only by the specific property acquired or leased (except for additions and accessions to such assets, replacements and products thereof and customary security deposits); provided that individual financings of assets provided by one lender may be cross collateralized to other financings of assets provided by such lender, (iii) the principal amount of such obligations in respect of Capital Leases or Purchase Money Indebtedness will not, at the time of the incurrence thereof, exceed the value of the property so acquired or leased, and (iv) such Indebtedness is incurred prior to or within 270 days after the acquisition, construction, lease or improvement of the applicable asset;
(j)Shareholder Subordinated Financing of the Company or any of its Subsidiaries in an aggregate principal amount not to exceed $30,000,000 at any time; provided that such financing is funded solely with the proceeds of Internally Generated Cash (as defined in the Iridium Credit Agreement, as in effect on the date hereof);
(k)solely with respect to the Company Parties, guaranties by any Company Party of Indebtedness and obligations permitted under this Section 6.1;
(l)[reserved];
(m)Indebtedness consisting of (i) treasury management services (including treasury, depository, credit, debit card, electronic funds transfer, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) and (ii) other demand deposit or operating account relationships, foreign exchange facilities and merchant services;
(n)[reserved];
(o)solely with respect to the Company Parties, other Indebtedness in an aggregate principal amount at any time outstanding not to exceed $1,000,000;
(p)solely with respect to the Company Parties, bank guarantees or letter of credit arrangements issued pursuant to the requirements of commercial contracts in the Ordinary Course of Business;
(q)[reserved];

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(r)[reserved]; and
(s)Indebtedness issued, incurred or otherwise obtained by any Company Party (including by means or the extension or renewal of existing Indebtedness) (each a “Permitted Refinancing”) in exchange for, or to extend, renew, replace, repurchase retire or refinance, in whole or in part, any Indebtedness referenced in Section 6.1(h), 6.1(i) or this 6.1(s) (it being understood and agreed that the Term Loans deemed made under this Agreement shall not be exchanged, extended, renewed, replaced, retired or refinanced, in whole or part pursuant to a Permitted Refinancing); provided that:
(i)such Indebtedness shall not have a greater principal amount than the principal amount (or accreted value, if applicable) of the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby plus accrued interest, fees, premiums (if any) and penalties thereon and other reasonable amounts paid, and fees and expenses associated with the extension, renewal, replacement, repurchase, retirement or refinancing plus an amount equal to any existing commitments unutilized thereunder;
(ii)the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on the date such Indebtedness is issued, incurred or obtained;
(iii)such Indebtedness shall not at any time be incurred or guaranteed by any Person other than a Person that is an obligor or guarantor of the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby;
(iv)if secured, such Indebtedness shall not be secured by property other than property securing the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby, and, if applicable, any after-acquired property that is affixed or incorporated into such assets and the proceeds and products thereof;
(v)such Indebtedness (A) shall have a final scheduled maturity date no earlier than the then-final scheduled maturity date of the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby and (B) shall have a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby (excluding the effects of nominal amortization in the amount of no greater than one percent per annum of the original stated principal amount of such Indebtedness on the date of incurrence thereof);
(vi)except as otherwise expressly set forth herein, the other terms of such Indebtedness (other than pricing) shall be, when taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than those applicable to the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby.
(i)The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.1.
6.2Liens. Directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien that names it or any of its Subsidiaries as debtor or any of the Collateral as collateral, with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof) except:

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(a)Liens in favor of the Collateral Agent for the benefit of the Secured Parties granted pursuant to any Credit Document;
(b)each of the following Liens, excluding any such Lien imposed by any section of ERISA:
(i)solely with respect to the Company Parties, liens securing the Company Credit Agreement (as in effect on the Closing Date);
(ii)[reserved];
(iii)Liens for Taxes not required to be paid pursuant to Section 5.3 and statutory Liens for Taxes not yet due and payable;
(iv)solely with respect to the Company Parties, statutory or common law Liens of landlords, sub-landlords, bailees, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors, workers or other like Liens incurred in the Ordinary Course of Business or other customary Liens (other than in respect of Indebtedness) in favor of landlords in the Ordinary Course of Business, so long as, in each case, such Liens (A) do not in the aggregate materially detract from the value of the property of the Borrower and its Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of such companies, taken as a whole and (B) do not secure obligations that are past due (except to the extent Properly Contested);
(v)solely with respect to the Company Parties, Liens (other than Liens imposed by ERISA) consisting of (A) pledges or deposits in the Ordinary Course of Business and securing obligations that are not past due in connection with workers’ compensation, social security or similar laws or unemployment and (B) pledges and deposits in the Ordinary Course of Business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Subsidiaries;
(vi)solely with respect to the Company Parties, Liens consisting of pledges or deposits to secure the performance of bids, trade contracts, utilities, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the Ordinary Course of Business, so long as (A) any Liens that secure surety bonds attach only to the contracts and associated properties in respect of which such surety bonds are posted and, as to any other properties, such Liens are junior to the Liens in favor of the Collateral Agent on the same properties that constitute Collateral under the Collateral Documents, and (B) no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;
(vii)solely with respect to the Company Parties, covenants, conditions, easements, rights-of-way, building codes, restrictions (including zoning restrictions), encroachments, licenses, protrusions and other similar encumbrances and minor title defects or survey matters incurred in the Ordinary Course of Business, in each case affecting Real Estate Assets, that are not substantial in amount, are not for the payment of money, that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and that do not materially detract from the value of such Real Estate Assets, and any Liens, encumbrances or similar items set forth in any title policy issued to and accepted by the Administrative Agent or the Collateral Agent in connection any Real Estate Assets pledged under the Credit Documents;
(viii)solely with respect to the Company Parties, Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;
(ix)Liens in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a

34

financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions and do not secure Indebtedness for borrowed money;
(x)solely with respect to the Company Parties, (A) any interest or title of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, licenses or sublicenses entered into by the Company Parties in the Ordinary Course of Business or not otherwise materially interfering with the Company Parties’ business taken as a whole and (B) licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons in the Ordinary Course of Business or not otherwise materially interfering with Company Parties’ business taken as a whole;
(xi)Liens that are contractual rights of set-off or rights of pledge (A) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness, or (B) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of the Borrower or any of its Subsidiaries;
(xii)[reserved];
(xiii)solely with respect to the Company Parties, ground leases in respect of Real Estate Assets on which facilities owned or leased by the Company or any of its Subsidiaries are located;
(xiv)solely with respect to the Company Parties, (A) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (B) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;
(xv)solely with respect to the Company Parties, Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;
(xvi)solely with respect to the Company Parties, Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(xvii)solely with respect to the Company Parties, Liens deemed to exist in connection with investments in repurchase agreements meeting the requirements of Cash Equivalents;
(xviii)solely with respect to the Company Parties, Liens on cash or Cash Equivalents securing obligations under Swap Contracts permitted hereunder;
(xix)solely with respect to the Company Parties, Liens consisting solely of an agreement to Dispose of property or assets permitted by this Agreement; and
(xx)solely with respect to the Company Parties, Liens in favor of any Company Party securing intercompany Indebtedness permitted hereunder;
(c)solely with respect to the Company Parties, Liens existing on the Closing Date; provided that any Lien shall only be permitted to the extent such Lien exists on the Closing Date and any modifications, replacements, renewals, restructurings, refinancings or extensions thereof; provided further that the Lien does not extend to any additional property other than after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.1(h) and proceeds and products thereof;

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(d)solely with respect to the Company Parties, Liens (i) securing judgments or orders for the payment of money not constituting an Event of Default under Section 8.1(h), and (ii) arising out of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made;
(e)[reserved];
(f)[reserved];
(g)solely with respect to the Company Parties, Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Subsidiaries in the Ordinary Course of Business;
(h)solely with respect to the Company Parties, Liens deemed to exist in connection with Investments in repurchase agreements under Section 6.6 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the Ordinary Course of Business and not for speculative purposes;
(i)solely with respect to the Company Parties, Liens on cash collateral or other deposits in respect of letters of credit or bank guaranties entered into in the Ordinary Course of Business; and
(j)solely with respect to the Company Parties, other Liens not specifically listed above which secure obligations (other than Indebtedness for borrowed money) not exceeding $1,000,000 in the aggregate at any one time outstanding.
6.3[Reserved].
6.4Restricted Payments. Declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment except that, without duplication:
(a)each member of the Aireon Group (other than the Borrower) may make Restricted Payments to any other member of the Aireon Group;
(b)solely with respect to each Company Party (other than the Company), Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Company Party to the holders of its existing Equity Interests;
(c)[reserved];
(d)solely with respect to each Company Party, to the extent constituting Restricted Payments, such Company Party may enter into and consummate transactions permitted by any provision of Section 6.11(e);
(e)Restricted Payments to return cash capital contributed for liquidity or working capital purposes to any member of the Aireon Group from any member of the Iridium Parent Group after the Closing Date on a dollar for dollar basis; provided that (i) such Restricted Payment is permitted pursuant to the Company Credit Agreement and (ii) at the time of such Restricted Payment and after giving effect thereto, no Default or Event of Default shall exist;
(f)[reserved]; and
(g)[reserved].
6.5[Reserved].

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6.6Investments. Make or own any Investment in any Person except Investments in or constituting:
(a)cash and Cash Equivalents;
(b)solely with respect to the Company Parties, promissory notes, securities and other non-cash consideration received in connection with Dispositions permitted by Section 6.9;
(c)solely with respect to the Company Parties, accounts receivable arising and trade credit granted in the Ordinary Course of Business, and payable or dischargeable in accordance with customary terms;
(d)solely with respect to the Company Parties, Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors in the Ordinary Course of Business, or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;
(e)solely with respect to the Company Parties, Investments made in the Ordinary Course of Business consisting of negotiable instruments held for collection in the Ordinary Course of Business and lease, utility and other similar deposits in the Ordinary Course of Business;
(f)solely with respect to the Company Parties, Investments in Swap Contracts permitted under Section 6.1;
(g)[reserved];
(h)solely with respect to the Company Parties, Investments existing on the date hereof or made pursuant to legally binding written contracts in existence on the date hereof and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this Section 6.6(h) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by another clause of this Section 6.6;
(i)[reserved];
(j)[reserved];
(k)solely with respect to the Company Parties, Guarantees constituting Indebtedness permitted by Section 6.1 to the extent such Indebtedness is incurred by a Company Party;
(l)Investments made by a Credit Party to or in any Aireon Group Member, provided, however, that in the case of any such Investment made by a Credit Party in a Company Party, (i) such Investment is funded solely with the net cash proceeds received by the Borrower from an equity issuance to or capital contribution from any member of the Iridium Parent Group with the proceeds of Internally Generated Cash (as defined in the Iridium Credit Agreement, as in effect on the date hereof) of the Iridium Parent Group and (ii) such Investment is applied solely to fund working capital needs, including any mandatory payments under the Company Credit Agreement when due;
(m)[reserved];
(n)[reserved];
(o)[reserved]; and
(p)other Investments in an amount not to exceed $2,500,000 in the aggregate at any time outstanding.

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Notwithstanding the foregoing, in no event shall any Credit Party or any of its Subsidiaries make any Investment which results in or facilitates in any manner any payment or obligation to a member of the Iridium Parent Group not otherwise permitted under the terms of Section 6.11(e).
6.7[Reserved].
6.8Fundamental Changes. Merge, dissolve, liquidate, consolidate or amalgamate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (a) any Guarantor may be merged or amalgamated with or into any other Credit Party, or be liquidated, wound up or dissolved, or all or any part of its property or assets may be conveyed, sold, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Credit Party, provided that (i) the Borrower provides written notice to the Administrative Agent at least 10 days prior to the occurrence of such transaction, (ii) in any such transaction involving the Borrower, the Borrower is the surviving entity and (iii) the Credit Parties take such action and execute and deliver to the Collateral Agent such documents, in each case, as the Collateral Agent may reasonably request in order to maintain a first priority perfected security interest in the Collateral and otherwise not adversely impact the rights and remedies of the Collateral Agent under the Credit Documents, and (b) any Subsidiary of Aireon LLC may be merged or amalgamated with or into any other Company Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Company Party, including, without limitation, mergers or amalgamations of the Subsidiaries of Aireon LLC for tax purposes; provided further that in no event shall any transaction pursuant to this Section 6.8 involving a Credit Party or any of its Subsidiaries directly or indirectly effect a transaction otherwise prohibited hereunder, including pursuant to Sections 6.4, 6.9 or 6.11.
6.9Dispositions. Sell, lease or sub-lease (as lessor or sublessor), sell and leaseback, assign, convey, license (as licensor or sublicensor), transfer or otherwise dispose to, or exchange any property with (any of the foregoing, a “Disposition”), any Person, in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any Subsidiary of the Borrower, except:
(a)Dispositions of cash and Cash Equivalents in the Ordinary Course of Business to the extent not prohibited under this Agreement;
(b)in the case of the Company Parties, Dispositions of inventory and goods held for sale in the Ordinary Course of Business;
(c)the sale or discount, in each case without recourse and in the Ordinary Course of Business, by the Company or any of its Subsidiaries of accounts receivable or notes receivable arising in the Ordinary Course of Business, but only in connection with the compromise or collection thereof or in connection with the bankruptcy or reorganization of the applicable account debtors and dispositions of any securities received in any such bankruptcy or reorganization;
(d)solely with respect to any Company Party, Dispositions of used, worn out, obsolete or surplus equipment and Dispositions of property no longer used or useful in the conduct of the business of such Company Party;
(e)Dispositions of assets subject to a Casualty/Condemnation Event so long as the Net Cash Proceeds thereof, if any, are applied as required pursuant to the Company Credit Agreement (as in effect on the Closing Date);
(f)[reserved];

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(g)solely with respect to any Company Party, the license or sublicense of Intellectual Property in the Ordinary Course of Business;
(h)solely with respect to any Company Party, the lapse or abandonment in the Ordinary Course of Business of any registrations or applications for registration of any immaterial intellectual property, and the lapse or abandonment of, or termination of any license or sub-license for, Intellectual Property to the extent such lapse, abandonment or termination does not affect any Intellectual Property necessary for, or material to, the conduct of such Company Party’s business;
(i)solely with respect to any Company Party, licenses and sublicenses, in each case to the extent they are non-exclusive, and leases or subleases granted to third parties, in each case, (i) in the Ordinary Course of Business and not interfering in any material respect with the business of such Company Party or (ii) made in connection with the settlement of litigation or other claims with respect to infringement on such Company Party’s or Subsidiary’s rights to Intellectual Property;
(j)the surrender or waiver of contractual rights or the settlement, release or surrender of contract or tort claims in the Ordinary Course of Business;
(k)solely with respect to any Company Party, Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
(l)solely with respect to any Company Party, Dispositions permitted by Sections 6.4, 6.6 and 6.8 and Liens permitted by Section 6.2;
(m)[reserved]; and
(n)[reserved].
Notwithstanding the foregoing, in no event shall the Borrower or any of its Subsidiaries make any Dispositions to a Subsidiary that is not a Credit Party unless such Disposition constitutes an Investment permitted pursuant to Section 6.6.
6.10[Reserved].
6.11Transactions with Affiliates. Enter into, renew, extend, be a party to or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower, whether or not in the Ordinary Course of Business; provided that the foregoing restriction shall not apply to:
(a)any transaction solely between or among Company Parties;
(b)solely with respect to the Company Parties, reasonable and customary indemnities provided to officers, employees and members of the Board of Directors of the Company Parties;
(c)solely with respect to the Company Parties, reasonable and customary employment, compensation and severance arrangements for officers and other employees of the Company Parties entered into in the Ordinary Course of Business and transactions pursuant to stock option plans and employee benefit plans and arrangements;
(d)Shareholder Subordinated Financing to the extent permitted under Section 6.1(j) and Restricted Payments to the extent permitted under Section 6.4 (other than Section 6.4(d)) and Investments to the extent permitted under Section 6.6;

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(e)transactions pursuant to agreements, instruments or arrangements in existence on the Closing Date and set forth on Schedule 6.11; provided that in no event shall such transactions result in any payment or other consideration to be provided to any member of the Iridium Parent Group except to make payments for services provided to the Borrower and its Subsidiaries by Iridium Holdings (or any of its Subsidiaries) pursuant to agreements existing on the Closing Date and in such amounts, in each case, as set forth on Schedule 6.11;
(f)the issuance and sale of Equity Interests by the Borrower to the extent the proceeds thereof are applied in accordance with the requirements of Section 6.6(l) or applied to repay the Obligations;
(g)[reserved];
(h)[reserved]; and
(i)transactions entered into from and after the Closing Date in the Ordinary Course of Business with any Affiliate other than a member of the Iridium Parent Group on terms substantially as favorable to a Credit Party as would be obtainable by such Credit Party at the time in a comparable arm’s-length transaction with a Person other than an Affiliate.
6.12Conduct of Business. Engage in any business other than the businesses engaged in thereby on the Closing Date and businesses reasonably complementary, related or ancillary thereto or reasonable extensions thereof; provided that in no event shall the Aireon Group engage in any transaction that would materially change the operations or businesses of the Aireon Group, taken as a whole, from such operations or businesses undertaken by the Aireon Group as of the Closing Date.
6.13Permitted Activities of Credit Parties. Notwithstanding anything to the contrary contained herein, no Credit Party shall:
(a)incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Obligations or as otherwise expressly permitted pursuant to Section 6.1;
(b)create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than Liens securing the Obligations or as otherwise expressly permitted pursuant to Section 6.2;
(c)directly or indirectly sell or otherwise dispose of any Equity Interests owned by any Credit Party;
(d)create or acquire any direct Subsidiary or make or own any direct Investment in any Person other than in the Company and cash and Cash Equivalents; or
(e)engage in any business or activity or own any material assets other than, in each case, (i) its ownership of the Equity Interests of the Company and each Guarantor (as in effect on the Closing Date) and activities incidental thereto, including payment of dividends and other amounts in respect of its Equity Interests, in each case, not prohibited pursuant to this Agreement, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), and (iii) the performance of its obligations as a Credit Party, (iv) making contributions to the capital of its Subsidiaries solely to the extent permitted hereunder, (v) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of the Iridium Parent Group and their Subsidiaries so long as no payments or other consideration are paid to the Iridium Parent Group except to the extent otherwise permitted hereunder, (vi) making of any Restricted Payments expressly permitted to be made by the Credit Parties pursuant to this Agreement, (vii) executing, delivering and the performance of rights and obligations under the Credit Documents to which it is a party, (viii) [reserved], (ix) making capital contributions to the Company to the extent otherwise expressly permitted hereunder, (x) holding any cash or property received in connection with Restricted Payments made by the Company in accordance with Section 6.4 pending application thereof by the Credit Parties, (xi) providing indemnification to officers, managers and directors and (xii) any activities incidental or reasonably related to the foregoing.

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6.14[Reserved].
6.15[Reserved].
6.16[Reserved].
6.17[Reserved].
6.18Change in Legal Name or Jurisdiction. Change its legal name or jurisdiction of organization of any Credit Party or the Company unless (a) the Borrower provides written notice to the Administrative Agent and Collateral Agent no later than ten (10) Business Days (or such shorter period of time as the Administrative Agent, acting at the direction of the Required Lenders, may agree) prior to such change, (b) the Administrative Agent (acting at the direction of the Required Lenders) provides prior written consent in case of a change in jurisdiction of organization to a jurisdiction that is outside of the United States, and (c) each Credit Party shall take all actions necessary (or reasonably requested by the Collateral Agent) to grant and to perfect a First Priority Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, under the Collateral Documents (but subject to any limitations sets forth therein) in such Credit Party’s portion of the Collateral and deliver such other documents, instruments, agreements, certificates or legal opinions in connection therewith.
SECTION 7GUARANTY
7.1Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)(collectively, the “Guaranteed Obligations”).
7.2Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors times (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state Law; provided that, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (b) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way

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to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third-party beneficiary to the contribution agreement set forth in this Section 7.2.
7.3Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a proceeding under any Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in such proceeding) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.
7.4Liability of Guarantors Absolute. Each Guarantor agrees that its obligations under this Section 7 are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations (other than Remaining Obligations). In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a)this Guaranty is a guaranty of payment when due and not of collectability;
(b)this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
(c)the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;
(d)the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor to enforce this Guaranty whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;
(e)payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid when due. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
(f)any Beneficiary, upon such terms as it deems appropriate, without notice or demand (except to the extent notice is required to be provided hereunder, in any other Credit Document or under applicable Law) and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other

42

guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its reasonable discretion may determine consistent herewith or with the applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (but so long as such sale is in accordance with applicable Law), and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and
(g)this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than Remaining Obligations) or unless the obligations of the Guarantors are reduced or terminated by the Administrative Agent and applicable Beneficiaries in accordance with the terms of this Agreement), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of any Credit Party and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
7.5Waivers by Guarantors. Each Guarantor hereby waives, to the extent permitted by applicable Law, for the benefit of the Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations (other than Remaining

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Obligations); (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to gross negligence, fraud, bad faith or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction; (e) (i) any principles or provisions of Law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
7.6Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations (other than Remaining Obligations) shall have been paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations (other than Remaining Obligations) shall have been paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than Remaining Obligations) shall not have been finally paid in full, such amount shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof and of the other Credit Documents.
7.7Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
7.8Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

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7.9Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, members of the Board of Directors or any agents acting or purporting to act on behalf of any of them.
7.10Financial Condition of the Borrower. Any Credit Extension may be made to the Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.
7.11Bankruptcy, Etc.
(a)So long as any Guaranteed Obligations (other than Remaining Obligations) remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of the Required Lenders, commence or join with any other Person in commencing any proceeding under any Debtor Relief Law against the Borrower or any other Guarantor. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(b)Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(c)In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
7.12Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or disposition.
7.13[Reserved].

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7.14Maximum Liability. It is the desire and intent of the Guarantors and the Secured Parties that this Guaranty shall be enforced against the Guarantors to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Secured Parties hereunder; provided that nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.
SECTION 8EVENTS OF DEFAULT
8.1Events of Default. The occurrence of any one or more of the following conditions or events shall constitute an “Event of Default”:
(a)Failure to Make Payments When Due. Failure by the Borrower to pay when due any principal of any Term Loan, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise, or within three (3) Business Days after the date when due, to pay any interest on any Term Loan or any fee or any other amount due hereunder or under any other Credit Document; or
(b)Default in Other Agreements. (i) Failure of the Borrower or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of any Material Indebtedness beyond the applicable grace period, if any, provided therefor; or (ii) breach or default by Borrower or any of its Subsidiaries with respect to any other term of any Material Indebtedness or any loan agreement, mortgage, indenture or other agreement relating to such Material Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee on behalf of such holder or holders), to cause, such Material Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness prior to the acceleration of the Term Loans pursuant to Section 8.2; or
(c)Breach of Certain Covenants. Failure of (i) any Credit Party to perform or comply with any term or condition contained in (A) Section 5.1(a), where the failure to deliver the applicable documentation required under such Section continues beyond any cure period applicable to such failure pursuant to the Company Credit Agreement or (B) Sections 5.1(b), 5.1(c), 5.2 (as it relates to the Borrower) or 6 or (ii) Iridium Holdings to comply with any term or condition contained in the Letter Agreement; or
(d)Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Credit Party in any Credit Document (or any document delivered pursuant to a Credit Document) at any time given by such Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be incorrect or misleading in any material respect (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of the date made or deemed made (or if any such representation, warranty or certification relates to an earlier date, as of such earlier date); or
(e)Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any

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such term referred to in any other subsection of this Section 8.1, and such default (the “Specified Default”) shall not have been remedied or waived (i) within ten days in the case of a Specified Default relating to Section 5.1(d) or (e) and (ii) within 30 days in the case of any Specified Default other than a Specified Default relating to Section 5.1(d) or (e), in each case of (i) and (ii), after the earlier of (A) an Authorized Officer of any Credit Party having actual knowledge of such default or (B) receipt by the Borrower of written notice from the Administrative Agent of such default; or
(f)Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state Law; or (ii) an involuntary case shall be commenced against the Borrower or any of its Subsidiaries under any Debtor Relief Law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, receiver and manager, monitor, interim receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged; or
(g)Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such Law, or shall consent to the appointment of or taking possession by a receiver, receiver and manager, trustee or other custodian for all or a substantial part of its property; or the Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; (ii) the Borrower or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; (iii) the Board of Directors of the Borrower or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or (iv) the institution of any filing, application or proceeding against or in respect of any Company Party organized in Canada seeking to adjudicate it an insolvent person, seeking a bankruptcy order under the Bankruptcy and Insolvency Act (Canada), seeking to institute proceedings against it under the Companies’ Creditors Arrangement Act (Canada) or the Winding Up and Restructuring Act (Canada), or seeking any relief under any corporations legislation involving the compromise, settlement, adjustment or arrangement of debt; or
(h)Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in any individual or aggregate proceeding at any time an amount in excess of $5,000,000 (in each case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage, and taking into account any deductibles) shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 45 days (or in any event later than 5 days prior to the date of any proposed sale thereunder); or
(i)Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in a Material Adverse Effect; (ii) there exists any fact or circumstance that results in the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) or 4068 of ERISA on the assets of any member of the Aireon Group which individually or in the aggregate results in or could reasonably be expected to result in a Material Adverse Effect; or (iii) any obligation of a Canadian Subsidiary under any Canadian Pension Plan is not satisfied by such Canadian Subsidiary and such failure to satisfy such obligation would have or would be reasonably expected to have a Material Adverse Effect; or
(j)Change of Control. A Change of Control shall occur; or

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(k)Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) any material provision of the Guaranty for any reason, other than the payment in full of all Obligations (other than Remaining Obligations), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder in writing (other than as a result of the sale or transfer of such Guarantor or as a result of any other transaction permitted hereunder), or (ii) any material provision of this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the payment in full of the Obligations (other than Remaining Obligations) in accordance with the terms hereof), or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien on Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason, (iii) any Credit Party shall contest in writing the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party, or (iv) any Credit Party shall contest in writing the validity or perfection of any Lien on Collateral purported to be covered by the Collateral Documents.
8.2Acceleration. (a) Upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (b) upon the occurrence and continuance of any other Event of Default, at the request of (or with the consent of) the Required Lenders, upon notice to the Borrower by the Administrative Agent:
(i)the aggregate principal of all Term Loans, all accrued and unpaid interest thereon, all fees and all other Obligations under this Agreement and the other Credit Documents, shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Credit Party; and
(ii)the Administrative Agent may (and at the direction of the Required Lenders, shall), and may (and at the direction of the Required Lenders, shall) cause the Collateral Agent to, exercise any and all of its other rights and remedies under applicable Law (including the UCC) or at equity, hereunder and under the other Credit Documents.
8.3Application of Payments and Proceeds. After the acceleration of the principal amount of any of the Term Loans in accordance with Section 8.2, or at the election of the Administrative Agent or the Required Lenders during the continuance of any Event of Default, all payments and proceeds in respect of any of the Obligations received by any Agent or any Lender under any Credit Document, including any proceeds of any sale of, or other realization upon, all or any part of the Collateral, shall be applied as follows:
first, to all fees, costs, indemnities, liabilities, obligations and expenses (other than principal and interest) incurred by or owing to the Administrative Agent or the Collateral Agent with respect to this Agreement, the other Credit Documents or the Collateral and which are payable by the Credit Parties under the Credit Documents;
second, to all fees, costs, indemnities, liabilities, obligations and expenses (other than principal and interest) incurred by or owing to any Lender with respect to this Agreement, the other Credit Documents or the Collateral and which are payable by the Credit Parties under the Credit Documents;
third, to all accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts);
fourth, to the principal amount of the Obligations;
fifth, [reserved];
sixth, to any other Indebtedness or obligations of any Credit Party owing to the Administrative Agent, the Collateral Agent or any Lender under the Credit Documents; and

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seventh, to the Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.
In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Each Credit Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by the Administrative Agent or the Collateral Agent from or on behalf of any Credit Party, and, as between each Credit Party on the one hand and the Administrative Agent, the Collateral Agent and the other Secured Parties on the other, the Administrative Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as the Administrative Agent may deem advisable notwithstanding any previous application by the Administrative Agent.
SECTION 9AGENTS
9.1Appointment and Authority.
(a)Each of the Lenders hereby irrevocably appoints GLAS USA LLC to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints GLAS USA LLC to act on its behalf as the Collateral Agent hereunder and under the other Credit Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly set forth in Sections 9.6(a) and 9.6(b), the provisions of this Section 9.1 are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any of its Subsidiaries shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to an Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. The duties of each of the Administrative Agent and the Collateral Agent under the Credit Documents are solely mechanical and administrative in nature.
(b)Whenever in the administration of the Credit Documents the Administrative Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Administrative Agent (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon instructions from the Required Lenders.
(c)The Administrative Agent may request that the Required Lenders or other parties deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to the Credit Documents.
(d)Money held by the Administrative Agent in trust hereunder need not be segregated from other funds except to the extent required by law. The Administrative Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing.
9.2Rights as a Lender. The Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own Securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries or other

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Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.
9.3Exculpatory Provisions.
(a)No Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent:
(i)shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)shall have any duty to take any discretionary action or exercise any discretionary powers, and all discretionary rights and powers expressly contemplated hereby or by the other Credit Documents shall require that such Agent exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and
(iii)(x) shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and (y) shall be liable for the failure to disclose, any information relating to any Credit Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.
(b)No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.5 and Sections 8.1, 8.2 and 8.3), or (ii) in the absence of its own bad faith, fraud, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default is given to such Agent in writing by the Borrower or a Lender.
(c)No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.
(d)No Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
(e)No Agent shall (i) be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Term Loans or as to the existence or possible existence of any Default or Event of Default or to make any disclosures with respect to the foregoing, or (ii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided).

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(f)In no event shall any Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes, pandemics or epidemics, or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.
9.4Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. Each Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.5Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities as such Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with bad faith, fraud, gross negligence or willful misconduct in the selection of such sub-agents.
9.6Resignation of the Agents; Removal.
(a)Each Agent may resign at any time by notifying the Lenders and the Borrower, no later than 30 days prior to the effective date of such resignation. Each Agent may be removed upon 30 days’ prior notice (the “Removal Effective Date”) by the Required Lenders. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor (in consultation with the Borrower). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent, which shall be a financial institution with an office in New York, New York having a combined capital and surplus that is not less than $500,000,000; provided that in no event shall any such successor Administrative Agent be an Affiliate of any Credit Party. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date, or such removal shall become effective in accordance with such notice on the Removal Effective Date, as applicable.
(b)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents, (except that in the case of any Collateral held by the Collateral Agent on behalf of the Secured Parties, the retiring the Collateral Agent shall continue to hold such Collateral until such time as a successor Collateral Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After

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the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 9.6 and Sections 10.2 and 10.3 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.
9.7Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder. Without limiting the foregoing, each Lender acknowledges and agrees that neither such Lender, nor any of its respective Affiliates, or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the PATRIOT Act or the regulations thereunder, including the regulations contained in 31 C.F.R. 1020.220 (as hereafter amended or replaced, the “CIP Regulations”), or any other AML and Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Credit Parties, their Affiliates or their agents, the Credit Documents or the transactions hereunder or contemplated hereby (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws.
9.8Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.11, 10.2 and 10.3) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
(c)and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11, 10.2 and 10.3.
9.9Collateral Documents and Guaranty.
(a)The Secured Parties irrevocably authorize the Collateral Agent, at its option and in its discretion,
(i)to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document

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(x)    upon payment in full of all Obligations (other than Remaining Obligations), and
(y)    subject to Section 10.5, if approved, authorized or ratified in writing by all of the Lenders;
(ii)[reserved].
The Collateral Agent shall be entitled to request written instructions, or clarification of any instruction, from the Required Lenders (or, if the relevant Credit Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Collateral Agent may refrain from acting unless and until it receives those written instructions or that clarification. In the absence of written instructions, Collateral Agent, as applicable, may act (or refrain from acting) as it considers to be in the best interests of the Lenders. Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.9(a). Upon the occurrence of any of the events specified in Sections 9.9(a)(i)(x), 9.9(a)(i)(y) and 9.9(a)(iii), at the Borrower’s request and sole cost and expense, the Collateral Agent shall execute and deliver to the Borrower such documentation as the Borrower may reasonably request in writing to release the applicable Lien and/or release the applicable Guarantor, as the case may be. In connection with any such request by the Borrower, the Collateral Agent may request, and if requested by the Collateral Agent, the Borrower shall deliver a written certificate of an Authorized Officer certifying that the applicable transaction is permitted under the Credit Documents (and the Collateral Agent may conclusively rely on any such certificate without further inquiry and shall have no liability to any Secured Party or other Person for any inaccuracy or misrepresentation contained therein).
(b)Anything contained in any of the Credit Documents to the contrary notwithstanding, each Credit Party, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.
(c)Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, and neither the Administrative Agent nor the Collateral Agent shall be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agent shall not be bound to examine or inquire into or be liable for any defect or failure in the right or title of the grantors to all or any of the assets whether such defect or failure was known to the Agent or might have been discovered upon examination or inquiry and whether capable of remedy or not. No Agent shall have responsibility for or liability with respect to monitoring compliance of any other party to the Credit Documents or any other

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document related hereto or thereto. No Agent has any duty to monitor the value or rating of any Collateral on an ongoing basis.
(d)[Reserved].
(e)[Reserved].
(f)Notwithstanding anything in the Credit Documents to the contrary, the Collateral Agent shall have no responsibility for the preparation, filing or recording of any instrument, document or financing statement or for the perfection or maintenance of any security interest created hereunder.
9.10[Reserved].
9.11Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender Party hereto, to, and (y) covenants, from the date such Person became a Lender Party hereto to the date such Person ceases being a Lender Party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Credit Documents or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Credit Documents and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Credit Documents, and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Credit Documents and this Agreement satisfies the requirements of sub-sections (b) through (g) of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Credit Documents and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender Party hereto, to, and (y) covenants, from the date such Person became a Lender Party hereto to the date such Person ceases being a Lender Party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Credit Documents and this

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Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).
9.12Erroneous Payments.
(a)If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 5 Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.12 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.12(b).

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For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.12(a) or on whether or not an Erroneous Payment has been made.
(c)Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Credit Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(i)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Term Loans with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Term Loans of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Term Loan Notes evidencing such Term Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Term Loan Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Term Loans subject to the Erroneous Payment Deficiency Assignment.
(ii)Subject to Section 10.6 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Term Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Term Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Term Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Term Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
(d)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender

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or Secured Party, as the case may be) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Credit Parties’ Obligations under the Credit Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Term Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party; provided that this Section 9.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
(e)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(f)Each party’s obligations, agreements and waivers under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender and/or the repayment, satisfaction or discharge of all Obligations or any portion thereof) under any Credit Document.
SECTION 10MISCELLANEOUS
10.1Notices.
(a)Notices Generally. Except as provided in Section 10.1(b) (or as otherwise expressly permitted to be made by email), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by e-mail in accordance with Section 10.1(b) if to an Agent, to it at its address as set forth on Appendix B, or if to a Lender, to it at its address set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications, to the extent provided in Section 10.1(b), shall be effective as provided in Section 10.1(b).
(b)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)Change of Address, Etc. Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.

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(d)Platform.
(i)Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, IntraLinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).
(ii)The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 10.1, including through the Platform.
10.2Expenses. All expenses incurred by the Lenders and the Agents in connection with the initial preparation, negotiation, execution and delivery of this Agreement and the other Credit Documents, including all fees and expenses of the Administrative Agent and the Collateral Agent, shall be paid on the Closing Date as provided under the Securities Purchase Agreement. Following the Closing Date, the Borrower shall pay within 20 days of a written demand therefor:
(a)all reasonable and documented out of pocket expenses incurred by the Lenders, the Agents and their respective Affiliates (including the fees, charges and disbursements of (x) one primary outside legal counsel for the Agents and, if necessary or appropriate, one local counsel in each relevant jurisdiction and (y) outside legal counsel for the Lenders, provided that the Lenders will endeavor in good faith to avoid counsel redundancy in a manner designed to ensure that the aggregate expenses payable under this clause (y) are reasonable), in connection with the administration of this Agreement and the other Credit Documents and any amendments, modifications or waivers of the provisions hereof or thereof and
(b)all reasonable and documented out of pocket expenses incurred by any Agent or any Lender (limited to, in the case of legal expenses, the fees, charges and disbursements of (x) one primary outside legal counsel for the Agents and, if necessary or appropriate, one local counsel in each relevant jurisdiction, (y) outside legal counsel for the Lenders, provided that the Lenders will endeavor in good faith to avoid counsel redundancy in a manner designed to ensure that the aggregate expenses payable under this clause (y) are reasonable) and (z) solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected persons similarly situated, taken as a whole) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section 10.2, or (B) in connection with the Term Loans made hereunder, including all such reasonable and documented out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.
10.3Indemnity; Certain Waivers.
(a)Indemnification by Borrower. The Borrower shall indemnify each Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons and each of their respective Affiliates and officers, directors, employees, agents, advisors and other representatives (each of the foregoing being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee, limited to (w) one counsel for the

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Agents, (x) outside legal counsel for the Lenders; provided that the Lenders will endeavor in good faith to avoid counsel redundancy in a manner designed to ensure that the aggregate expenses payable under this clause (x) are reasonable), (y) if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of such Indemnitees and (z) solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected persons similarly situated, taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any of its Subsidiaries) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or threatened Release of Hazardous Materials on, under, to or from any property at any time owned, leased or operated by the Borrower or any of its Subsidiaries or any of their predecessors, or any environmental liability or Environmental Claim related in any way to the Borrower or any of its Subsidiaries or any of their predecessors or any of their current, future or former Facilities or operations, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not (x) as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (y) a dispute solely among Indemnitees (other than any claim against an Agent in its capacity as such) that does not arise from any act or omission by the Borrower or its Subsidiaries. This Section 10.3(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(b)Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.2 or Section 10.3(a) to be paid by it to an Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against an Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 10.3(b) are subject to the provisions of Section 10.12.
(c)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee or any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages), including, but not limited to, lost profits, even if such loss or damage was foreseeable or it has been advised of the likelihood of such loss or damage and regardless of the form of action, arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.
(d)Payments. All amounts due under Section 10.2 and Section 10.3 shall be payable promptly (and in any event, within 20 days) after written demand therefor and the provision of reasonable documentation and calculations of such amounts.
(e)Survival. Each party’s obligations under Section 10.2 and Section 10.3 shall survive the termination of the Credit Documents and payment of the obligations hereunder.

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10.4Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of any Credit Party against any and all of the obligations of such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.5Amendments and Waivers.
(a)Required Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b), 10.5(c) and 10.5(d), no amendment or waiver of any provision of this Agreement, and no consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrower, (y) in the case of any other waiver or consent, by the Required Lenders (or by the Administrative Agent or the Collateral Agent, as applicable, with the consent of the Required Lenders) and (z) in the case of any other amendment, by the Required Lenders (or by the Administrative Agent or the Collateral Agent, as applicable, with the consent of the Required Lenders) and each Credit Party that is party to the underlying Credit Document, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
(b)Affected Lenders’ Consent. Without prejudice to, and in addition to, any consents required under Section 10.5(a), no amendment, modification, termination or waiver of any term or condition of any Credit Document, or consent to any departure by any Credit Party therefrom, shall:
(i)extend the scheduled final maturity of any Term Loan without the written consent of the Lender holding such Term Loan;
(ii)reduce the principal amount of any Term Loan without the written consent of the Lender holding such Term Loan;
(iii)[reserved];
(iv)waive, reduce or postpone any scheduled repayment (but not mandatory or voluntary prepayment) of the principal amount of any Term Loan without the written consent of the Lender holding such Term Loan;
(v)[reserved];
(vi)reduce any fee or premium payable under any Credit Document without the written consent of the Lender that is entitled to receive such fee or premium;
(vii)extend the time for payment of any interest on any Term Loan without the written consent of the Lender holding such Term Loan; or

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(viii)extend the time for payment of any fee or premium payable under any Credit Document without the written consent of the Lender that is entitled to receive such fee or premium.
(c)Consent of all Lenders. Without the written consent of all Lenders, no amendment, modification, termination or waiver of any term or condition of any Credit Document, or consent to any departure by any Credit Party therefrom, shall:
(i)amend, modify, terminate or waive any term or condition of this Section 10.5 or the definition of “Eligible Assignee”;
(ii)amend, modify, terminate or waive any term or condition of this Agreement or any other Credit Document that expressly provides that the consent of all Lenders is required;
(iii)amend, modify, terminate or waive any provision of the definition of “Required Lenders”, the definition of “Pro Rata Share” or of Section 2.17, Section 8.3 or any other provision that would result in a modification of the pro rata sharing provisions or the application of payments and proceeds;;
(iv)release or subordinate the Liens of the Secured Parties in all or any portion of the Collateral, or release any or all of the Guaranties or subordinate the rights or claims of the Beneficiaries with respect thereto, in each case, except as expressly provided in the Credit Documents as in effect on the Closing Date; provided that, in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Required Lenders pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents as in effect on the Closing Date, only the consent of the Required Lenders will be needed for such release; or
(v)consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.
(d)Other Consents. Without prejudice to, and in addition to, any consents required under Section 10.5(a), no amendment, modification, termination or waiver of any term or condition of any Credit Document, or consent to any departure by any Credit Party therefrom, shall:
(i)[reserved]; or
(ii)amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.
(e)[Reserved].
(f)Guarantees and Collateral Documents. Guarantees, collateral security documents and related documents executed by the Credit Parties or the Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such guarantee, collateral security documents and related documents to be consistent with this Agreement and the other Credit Documents.
(g)Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of, and with the consent of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case

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shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender and other Beneficiary at the time outstanding, each future Lender and other Beneficiary and, if signed by a Credit Party, on such Credit Party.
10.6Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except to an assignee in accordance with the provisions of Section 10.6(b) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Term Loans at the time owing to it); provided that each such assignment shall be subject to the following conditions:
(i)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan assigned;
(ii)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with all forms, certificates or other evidence each assignee is required to provide pursuant to Section 2.20(g) and a processing and recordation fee of $3,500; provided that (A) the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment, (B) the Credit Parties are not responsible for payment of such processing and recordation fee of $3,500, and (C) such processing and recordation fee shall not be payable if such assignment is being made to an Eligible Assignee of the type described in clauses (a) through (d) of the definition of “Eligible Assignee”. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
(iii)No Assignment to Borrower Affiliates. No such assignment shall be made to any member of the Iridium Parent Group or the Aireon Group;
(iv)No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person);
(v)No Assignment to Competitors. No such assignment shall be made to any Competitor;
(vi)[Reserved];
(vii)Consent of Borrower. The prior written consent of the Borrower shall be required for an assignment by a Lender to any Person (other than an Eligible Assignee of the type described in clauses (a) through (d) of the definition thereof); provided that (A) no such consent of the Borrower shall be required while an Event of Default described in Sections 8.1(a), 8.1(f) or 8.1(g) exists and (B) such consent shall not be unreasonably withheld, delayed or conditioned, and shall be deemed to have been given unless the Borrower shall

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have objected to such appointment by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof; and
(viii)[Reserved].
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.6(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.20, 10.2 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.
(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary of the Borrower, shall maintain at the Payment Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts (stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice
10.7Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
10.8Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.20, 10.2 and 10.3 and the agreements of the Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Term Loans and the termination hereof.
10.9No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
10.10Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent or any Lender (or to the Administrative Agent, on behalf of the Lenders), or any Agent or any Lender enforces any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be

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revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
10.11Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
10.12Obligations Several; Independent Nature of the Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
10.13Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
10.14Governing Law. This Agreement and the other Credit Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Credit Document (except, as to any other Credit Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
10.15Consent to Jurisdiction. Each Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that each Agent and any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction. Each Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to herein. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
10.16WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING

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WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.
10.17Confidentiality. Each of the Agents and each of the Lenders (each, a “Lender Party”) shall keep confidential information regarding the Borrower and its Subsidiaries and their business provided to any Lender Party in connection with the negotiation, execution, delivery and administration, of Credit Documents, it being understood and agreed by the Credit Parties that, in any event, each Lender Party (a) may make disclosures of such information (i) to its Affiliates and to such Lender Party’s and its Affiliates’ respective limited partners, employees, legal counsel, independent auditors and other experts or agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential, the disclosing Lender Party shall be liable for any breach of this Section 10.17 by such Persons); (ii) to any actual or potential assignee, transferee of any rights, benefits, interests and/or obligations under this Agreement; (iii) to any rating agency in connection with rating the Borrower or its Subsidiaries or the Term Loans ; (iv) as required or requested by any regulatory authority purporting to have jurisdiction over such Lender Party or its Affiliates (including any self-regulatory authority, such as the NAIC); provided that, unless prohibited by applicable Law or court order, each Lender Party shall make reasonable efforts to notify the Borrower of any request by such regulatory authority (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender Party by such regulatory authority) for disclosure of any such non-public information prior to the actual disclosure thereof; (v) to the extent required by order of any court, governmental agency or representative thereof or in any pending legal or administrative proceeding, or otherwise as required by applicable Law or judicial process; provided that, unless prohibited by applicable Law or court order, each Lender Party shall make reasonable efforts to notify the Borrower of such required disclosure prior to the actual disclosure of such non-public information; (vi) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (vii) for purposes of establishing a “due diligence” defense, (viii) with the consent of the Borrower, or (ix) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section 10.17, (B) becomes available to such Lender Party or any of its Affiliates on a non-confidential basis from a source other than a Credit Party, or (C) is independently developed by such Lender Party; and (b) may disclose the existence of this Agreement and the information about this Agreement to service providers to such Lender Party in connection with the administration and management of this Agreement and the other Credit Documents.
10.18Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable Law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Term Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the stated rates of interest set forth in this Agreement had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury Laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Term Loans made hereunder or be refunded to the Borrower.
10.19No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement

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shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
10.20Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
10.21Integration. This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
10.22No Fiduciary Duty. Each Agent, each Lender and their respective Affiliates (collectively, the “Lender Affiliated Parties”), may have economic interests that conflict with those of the Credit Parties, and each Credit Party acknowledges and agrees (a) nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender Affiliated Parties and each Credit Party, its stockholders or its Affiliates; (b) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lender Affiliated Parties, on the one hand, and each Credit Party, on the other; (c) in connection therewith and with the process leading to such transaction each of the Lender Affiliated Parties is acting solely as a principal and not the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person; (d) none of the Lender Affiliated Parties has assumed an advisory or fiduciary responsibility in favor of any Credit Party with respect to the transactions contemplated hereby or the process leading thereto (regardless of whether any of the Lender Affiliated Parties or any of their respective Affiliates has advised or is currently advising any Credit Party on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents; (e) each Credit Party has consulted its own legal and financial advisors to the extent it deemed appropriate; (f) each Credit Party is responsible for making its own independent judgment with respect to such transactions and the process leading thereto; and (g) no Credit Party will claim that any of the Lender Affiliated Parties has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Credit Party, in connection with such transaction or the process leading thereto.
10.23PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the PATRIOT Act.
10.24Judgment Currency. In respect of any judgment or order given or made for any amount due under this Agreement or any other Credit Document that is expressed and paid in a currency (the “judgment currency”) other than the currency in which it is expressed to be payable under this Agreement or other Credit Document, the party hereto owing such amount due will indemnify the party due such amount against any loss incurred by them as a result of any variation as between (a) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (b) the rate of exchange, as quoted by the Administrative Agent or by a known dealer in the judgment currency that is designated by the Administrative Agent, at which the Administrative Agent or such Lender is able to purchase Dollars with the amount of the judgment currency actually received by the Administrative Agent or such Lender. The foregoing indemnity shall constitute a separate and independent obligation of the applicable party and shall survive any termination of this Agreement and the other Credit Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars.
10.25[Reserved].

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10.26Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an applicable resolution authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an applicable resolution authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable resolution authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
IRIDIUM MONITOR HOLDINGS LLC,
as Borrower
By:    _______________________________
Name:
Title:

NAV CANADA SATELLITE, INC.,
as a Guarantor
By:    _______________________________
Name:
Title:

AIRNAV NORTH ATLANTIC INC.,
as a Guarantor
By:    _______________________________
Name:
Title:

ENAV NORTH ATLANTIC LLC,
as a Guarantor
By:    _______________________________
Name:
Title:

NAVIAIR SURVEILLANCE USA, LLC,
as a Guarantor
By:    _______________________________
Name:
Title:

NATS (USA) INC.,
as a Guarantor
By:    _______________________________
Name:
Title:
[Signature Page to the Credit Agreement]

GLAS USA LLC,
as Administrative Agent and Collateral Agent
By:    _______________________________
Name:
Title:
By:    _______________________________
Name:
Title:

[Signature Page to the Credit Agreement]

NAV CANADA,
as a Lender
By:    _______________________________
Name:
Title:

[Signature Page to the Credit Agreement]

THE IRISH AIR NAVIGATION SERVICE (DBA AIRNAV IRELAND),
as a Lender
By:    _______________________________
Name:
Title:

[Signature Page to the Credit Agreement]

ENAV S.P.A.,
as a Lender
By:    _______________________________
Name:
Title:

[Signature Page to the Credit Agreement]

NAVIAIR SURVEILLANCE A/S,
as a Lender
By:    _______________________________
Name:
Title:

[Signature Page to the Credit Agreement]

NATS (SERVICES) LIMITED,
as a Lender
By:    _______________________________
Name:
Title: